As filed with the Securities and Exchange Commission on July 1, 2011
Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LI3 ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1479	20-3061907
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Av. Pardo y Aliaga 699
Oficina 802
San Isidro, Lima, Peru
(51) 1-212-1880
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:
Luis Saenz
Chief Executive Officer	Adam S. Gottbetter, Esq.
Li3 Energy, Inc.	Gottbetter & Partners, LLP
c/o Gottbetter & Partners, LLP	488 Madison Avenue, 12th Floor
488 Madison Avenue, 12th Floor	New York, NY 10022
New York, NY 10022	(212) 400-6900
(212) 400-6900

(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:   From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	86,965,136 shares	$0.23	$20,001,982	$2,323

(1)
Consists of 41,723,677 issued and outstanding shares of our common stock plus 45,241,459 shares of our common stock issuable upon the exercise of outstanding warrants and other rights.  This registration statement shall also cover any additional shares of our common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the registrant’s common stock as reported by the OTC Bulletin Board on June 29, 2011.  The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 1, 2011

LI3 ENERGY, INC.

Prospectus

86,965,136 Shares
Common Stock

This prospectus relates to the offer and sale of up to 41,723,677 issued and outstanding shares of our common stock, par value $0.001 per share, and 45,241,459 shares of our common stock issuable upon the exercise of outstanding warrants and other rights, by the selling stockholders of Li3 Energy, Inc., a Nevada corporation, named in this prospectus.  The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

We are registering the offer and sale of the common stock to satisfy registration rights we have granted to the selling stockholders.  The distribution of the shares by the selling stockholders is not subject to any underwriting agreement.  We will not receive any proceeds from the sale of the shares by the selling stockholders.  However, we may receive the proceeds from the exercise of the warrants held by the selling stockholders, to the extent the warrants are not exercised on a cashless basis. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is traded on the OTC Bulletin Board under the symbol “LIEG.OB”. On June 30, 2011, the last reported sale price for our common stock was $0.23 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 9 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated ___________, 2011.

TABLE OF CONTENTS

SUMMARY	2
THE OFFERING	7
NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
RISK FACTORS	9
SELLING STOCKHOLDERS	18
USE OF PROCEEDS	33
DETERMINATION OF OFFERING PRICE	33
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	33
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	35
DESCRIPTION OF BUSINESS	44
DESCRIPTION OF PROPERTIES	64
LEGAL PROCEEDINGS	64
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	64
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	68
EXECUTIVE COMPENSATION	71
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	75
PLAN OF DISTRIBUTION	76
DESCRIPTION OF SECURITIES	78
LEGAL MATTERS	83
EXPERTS	83
WHERE YOU CAN FIND MORE INFORMATION	83
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	84
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

SUMMARY

The following summary highlights information contained elsewhere in this prospectus.  Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our consolidated financial statements and the accompanying notes to the consolidated financial statements.

Unless the context indicates otherwise, all references in this registration statement to “Li3 Energy,” “the Company,” “we,” “us” and “our” refer to Li3 Energy, Inc., and its subsidiaries.

Overview

We are an emerging exploration company, focused on the discovery and development of lithium and potassium brine and nitrate and iodine deposits in Chile, Argentina and Peru.

•
In May 2011, we acquired 60% ownership of six companies that collectively own the Maricunga project, which covers an area of approximately 3,553 acres (1,438 hectares), comprising six concessions prospective for lithium and potassium brines, and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile.

•
In August 2010 we acquired 100% ownership of Alfredo Holdings, Ltd. (“Alfredo”), which, through its Chilean subsidiary, Pacific Road Mining Chile S.A. (“PRMC”), had an option to purchase mining concessions on approximately 6,670 acres (2,700 hectares) of mining tenements near Pozo Almonte, Chile (the “Alfredo Property”), prospective for saleable iodine and (aided by the potassium we expect to generate from our prospective lithium brine properties) nitrate products. That option has terminated as a result of our not making the required option payments. As of the date of this Prospectus, we are still in discussions with the owners of Alfredo to reacquire the option to purchase the Alfredo Property on modified terms; however, there can be no assurance that the new option will be executed. We are also actively exploring opportunities to acquire other iodine/sodium nitrate prospects in addition to or in lieu of the Alfredo property; however, there can be no assurance that suitable prospects will be available on terms acceptable to us or that any such acquisition will be successfully completed.

•
In July 2010 we acquired 100% ownership of Noto Energy S.A., an Argentinean corporation (“Noto”), which beneficially owns a 100% interest over 2,995 acres (1,212 hectares) situated on brine salars in Argentina, known as Cauchari.  We are in the process of evaluating the Noto property, but we currently do not anticipate spending material amounts on exploration work with respect to this project over the next 12 months.

•
In February 2010, we acquired 100% of the assets of the Loriscota, Suches and Vizcachas projects located respectively in the Regions of Puno, Tacna and Moquegua, Peru. The assets consist of nine undeveloped mineral claims prospective for lithium and potassium covering a total area of 19,500 acres (7,890 hectares). We continue to evaluate these properties to determine if they meet our criteria, but we currently do not anticipate spending material amounts on exploration work with respect to these projects over the next 12 months.

•	We have determined that other properties we had acquired in Nevada and Argentina do not meet our integration and deposit criteria, and the options for these properties have been terminated.

Each of these acquisitions is described in more detail below.

Strategic Plan

Our strategic plan is to explore and develop our existing projects and to identify opportunities and generate new projects with near-term production potential, with the goal of becoming a company with valuable lithium and other industrial minerals properties.  Our primary objective is to become a low cost lithium producer as well as a significant producer of potassium nitrate. The key to achieving this objective is to become an integrated chemical company through the strategic acquisition and development of lithium assets as well as other assets that have by-product synergies.

We have acquired a 60% interest in the Maricunga project, an advanced lithium and potassium chloride project in Chile, and we continue to explore other lithium and industrial minerals prospects in the region near the Alfredo iodine/nitrate project, which we are in discussions to secure, in order to achieve integration of operations to produce metallurgical grade lithium, commercial grade fertilizer and pharmaceutical grade iodine.

Although we recorded an impairment charge to Alfredo of $4,070,000 during the period ended March 31, 2011, as a result of our not making the required option payments, we continue to negotiate a new option agreement with the owners of Alfredo mining concessions to acquire the concessions.  However, there is no assurance that an agreement will be reached.

Our strategy currently principally involves the exploration of the Maricunga property and the acquisition and exploration of the Alfredo property or another iodine/nitrate property.  On the Maricunga project, we expect to spend approximately $6.0 million of exploration expenses in order to bring Maricunga to the feasibility stage. Provided that we are successful in acquiring the Alfredo Property, we expect to spend approximately $6.3 million of acquisition costs (not including an additional up to $5.5 million payable to the Alfredo Sellers (as defined below) upon certain post-feasibility milestones), and we expect to incur approximately $2.7 million of exploration expenses in order to bring the Alfredo Property to the feasibility stage.  In the event we are unable to acquire the Alfredo Property, we will focus our efforts on the exploration of the Maricunga property, and we are also actively exploring opportunities to acquire other iodine/sodium nitrate prospects in addition to or in lieu of the Alfredo property, although there can be no assurance that suitable prospects will be available on terms acceptable to us or that any such acquisition will be successfully completed.

In order to finance the up to approximately $15 million of expected acquisition and exploration costs outlined above over the next twelve months, as well as to fund the approximately $2.5 million of working capital we expect to require over the next twelve months, we will need to raise a substantial amount of funds through one or more offerings of our debt, equity or convertible securities.   There can be no assurance that such financing will be available, or will be available on acceptable terms, for us to meet these requirements.

In order to acquire the Alfredo Property, we must successfully negotiate a new option or other acquisition agreement.   There can be no assurance that we will be successful in obtaining a new option on, or otherwise acquiring, Alfredo or in financing the cost of acquiring the Alfredo Property or the costs of exploring and developing Maricunga and Alfredo.

We believe that successful execution of this first phase of our strategic acquisition program will establish Li3 Energy as a major holder of prime lithium, iodine and nitrate acreage among junior lithium explorers.

Capital Needs

As described above and as further discussed below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources,” we expect to require an aggregate of approximately $17.5 million over the next twelve months to pay our acquisition, exploration and development costs associated with our projects as well as our currently anticipated general and administrative and other costs.  Furthermore, if we succeed in acquiring any other projects, then we would expect to incur additional financial commitments with respect to such projects.  We plan to seek to raise such capital through additional sales of our equity or debt securities.  There can be no assurance, however, that such financing will be available to us or, if it is available, that it will be available on terms acceptable to us and that it will be sufficient to fund our expected needs.  If we are unable to obtain sufficient financing, we may not be able to proceed with our acquisition, exploration and development plans or meet our ongoing operational working capital needs.

Going Concern

We currently have no sources of recurring revenue, had working capital of $20,926 at March 31, 2011, and have generated net losses of $37,386,124 and negative cash flows from operations of $4,809,444 during the period from June 24, 2005 (inception) through March 31, 2011.

In the course of our exploration and development activities, we have sustained and continue to sustain losses. We do not anticipate positive cash flow from operations before 2013 and cannot predict if and when we may generate profits. In the event that we identify commercial reserves of minerals, we will require substantial additional capital to develop those reserves. We expect to finance our operations primarily through future issuances of securities. However, there exists substantial doubt about our ability to continue as a going concern because there is no assurance that we will be able to obtain such capital, through equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our ultimate capital needs and to support our growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then our operations would be materially negatively impacted.

Our ability to complete additional equity or debt offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of us and the offering terms. In addition, our ability to complete an offering may be dependent on the status of our exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable.

These conditions raise substantial doubt about our ability to continue as a going concern. Our continuation as a going concern is dependent on our ability to meet our obligations and to obtain additional financing as may be required until such time as we can generate sources of recurring revenues and to ultimately attain profitability.  Our consolidated financial statements included in this prospectus have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which implies we will continue to meet our obligations and continue our operations for the next twelve months. Realization values may be substantially different from carrying values as shown, and our consolidated financial statements do not include any adjustments relating to the recoverability or classification of recorded asset amounts or the amount and classification of liabilities that might be necessary in the event we are unable to continue as a going concern. Additionally, our independent registered public accounting firm included an explanatory paragraph in their report on our consolidated financial statements for the year ended June 30, 2010, included in this prospectus, that raises substantial doubt about our ability to continue as a going concern.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, of up to 41,723,677 outstanding shares of our common stock plus 45,241,459 shares of our common stock issuable upon the exercise of our outstanding warrants and other rights by the selling stockholders listed in this prospectus.  This prospectus shall also cover any additional shares of our common stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.  We will receive none of the proceeds from the sale of the shares by the selling stockholders.  However, we may receive the proceeds from the exercise of the warrants held by the selling stockholders, to the extent the warrants are not exercised on a cashless basis. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

The number of shares being offered by this prospectus (including the shares issuable upon exercise of our outstanding warrants) represents approximately 30.1% of our outstanding shares of common stock as of June 30, 2011.

Corporate Information and History

We were incorporated on June 24, 2005, in Nevada as Mystica Candle Corp.  We were originally in the business of manufacturing, marketing and distributing soy-blend scented candles and oils, but we could not continue with those business operations because of a lack of financial results and resources.  We have redirected our focus, therefore, towards identifying and pursuing options regarding the development of a new business plan and direction.

In 2008 we engaged in discussions with NanoDynamics, Inc., a Delaware corporation (“NanoDynamics”), regarding a possible business combination with NanoDynamics, and with the permission of NanoDynamics, we changed our name to NanoDynamics Holdings, Inc. to facilitate these discussions.  We determined not to proceed with that business combination, however.

On October 19, 2009, we changed our name to Li3 Energy, Inc., to reflect our plans to focus our business strategy on the energy sector and related lithium mining opportunities in North and South America.

On February 23, 2010, we acquired 100% of the assets of the Loriscota, Suches and Vizcachas Projects located respectively in the Regions of Puno, Tacna and Moquegua, Peru.  These projects consist solely of mineral claims and have, and have had, no operations or revenues.

Prior to this acquisition, we were a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended).  As a result of the acquisition, we ceased to be a shell company.  Since exiting “shell company” status, we have acquired certain additional assets and entered into certain agreements, as described in this prospectus.

Our principal executive offices are located at Av. Pardo y Aliaga 699, Oficina 802, San Isidro, Lima, Peru, and our telephone number at our principal executive offices is (51) 1-212-1880. Our website address is www.li3energy.com; however, the material included in our website does not constitute a part of this prospectus and should not be relied on by prospective purchasers in the offering. Our fiscal year end is June 30.

All common stock share and per share numbers herein give retroactive effect to our 3.031578-for-1 forward stock split in the form of a dividend which was effected on July 29, 2008, and our 15.625-for-1 forward stock split in the form of a dividend which was effected on November 16, 2009, unless otherwise stated.

Summary Financial Information

The following tables summarize historical financial data regarding our business and should be read together with the information in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

	Fiscal Year Ended June 30,		Nine Months Ended March 31,		June 24, 2005 (inception) Through March 31, 2011
	2010	2009	2011	2010	(unaudited)
			(unaudited)	(unaudited)
Statement of Operations Data

Revenues	$-	$-	$-	$-	$2,278
Gross profit	-	-	-	-	1,096
Total operating expenses	9,816,666	63,364	8,781,684	2,941,345	18,788,330
Unrealized loss – change in fair value of warrant derivative liabilities	(6,223,547)	-	(9,828,550)	(4,565,419)	(16,052,097)
Net loss	(16,048,682)	(67,905)	(21,143,732)	(7,508,237)	(37,386,124)

Statement of Cash Flows Data

Cash used in operating activities	$(2,377,417)	$(60,097)	$(2,258,730)	$(2,227,617)	$(4,809,444)
Cash used in investing activities	(1,418,785)	-	(430,000)	(486,607)	(1,868,285)
Cash provided by financing activities	4,089,320	45,000	2,504,910	3,339,524	6,796,730

	At June 30,		At March 31,
	2010	2009	2011
			(unaudited)
Balance Sheet Data

Total current assets	$359,297	$9,703	$1,240,051
Total assets	703,243	17,548	1,841,072
Total current liabilities	1,745,321	103,758	1,219,125
Total liabilities	9,775,049	103,758	16,965,957
Total shareholders’ equity (deficit)	(9,071,806)	(86,210)	(15,124,885)

THE OFFERING

Common stock currently outstanding	279,913,920 shares (1)

Common stock offered by the Company	None

Common stock offered by the selling stockholders	86,965,136 shares (2)

Use of proceeds
We will not receive any of the proceeds from the sales of our common stock by the selling stockholders. However, we may receive the proceeds from the exercise of the warrants held by the selling stockholders, to the extent the warrants are not exercised on a cashless basis.

OTCBB symbol	LIEG

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)	As of June 30, 2011.
(2)	Consists of 41,723,677 issued and outstanding shares of common stock and 45,241,459 shares of common stock issuable upon the exercise of outstanding warrants and other rights.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects, revenues, income and capital spending. We generally identify forward-looking statements with the words “believe,” “intend,” “expect,” “seek,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project” or their negatives, and other similar expressions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and project developments and acquisitions or to our expectations regarding future industry or economic trends are forward-looking statements.

These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expect. The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect many estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors and it is impossible for us to anticipate all factors that could affect our actual results. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or the forward looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in the “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements are based upon information available to us on the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law. These cautionary statements qualify all forward-looking statements attributable to us, or persons acting on our behalf.

RISK FACTORS

An investment in shares of our common stock is highly speculative and involves a high degree of risk.  We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict.  Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus.  If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected.  In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment.  Only those investors who can bear the risk of loss of their entire investment should participate in this offering.

RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

We are an exploration stage company and have no revenues. Our business plan depends on our ability to explore for and develop mineral reserves and place any such reserves into extraction. Because we have a limited operating history, it is difficult to predict our future performance.

Although we were formed in June 2005, we have been and continue to be an exploration stage company. Therefore, we have limited operating and financial history available to help potential investors evaluate our past performance and the risks of investing in us. Moreover, our limited historical financial results may not accurately predict our future performance. Companies in their initial stages of development present substantial business and financial risks and may suffer significant losses. As a result of the risks specific to our new business and those associated with new companies in general, it is possible that we may not be successful in implementing our business strategy.

We have generated no revenues to date and do not anticipate generating any revenues for the foreseeable future. Our activities to date have been limited to capital formation, organization, and development of our business. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our success is significantly dependent on a successful exploration, mining and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate exploitable quantities of mineral resources or operate on a profitable basis. We are in the exploration stage and potential investors should be aware of the difficulties normally encountered by enterprises in the exploration stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our Company.

Our past losses raise doubt about our ability to continue as a going concern.

The Consolidated Financial Statements contained herein have been prepared assuming we will continue as a going concern. We currently have no sources of recurring revenue, have working capital of $20,926 at March 31, 2011, and have generated net losses of $37,386,124 and negative cash flows from operations of $4,809,444 during the period from June 24, 2005 (inception) through March 31, 2011. We do not anticipate positive cash flow from operations before 2013 and cannot predict if and when we may generate profits.  We expect to finance our operations primarily through future financings. However, as discussed in the notes to our Consolidated Financial Statements included in this prospectus, there exists substantial doubt about our ability to continue as a going concern because there is no assurance that we will be able to obtain such capital, through equity or debt financing, or any combination thereof, on satisfactory terms or at all.  The Consolidated Financial Statements do not include any adjustments that might result from the outcome of this uncertainty.

Our option on the Alfredo Property has expired, and there can be no assurance we will be able to acquire a new option on acceptable terms.

Under the option for the Alfredo Property, our subsidiary PRMC was required to make periodic payments aggregating $360,000 between June 30, 2010 and December 30, 2010. We paid $80,000 in August 2010 and were required to make payments of $100,000 by October 30, 2010, and $180,000 by December 30, 2010, in order to maintain our option rights. Then, in order to exercise the option and purchase the Alfredo Property, we would have been required to pay the option exercise price of $4,860,000 by March 30, 2011. We did not make the $100,000 payment on October 30, 2010, the $180,000 payment on December 30, 2010 or the option exercise price payment of $4,860,000 on March 30, 2011. Under the terms of the option agreement, the option terminated as a result of our not making the required option payments within the specified default and cure periods, and we therefore recorded impairment expense for the Alfredo property of $4,070,000 during the nine month period ended March 31, 2011. As of the date of this prospectus, we are still negotiating with the owners of the Alfredo Property to reacquire the option to purchase the Alfredo Property on modified terms.  There can be no assurance that the new option will be executed. We are also actively exploring opportunities to acquire other iodine/sodium nitrate prospects in addition to or in lieu of the Alfredo property; however, there can be no assurance that suitable prospects will be available on terms acceptable to us or that any such acquisition will be successfully completed.

We have not made certain scheduled payments under agreements with respect to prospective properties.  If we are deemed to be liable for such payments (and/or damages arising out of their non-payment), then our business, financial condition and prospects could be materially adversely affected.

Pursuant to our Option Agreements with GeoXplor Corp. on the Nevada Claims, we were required to make periodic and milestone payments and also to maintain the relevant mineral claims in good standing for certain time periods.  We failed to make a periodic payment of $100,000 due on June 30, 2010.  Subsequent to year-end, we were also obligated to pay approximately $57,000 of claim maintenance fees on the Nevada Claims and approximately $32,600 of Nevada state taxes, which we have not paid.

If and to the extent we are found liable for, or deliver value in settlement of, any claims that may arise from the foregoing, and/or our expenses related to those matters become significant, then our business, financial condition and prospects could be materially adversely affected and the value of our stockholders' interests in us could be impaired.

All of our properties are in the exploration stage. Investment in exploration projects increases the risks inherent in our mining activities. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities, and our mining operations may not be successful.

We have not established that any of our mineral properties contains any meaningful levels of mineral reserves. There can be no assurance that future exploration and mining activities will be successful.

A mineral reserve is defined by the SEC in its Industry Guide 7 (which can be viewed at http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. There can be no assurance that we will ever establish any mineral reserves.

Even if we do eventually discover a meaningful mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines. Furthermore, we cannot be sure that an overall exploration success rate or extraction operations within a particular area will ever come to fruition and, in any event, production rates inevitably decline over time. The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

We have limited financial resources and may not be able to fund our anticipated exploration activities. If we are unable to fund our exploration activities, our potential profitability will be adversely affected.

Our anticipated exploration activities will require financial resources substantially in excess of our current working capital. If we are not able to finance our exploration activities, then we will be unable to identify commercially exploitable resources even if present on our properties. If we fail to adequately support our exploration activities, it could have a material adverse effect on our results of operations and the market price of our shares. There can be no assurance that capital will be available to us when needed, on favorable terms or at all.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to remain in compliance. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we are unable to obtain additional funding, our business operations will be harmed and if we do obtain additional financing, existing shareholders may suffer substantial dilution.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis.

We have raised some capital to date, including through the sale of equity securities and convertible notes, but we currently do not have any contracts or firm commitments for additional financing. There can be no assurance that additional financing will be available in amounts or on terms acceptable to us, if at all. An inability to obtain additional capital would restrict our ability to grow and could diminish our ability to continue to conduct our business operations. If we are unable to obtain additional financing, we will likely be required to curtail exploration and development plans and possibly cease operations. Any additional equity financing may involve substantial dilution to then existing shareholders.

Newer battery and/or fuel cell technologies could decrease demand for lithium over time.

Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging and less expensive. Some of these technologies could be successful and could impact demand for lithium batteries in personal electronics, electric and hybrid vehicles and other applications. Advances in nanotechnology, in particular, offer the prospect of significantly better batteries in the future. For example, researchers at Stanford University have recently demonstrated ultra-lightweight, bendable batteries and supercapacitors made from paper coated with ink made of carbon nanotubes and silver nanowires; the material charges and discharges very quickly, making it potentially useful in hybrid and electric vehicles, which need rapid power for acceleration and would benefit from quicker charging than is available with current technologies. We cannot predict which new technologies may ultimately prove to be commercializable and on what time horizon. While lithium battery technology is currently among the best available for electronics, vehicles and other applications, commercialized battery technologies that offer superior weight, capacity, charging time and/or cost could significantly adversely affect the demand for lithium in the future and thus could significantly adversely impact our prospects and future revenues.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which could have an adverse impact on us.

Mineral exploration, development and production involve many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on us.

Lithium, iodine and nitrates prices are subject to unpredictable fluctuations.

We may derive revenues, if any, either from the extraction and sale of lithium, iodine and potassium nitrate, as well as other potentially economic salts produced from the lithium salar brines, or from the sale of our mineral resource properties. The price of these commodities may fluctuate widely, and is affected by numerous factors beyond our control, including international, economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the price of these minerals, and therefore the economic viability of any of our exploration properties and projects, cannot accurately be predicted.

The mining industry is highly competitive, and we face competition from many established domestic and foreign companies.  We may not be able to compete effectively with these companies.

The markets in which we operate are highly competitive.  The mineral exploration, development, and production industry is largely un-integrated.  We compete against numerous well-established national and foreign companies in every aspect of the mineral mining industry.  Some of our competitors have longer operating histories and greater technical facilities, and significantly greater recognition in the market and financial and other resources, than we.  We may not compete effectively with other exploration companies in locating and acquiring mineral resource properties, and customers may not buy any or all of the mineral products that we expect to produce.

Because we are small and do not have much capital, we may have to limit our exploration and developmental mining activity which may result in a loss of your investment.

Because we are a small exploration stage company and do not have much capital, we must limit our exploration and production activity.  As such, we may not be able to complete an exploration program that is as thorough as we would like.  In that event, existing reserves may go undiscovered.  Without finding reserves, we cannot generate revenues and you may lose any investment you make in our shares.

Compliance with environmental and other government regulations could be costly and could negatively impact production.

Our operations are subject to numerous federal, state and local laws and regulations governing the operation and maintenance of our facilities and the discharge of materials into the environment or otherwise relating to environmental protection.  These laws and regulations may:

•	require that we acquire permits before commencing extraction operations;

•	restrict the substances that can be released into the environment in connection with mining and extraction activities;

•	limit or prohibit mining activities on protected areas such as wetland or wilderness areas; and

•	require remedial measures to mitigate pollution from former operations, such as dismantling abandoned production facilities.

Under these laws and regulations, we could be liable for personal injury and clean-up costs and other environmental and property damages, as well as administrative, civil and criminal penalties.  We do not believe that insurance coverage for environmental damages that occur over time is available at a reasonable cost, and we do not maintain any such insurance.  Also, we do not believe that insurance coverage for the full potential liability that could be caused by sudden and accidental environmental damages is available at a reasonable cost.  Accordingly, we may be subject to liability or we may be required to cease production (subsequent to any commencement) from properties in the event of environmental damages.

We may be unable to amend the mining claims that we are seeking to acquire to cover the primary minerals that we plan to develop.

Our business plan includes acquisition, exploration and development of lithium brine properties.  However, we may pursue this goal by acquiring salt-mining claims and/or options or other interests in salt-mining claims or other types of claims, which we intend to seek to have amended to cover lithium extraction.  There can be no assurance that we will be successful in amending any such claims timely, economically or at all.

We may have difficulty managing growth in our business.

Because of the relatively small size of our business, growth in accordance with our long-term business plans, if achieved, will place a significant strain on our financial, technical, operational and management resources.  As we increase our activities and the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational and management resources.  The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the recruitment and retention of required personnel could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

If we are unable to keep our key management personnel, then we are likely to face significant delays at a critical time in our corporate development and our business is likely to be damaged.

Our success depends upon the skills, experience and efforts of our management and other key personnel, including our Chief Executive Officer.  As a relatively new company, much of our corporate, scientific and technical knowledge is concentrated in the hands of a few individuals.  We do not have employment agreements with any of our employees other than our Chief Operating Officer.  We do not maintain key-man life insurance on any of our management or other key personnel.  The loss of the services of one or more of our present management or other key personnel could significantly delay our exploration and development activities as there could be a learning curve of several months or more for any replacement personnel.  Furthermore, competition for the type of highly skilled individuals we require is intense and we may not be able to attract and retain new employees of the caliber needed to achieve our objectives.  Failure to replace key personnel could have a material adverse effect on our business, financial condition and operations.

Each of our Chief Executive Officer, our Chief Operating Officer and our Interim Chief Financial Officer has other substantial business activities that limit the amount of time that he can devote to managing our business.

Our Chief Executive Officer, Luis Saenz, currently serves as the President of another publicly traded company – Loreto Resources Corporation – and our Interim Chief Financial Officer, Eric E. Marin, currently serves as the Interim Chief Financial Officer of that same company.  Accordingly, these officers are only able to devote a portion of their time to our activities.  Our Chief Operating Officer, R. Thomas Currin, Jr., also has other business interests.  This may make it more difficult for our management to respond quickly and completely to challenges and opportunities that we may encounter, may limit our ability to timely consummate strategic transactions and may have an adverse effect on our results of operations.

Difficult conditions in the global capital markets may significantly affect our ability to raise additional capital to continue operations.

The ongoing worldwide financial and credit upheaval may continue indefinitely.  Because of reduced market liquidity, we may not be able to raise additional capital when we need it.  Because the future of our business will depend on our ability to explore and develop the mineral resources on our existing properties and to complete the acquisition of one or more additional mineral resource properties for which, most likely, we will need additional capital, we may not be able to complete such development and acquisition projects or develop or acquire revenue producing assets.  As a result, we may not be able to generate income and, to conserve capital, we may be forced to curtail our current business activities or cease operations entirely.

Being a public company has increased our expenses and administrative workload.

As a public company, we must comply with various laws and regulations, including the Sarbanes-Oxley Act of 2002 and related rules of the SEC.  Complying with these laws and regulations requires the time and attention of our board of directors and management, and increases our expenses.  Among other things, we must:

•
maintain and evaluate a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	maintain policies relating to disclosure controls and procedures;

•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•	institute a more comprehensive compliance function, including with respect to corporate governance; and

•	involve to a greater degree our outside legal counsel and accountants in the above activities.

In addition, being a public company has made it more expensive for us to obtain director and officer liability insurance.  In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage.  These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors, particularly directors willing to serve on an audit committee which we expect to establish.

RISKS RELATED TO OUR COMMON STOCK

There is not now, and there may not ever be, an active market for our common stock.

There currently is a limited public market for our common stock.  Further, although our common stock is currently quoted on the OTC Bulletin Board (the “OTCBB”), trading of our common stock may be extremely sporadic.  For example, several days may pass before any shares may be traded.  As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock.  Accordingly, investors must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time.  There can be no assurance that a more active market for our common stock will develop, or if one should develop, there is no assurance that it will be sustained.  This severely limits the liquidity of our common stock, and would likely have a material adverse effect on the market price of our common stock and on our ability to raise additional capital.

We cannot assure you that our common stock will become liquid or that it will be listed on a securities exchange.

Until our common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq National Market, we expect our common stock to remain eligible for quotation on the OTCBB, or on another over-the-counter quotation system.  In those venues, however, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock.  In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors.  Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock.  This would also make it more difficult for us to raise capital.

Our common stock is subject to the “penny stock” rules of the SEC and FINRA’s sales practice requirements, and the trading market in our common stock is limited, which makes transactions in our common stock cumbersome and may reduce the value of an investment in the stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

•	the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of common stock and cause a decline in the market value of stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

In addition to the "penny stock" rules promulgated by the SEC, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers.  FINRA’s requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

•      actual or anticipated variations in our operating results;

•      announcements of developments by us, our strategic partners or our competitors;

•      announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•      adoption of new accounting standards affecting our industry;

•      additions or departures of key personnel;

•      sales of our common stock or other securities in the open market; and

•      other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations.  In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such company.  Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

Compliance with U.S. securities laws, including the Sarbanes-Oxley Act, will be costly and time-consuming.

We are a reporting company under U.S. securities laws and are obliged to comply with the provisions of applicable U.S. laws and regulations, including the Securities Act of 1933, the Securities Exchange Act of 1934, and the Sarbanes-Oxley Act of 2002 and the related rules of the SEC, and the rules and regulations of the relevant U.S. market, in each case, as amended from time to time.  Preparing and filing annual and quarterly reports and other information with the SEC, furnishing audited reports to stockholders and other compliance with these rules and regulations will involve a material increase in regulatory, legal and accounting expenses and the attention of management, and there can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all.

We do not anticipate dividends to be paid on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future.  We expect to use future earnings, if any, to fund business growth.  Therefore, stockholders will not receive any funds absent a sale of their shares.  We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

If securities analysts do not initiate coverage or continue to cover our common stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our common stock.

The trading market for our common stock may be affected by, among other things, the research and reports that securities analysts publish about our business and the Company.  We do not have any control over these analysts.  There is no guarantee that securities analysts will cover our common stock.  If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price.  If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline.  If one or more of these analysts ceases to cover us or fails to publish regular reports on us, then we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

State Blue Sky registration – potential limitations on resale of the shares.

The holders of the shares of our common stock and persons who desire to purchase the shares in any trading market that might develop in the future, should be aware that there may be significant state law restrictions upon the ability of investors to resell the securities.  Accordingly, investors should consider the secondary market for our securities to be a limited one.  It is the intention of our management to seek coverage and publication of information regarding us in an accepted publication which permits a “manuals exemption.”  This manuals exemption permits a security to be sold by shareholders in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by that state.  The listing entry must contain (i) the names of issuers, officers, and directors, (ii) an issuer’s balance sheet, and (iii) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations.  The principal accepted manuals are those published by Standard and Poor’s, and Mergent, Inc.  Many states expressly recognize these manuals.  A smaller number of states declare that they recognize securities manuals, but do not specify the recognized manuals.  Among others, the following states do not have any provisions and, therefore, do not expressly recognize the manuals exemption:  Alabama, California, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont, and Wisconsin.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our common stock offered hereby.  We are currently authorized to issue an aggregate of 1,000,000,000 shares of capital stock consisting of 990,000,000 shares of common stock and 10,000,000 shares of preferred stock with preferences and rights to be determined by our  Board of Directors.  As of June 30, 2011, there were 279,913,920 shares of our common stock and no shares of our preferred stock outstanding.  There are 5,000,000 shares of our common stock reserved for issuance under our 2009 Equity Incentive Plan (the “2009 Plan”), of which we have 1,800,000 nonqualified stock options and 2,700,000 shares of restricted stock outstanding.  These numbers do not include shares of our common stock issuable upon the exercise of outstanding options and warrants and conversion of outstanding convertible promissory notes.

Any future issuance of our equity or equity-backed securities may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity.  As described above, we may need to raise additional capital through public or private offerings of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.  We may also issue such securities in connection with hiring or retaining employees and consultants (including stock options issued under our equity incentive plans), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes.  Our Board of Directors may at any time authorize the issuance of additional common or preferred stock without common stockholder approval, subject only to the total number of authorized common and preferred shares set forth in our certificate of incorporation.  The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.  Also, the future issuance of any such additional shares of common or preferred stock or other securities may create downward pressure on the trading price of the common stock.  There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of the common stock are then traded.

 We may obtain additional capital through the issuance of preferred stock, which may limit your rights as a holder of our common stock.

Without any stockholder vote or action, our Board of Directors may designate and approve for issuance shares of our preferred stock.  The terms of any preferred stock may include priority claims to assets and dividends and special voting rights which could limit the rights of the holders of our common stock.  The designation and issuance of preferred stock favorable to current management or stockholders could make any possible takeover of us or the removal of our management more difficult.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include in our annual reports on Form 10-K, an assessment by management of the effectiveness of our internal control over financial reporting.  While we intend to document, review, test and improve our internal control over financial reporting in order to ensure compliance with Section 404, management may not be able to conclude that our internal control over financial reporting is effective.  Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the price of our common stock.

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting, as required by Section 404.  Our compliance with Section 404 will require that we incur accounting expense and expend management efforts.  We currently do not have an internal audit group, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404.
Any material weaknesses or significant deficiencies in our control systems may affect our ability to comply with SEC reporting requirements and any applicable listing standards or cause our financial statements to contain material misstatements, which could negatively affect the market price and trading liquidity of our common stock and cause investors to lose confidence in our reported financial information, as well as subject us to civil or criminal investigations and penalties.

OTHER RISKS

We have sought to identify what we believe to be the most significant risks to our business, but we cannot predict whether, or to what extent, any of such risks may be realized nor can we guarantee that we have identified all possible risks that might arise.  Investors should carefully consider all of such risk factors before making an investment decision with respect to our common stock.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 41,723,677 issued and outstanding shares of our common stock and 45,241,459 shares of our common stock issuable upon the exercise of outstanding warrants and other rights.

During the last three years, we have issued unregistered securities to various persons. None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof, Regulation S promulgated thereunder and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions. All purchasers of our securities were accredited or sophisticated persons, or were non-U.S. persons, and had adequate access, through employment, business or other relationships, to information about us.

We agreed to file a registration statement with the SEC to register under the Securities Act the shares of our common stock and the shares of common stock underlying the warrants sold by us in our private placement offering that concluded on May 19, 2011.  We had also granted to investors in certain prior private placements “piggy-back” registration rights with respect to the shares of our common stock and shares of common stock underlying warrants purchased by them. Pursuant to those agreements with the selling stockholders, we have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus forms a part, under the Securities Act to register the shares of common stock covered by this prospectus.  The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered” in the table below.

We effected two separate stock splits in the form of dividends with respect to our common stock. The first was a 3.031578-for-1 forward split for which the record and effective dates were July 21, 2008, and July 29, 2008, respectively. The second was a 15.625-for-1 forward split for which the record and effective dates were November 6, 2009 and November 16, 2009, respectively. All share and per share amounts in this prospectus have been adjusted to give retroactive effect to such stock splits, unless otherwise stated.

Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of the date of this prospectus.  The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.  We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock.  The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby.  Please read the section entitled “Plan of Distribution” in this prospectus.

The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after the date of this prospectus through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 279,913,920 shares of our common stock outstanding as of June 30, 2011.

Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer. Selling stockholders who are affiliates of a broker-dealer are indicated by footnote.  We have been advised that these affiliates of broker-dealers purchased our common stock and warrants in the ordinary course of business, not for resale, and at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Being Offered (A)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering (B)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering (1)
Socorro Albán (2)	83,335	33,334	50,001	*
Albatroz Capital Inc. (3)	555,555	555,555	0	*
Jaime Alvarez G. (4)	416,665	166,666	249,999	*
Amancay International LLC (5)	1,111,112	1,111,112	0	*
Robert Anderson (6)	600,000	300,000	300,000	*
Silio David Aparicio (7)	138,890	138,890	0	*
Miguel Aramburu (8)	640,218	560,218	80,000	*
Arcade Investments Limited (9)	60,000	60,000	0	*
Juan Bernardo Ugueto Arismendi (10)	555,555	555,555	0	*
Aton Balanced Fund Limited (11)	5,780,510	3,113,844	2,666,666	*
Aton Ventures Fund Limited (12)	2,447,178	1,447,178	1,000,000	*
Lon E. Bell (13)	555,555	555,555	0	*
Alegria Benarroch (14)	555,555	555,555	0	*
Marco Antonio Gamero Benavente (15)	138,890	138,890	0	*
Alan F. Bilzi (16)	150,000	150,000	0	*
BonAnno Family Partnership LLP (17)	1,900,000	1,100,000	800,000	*
Bradley Resources LLC (18)	277,778	277,778	0	*
Jamie Perez Branger (19)	1,833,340	733,336	1,100,004	*
Elliot Braun (20)	200,000	100,000	100,000	*
Bretton James, Inc. (21)	800,000	600,000	200,000	*
Robert Burkhardt (22)	60,000	60,000	0	*
Isac Burstein (23)	120,000	60,000	60,000	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Being Offered (A)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering (B)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering (1)
Maria Cecilia Cambana (24)	322,221	322,221	0	*
Carlos Canete (25)	277,778	277,778	0	*
Otilia Caserta (26)	333,333	333,333	0	*
Celta Consultores Limitada (27)	833,334	833,334	0	*
Centrum Bank (28)	833,334	833,334	0	*
Centurion Private Equity LLC (29)	1,551,253	1,551,253	0	*
Chestnut Ridge Partners (30)	1,600,000	800,000	800,000	*
Martin Cieslak (31)	60,000	60,000	0	*
CoJack Investment Opportunities LLC (32)	1,265,254	965,254	300,000	*
Lee Corbin (33)	120,000	120,000	0	*
Cranshire Capital LP (34)	833,333	833,333	0	*
Cynergy Emerging Growth LLC Fund (35)	138,893	138,893	0	*
Miguel de la Campa (36)	1,388,889	1,388,889	0	*
Carmen Bentin D.C. de Leguia (37)	277,778	277,778	0	*
Esther de Marmol (38)	83,330	33,332	49,998	*
Helena Delano (39)	333,335	133,334	200,001	*
Nick DeMare (40)	240,000	120,000	120,000	*
Ian Duany (41)	194,456	194,456	0	*
Jose Duarte (42)	666,666	666,666	0	*
Adrien Ellul (43)	1,333,334	666,667	666,667	*
Martin Ferraro (44)	138,890	138,890	0	*
First Sun Investment Corp. (45)	277,778	277,778	0	*
Kay Fischer (46)	205,500	205,500	0	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Being Offered (A)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering (B)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering (1)
Glynn Fisher (47)	80,000	40,000	40,000	*
Freestone Advantage Partners, LP (48)	138,888	138,888	0	*
Carlos Frei (49)	277,778	277,778	0	*
Alvaro Hernandez Fry (50)	166,667	166,667	0	*
Jose Roberto Vazquez Garcia (51)	166,665	66,666	99,999	*
James Gavilan (52)	55,556	55,556	0	*
Grafton Resource Investments, Ltd. (53)	12,000,000	6,000,000	6,000,000	1.85%
Daniela Granier (54)	41,665	16,666	24,999	*
Maria Eugenia Grisolia (55)	333,335	133,334	200,001	*
Hampton Corporation (56)	6,677,438	3,914,938	2,762,500	*
Ray & Ann Hautamaki (57)	150,000	150,000	0	*
Robert Havlik (58)	83,334	83,334	0	*
Hibernia Ltd. (59)	2,250,000	2,250,000	0	*
Taylor Housser (60)	80,000	40,000	40,000	*
ID Introduction Ltd. (61)	1,666,667	666,667	1,000,000	*
John P. Funkey Revocable Trust (62)	93,750	93,750	0	*
John Paul De Joria Family Trust (63)	4,000,000	2,000,000	2,000,000	*
Kherson Investments Ltd. (64)	1,150,821	767,487	383,334	*
Maria Marta Leonardini (65)	1,000,000	1,000,000	0	*
Jose Roberto de Romana Letts (66)	2,222,222	2,222,222	0	*
Bruce Levenbrook (67)	95,000	95,000	0	*
Lighthouse Capital Ltd. (68)	175,500	175,500	0	*
Jim Lucey (69)	75,000	75,000	0	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Being Offered (A)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering (B)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering (1)
LW Emerging Markets Opportunities Master Fund Ltd. (70)	13,686,024	5,561,023	8,125,001	2.46%
LW Securities S.A. (71)	4,326,129	1,172,223	3,153,906	*
Valentina Marmol (72)	166,668	66,667	100,001	*
Tom McGurk (73)	60,000	60,000	0	*
Harvey McKenzie (74)	111,111	111,111	0	*
Andrew Meade (75)	4,000,000	3,000,000	1,000,000	*
Enrique Blondet Montero (76)	195,000	195,000	0	*
Robert L. Montgomery (77)	150,000	150,000	0	*
Musgrave Investments Limited (78)	1,125,000	1,125,000	0	*
Richard Neustadter (79)	1,600,000	800,000	800,000	*
Jose Banus Nogue (80)	2,000,001	2,000,001	0	*
Uxua Ojer (81)	166,668	66,667	100,001	*
Orca Trading GmbH (82)	400,000	200,000	200,000	*
Alexander Pena (83)	1,500,000	1,500,000	0	*
Don Petkau (84)	440,000	220,000	220,000	*
Phoenix Advisory Services Ltd. (85)	833,335	666,668	166,667	*
Pico Alto Investments S.A. (86)	277,778	277,778	0	*
Plango Investments SA (87)	874,998	699,998	175,000	*
Ponte Group Ltd. (88)	2,500,000	2,000,000	500,000	*
Walter Pramer, Jr. (89)	55,556	55,556	0	*
Walter Pramer, Sr. (90)	255,556	155,556	100,000	*
Radical Capital Ltd. (91)	652,500	652,500	0	*
Oscar Caipo Ricci (92)	450,000	450,000	0	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Being Offered (A)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering (B)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering (1)
Paul Roberts (93)	200,000	100,000	100,000	*
Robyn Schreiber Irrevocable Trust (94)	150,000	150,000	0	*
Carlos Javier Alvarez Roca (95)	555,556	555,556	0	*
Ignacio Rosado (96)	495,775	415,775	80,000	*
Edward Rosenthal (97)	600,000	600,000	0	*
Roswell Capital Partners LLC (98)	87,096	87,096	0	*
Luis Omar Salinas (99)	83,335	33,334	50,001	*
Martin Segal (100)	57,000	57,000	0	*
SFC Investment, S.A. (101)	1,500,000	1,500,000	0	*
Paul Sharp (102)	111,111	111,111	0	*
Christian Sieling (103)	1,000,000	500,000	500,000	*
Lauerano Sigmund (104)	277,778	277,778	0	*
Nadine Smith (105)	1,388,889	1,388,889	0	*
Clara Maria Sola (106)	1,333,320	666,660	666,660	*
Marta Carrera Soto (107)	555,555	555,555	0	*
Sterling Finance & Trust (108)	1,011,932	711,932	300,000	*
William N. Strawbridge (109)	83,334	83,334	0	*
Edward A. Sugar (110)	600,000	600,000	0	*
Frank Taggart (111)	640,000	320,000	320,000	*
The Carnahan Trust (112)	555,555	555,555	0	*
Kjeld Thygesen (113)	400,000	200,000	200,000	*
Ralph Winter Tinman (114)	138,890	138,890	0	*
Mark Tompkins (115)	9,333,334	6,666,667	2,666,667	*

Selling Stockholder	Shares of Common Stock Beneficially Owned Before the Offering	Shares of Common Stock Being Offered (A)	Shares of Common Stock Beneficially Owned Upon Completion of the Offering (B)	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering (1)
Paul Tompkins (116)	2,000,000	1,500,000	500,000	*
Ana Leticia Ulivi (117)	277,778	277,778	0	*
Jose Antonio Velit Desmaison (118)	138,900	138,900	0	*
Joaquin Vera (119)	138,890	138,890	0	*
John Wagner (120)	75,000	75,000	0	*
Wealth Concepts LLC (121)	600,000	600,000	0	*
Steven M.Weisman (122)	75,000	75,000	0	*
White Rock Capital Partners, L.P. (123)	800,000	400,000	400,000	*
Craig Whited (124)	2,000,000	1,600,000	400,000	*
Paul Yurfest (125)	300,000	300,000	0	*
Lorena Zalles (126)	55,556	55,556	0	*
Nicolas Zalles (127)	55,556	55,556	0	*
Roberto Zalles (128)	250,000	200,000	50,000	*
David M. Zlotchew (129)	112,500	112,500	0	*
Totals	129,133,075	86,965,136	42,168,073

* Less than 1%

§ Affiliated with a Broker-Dealer

(A)
An aggregate of 44,841,459 of the shares of common stock being offered by the selling stockholders are issuable upon exercise of outstanding warrants, 200,000 of the shares of common stock being offered by the selling stockholders are issuable upon exercise of certain other rights, and 200,000 of the shares of common stock being offered by the selling stockholders are issuable upon exercise of warrants that are issuable upon exercise of certain other rights.

(B)
Assumes all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying options or warrants held by the selling stockholders, are sold in the offering and that shares of common stock beneficially owned by such selling stockholder but not being registered by this prospectus are not sold.

(1)
Percentages are based on the 279,913,920 shares of common stock issued and outstanding as of June 30, 2011 (not including 2,700,000 shares of Restricted Stock issued but subject to vesting conditions). Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2011 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person; provided, however, that the 45,241,459 shares that may be sold in the Offering which are issuable upon exercise of warrants and other rights are deemed outstanding upon completion of the Offering.

(2)	Includes 16,667 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(3)	Includes 185,185 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(4)	Includes 83,333 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(5)
Antonio Cussen has the power to vote and dispose of the shares being registered on behalf of Amancay International LLC. Includes 370,371 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(6)	Includes 300,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(7)	Includes 46,297 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(8)	Includes 263,922 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(9)
E. Isaac Collie has the power to vote and dispose of the shares being registered on behalf of Arcade Investments Ltd. Includes 20,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(10)	Includes 185,185 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(11)	Includes 3,113,844 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(12)
David Dawes has the power to vote and dispose of the shares being registered on behalf of Aton Ventures Fund Limited. Includes 1,447,178 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(13)	Includes 185,185 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(14)	Includes 185,185 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(15)	Includes 46,297 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(16)	Includes 50,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(17)
Raymond J. BonAnno has the power to vote and dispose of the shares being registered on behalf of BonAnno Family Partnership LLP. Includes 900,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(18)
George Holbrook has the power to vote and dispose of the shares being registered on behalf of Bradley Resources LLC. Includes 92,593 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(19)	Includes 366,668 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(20)	Includes 100,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(21)
Adam S. Gottbetter has the power to vote and dispose of the shares being registered on behalf of Bretton James, Inc. Includes 200,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.  Also includes 200,000 shares of common stock issuable upon exercise of the Double Option and 200,000 shares of common stock issuable upon exercise of warrants exercisable upon exercise of the Double Option, in each case exercisable within 60 days.

(22)	Includes 20,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(23)	Includes 60,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(24)	Includes 107,407 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(25)	Includes 92,593 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(26)	Includes 111,111 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(27)
Jaime Bravo has the power to vote and dispose of the shares being registered on behalf of Celta Consultores Limitada. Includes 277,778 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(28)
Juerg Muehlethaler and Alessandra Waibel have the power to vote and dispose of the shares being registered on behalf of Centrum Bank. Includes 277,778 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(29)
Eric S. Swartz has the power to vote and dispose of the shares being registered on behalf of Centurion Private Equity LLC. Includes no shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(30)	Includes 800,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(31)	Includes 20,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(32)
Raymond Dean Hautamaki has the power to vote and dispose of the shares being registered on behalf of CoJack Investment Opportunities LLC. Includes 50,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(33)	Includes 40,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(34)	Includes 277,778 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(35)
Patrick S. Adams has the power to vote and dispose of the shares being registered on behalf of Cynergy Emerging Growth LLC Fund. Includes 46,298 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(36)	Includes 462,963 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(37)	Includes 92,953 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(38)	Includes 16,666 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(39)	Includes 66,667 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(40)	Includes 120,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(41)	Includes 64,819 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(42)	Includes 222,222 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(43)	Includes 666,667 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(44)	Includes 46,297 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(45)
Jose Alva Fouscas has the power to vote and dispose of the shares being registered on behalf of First Sun Investment Corp. Includes 92,593 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(46)	Includes 68,500 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(47)	Includes 40,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(48)	Includes 46,296 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(49)	Includes 92,593 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(50)	Includes 55,556 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(51)	Includes 33,333 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(52)	Includes 18,519 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(53)
David Hutchins is the nominee for Grafton Resource Investments Ltd., the beneficial owner of the shares.  David James has the power to vote and dispose of the shares being registered hereunder. Includes 6,000,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(54)	Includes 8,333 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(55)	Includes 66,667 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(56)
Carlos A. Zalles has the power to vote and dispose of the shares being registered on behalf of Hampton Corporation.  Includes 3,351,512 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days and 437,500 shares of common stock issuable upon conversion of zero-coupon convertible notes currently convertible or convertible within 60 days.

(57)	Includes 50,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(58)	Includes 27,778 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(59)
Patrick Cussen has the power to vote and dispose of the shares being registered on behalf of Hibernia Limited.  Includes 750,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(60)	Includes 40,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(61)	Includes 333,333 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(62)
John P. Funkey has the power to vote and dispose of the shares being registered on behalf of John P. Funkey Revocable Trust.  Includes 31,250 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(63)	Includes 2,000,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(64)	Includes 517,487 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(65)	Includes 500,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(66)	Includes 740,741 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(67)	Includes 31,667 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(68)	Includes 58,500 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(69)	Includes 25,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(70)
Carlos A. Zalles has the power to vote and dispose of the shares being registered on behalf of LW Emerging Markets Opportunities Master Fund Ltd. Includes 4,727,690 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days. Includes 750,000 shares of common stock issuable upon exercise of warrants and 1,875,000 shares of common stock issuable upon conversion of zero-coupon convertible notes held by LW Natural Resources Opportunities Fund, Ltd., which warrants and convertible notes are currently exercisable or convertible. LW Emerging Markets Opportunities Master Fund Ltd. is under common control with LW Natural Resources Opportunities Fund, Ltd. and may be deemed to beneficially own securities held by it.

(71)	Includes 1,144,632 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(72)	Includes 33,334 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(73)	Includes 20,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(74)	Includes 37,037 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(75)	Includes 1,000,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(76)	Includes 65,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(77)	Includes 50,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(78)	Includes 375,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(79)	Includes 800,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(80)	Includes 666,667 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(81)	Includes 33,334 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(82)	Includes 200,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(83)	Includes 500,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(84)	Includes 220,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(85)	Includes 166,667 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(86)
Mario Persivale has the power to vote and dispose of the shares being registered on behalf of Pico Alto Investments S.A.  Includes 92,593 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(87)	Includes 175,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(88)	Includes 500,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(89)	Includes 18,519 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(90)	Includes 118,519 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(91)
Marcus New has the power to vote and dispose of the shares being registered on behalf of Radical Capital Ltd. Includes 217,500 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(92)	Includes 150,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(93)	Includes 100,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(94)
Warren Schreiber has the power to vote and dispose of the shares being registered on behalf of Robyn Schreiber Irrevocable Trust. Includes 50,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(95)	Includes 185,186 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(96)	Includes 249,108 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(97)	Includes 200,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(98)	Includes no shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(99)	Includes 16,667 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(100)	Includes 19,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(101)
Santiago Fernandez Castro has the power to vote and dispose of the shares being registered on behalf of SFC Investment, S.A. Includes 500,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(102)	Includes 37,037 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(103)	Includes 500,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(104)	Includes 92,593 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(105)	Includes 462,963 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(106)	Includes 666,660 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(107)	Includes 185,185 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(108)	Includes 526,746 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(109)	Includes 27,778 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(110)	Includes 200,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(111)	Includes 320,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(112)	Includes 185,185 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(113)	Includes 200,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(114)	Includes 46,297 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(115)	Includes 4,666,667 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(116)	Includes no shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(117)	Includes 92,593 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(118)	Includes 46,300 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(119)	Includes 46,297 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(120)	Includes 25,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(121)	Includes 200,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(122)	Includes 25,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(123)
Thomas U. Barton or Joseph U. Barton have the power to vote and dispose of the shares being registered on behalf of White Rock Capital Partners, L.P. Includes 400,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(124)	Includes 800,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(125)	Includes 100,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(126)	Includes 18,519 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(127)	Includes 18,519 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(128)	Includes 50,000 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

(129)	Includes 37,500 shares of common stock issuable upon exercise of warrants currently exercisable or exercisable within 60 days.

USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We could, however, receive proceeds from the selling stockholders if and when they exercise warrants the common stock underlying which is covered by this prospectus. We would use any proceeds received for working capital and general corporate purposes.  The warrant holders may exercise their warrants at any time until their expiration, by cash payment of the exercise price or, for certain warrants and under certain circumstances, by “cashless exercise,” as further described below under “Description of Securities.”  If the warrants are exercised in full, the estimated proceeds from such exercise would be up to $14,974,054 if all of the warrants are exercised through the payment of cash to the Company.  Because the warrant holders may exercise the warrants in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes.  We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders, but all selling and other expenses incurred by the selling stockholders will be borne by them.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our common stock.  The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

As of June 30, 2011, there were 279,913,920 shares of our common stock issued and outstanding, 53,800,565 shares issuable upon exercise of outstanding warrants, 2,700,000 unvested shares of restricted stock and 1,800,000 shares issuable upon exercise of outstanding options.  On that date, there were approximately 169 holders of record of shares of our common stock.

Since July 1, 2006, our common stock has been listed for quotation on the Over-the-Counter Bulletin Board, originally under the symbol “MYTC.”  Our symbol changed to “NNDY” in July 2008 in connection with our name change to NanoDynamics Holdings, Inc.  Our symbol changed to “LIEG” effective November 18, 2009, in connection with our name change to Li3 Energy, Inc.

The following table sets forth the high and low closing bid prices for our common stock for the fiscal quarters indicated as reported on the OTCBB.  The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our Common Stock is thinly traded and, thus, pricing of our common stock on the OTCBB does not necessarily represent its fair market value.

Period	High(1)	Low(1)

Fiscal Year Ending June 30, 2009
First Quarter	$1.5000	$1.0100
Second Quarter	1.0100	1.0100
Third Quarter	1.0100	0.0500
Fourth Quarter	0.0600	0.0500

Fiscal Year Ending June 30, 2010
First Quarter	$0.0600	$0.0600
Second Quarter	0.8800	0.0500
Third Quarter	1.0800	0.6700
Fourth Quarter	0.9150	0.3500

Fiscal Year Ending June 30, 2011
First Quarter	$0.4200	$0.1850
Second Quarter	0.3200	0.1010
Third Quarter	0.5100	0.2150
Fourth Quarter (through June 29, 2011)	0.4500	0.1950

(1)
All quotations give retroactive effect to our 3.031578-for-1 forward stock split in the form of a dividend which was effected on July 29, 2008, and our 15.625-for-1 forward stock split in the form of a dividend which was effected on November 16, 2009.

Dividends

We have never declared any cash dividends with respect to our common stock.  Future payment of dividends is within the discretion of our Board of Directors and will depend on our earnings, capital requirements, financial condition and other relevant factors.  Our credit agreement signed in May 2011 prohibits the payment of dividends through the February 2, 2012, maturity date.  Although there are no other material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

Our Board of Directors adopted, and our stockholders approved, our 2009 Equity Incentive Plan (the “2009 Plan”) on October 19, 2009.  The 2009 Plan reserves a total of 5,000,000 shares of our common stock for issuance pursuant to awards granted thereunder.  If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

As of the date of this prospectus, we have outstanding 1,800,000 nonqualified stock options under the 2009 Plan, with a weighted average exercise price of approximately $0.35 per share, of which options for 433,334 are currently vested.  In addition, we have granted an award of 3,200,000 shares of restricted stock under the 2009 Plan, of which 500,000 shares are currently issued and vested.  For all option grants, our Board of Directors has set (or will set) the exercise price of the options at a price equal to or greater than the fair market value of our common stock on the date of grant of the options.  Of the outstanding options under the 2009 Plan, 433,334 have vested.  250,000 of such options vested immediately, with 200,000 having a five year term and 50,000 having a two year term.  The other 1,550,000 outstanding options under the 2009 Plan vest in three equal installments on each of the first, second and third anniversary of the date of grant and have a ten year term.

The following table provides information as of June 30, 2010, with respect to the shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	800,000	$0.31	4,200,000
Equity compensation plans not approved by security holders	-	-	-
Total	800,000	$0.31	4,200,000

(1)	Represents the 2009 Equity Incentive Plan.

See “Executive Compensation” for information regarding individual equity compensation arrangements received by our executive officers pursuant to their employment agreements with us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. See “Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in “Risk Factors” and elsewhere in this prospectus.

Li3 Energy, Inc. (“Li3 Energy,” the “Company,” “we,” “us” or “our”) is an exploration company, focused on the discovery and development of lithium and potassium brine and nitrate and iodine deposits in Chile, Argentina and Peru.

We own prospective mineral claims for lithium and potassium that cover a total area of 3,553 acres in Chile and 19,500 acres in Peru. We are currently evaluating additional exploration and production opportunities.

We were incorporated on June 24, 2005, as Mystica Candle Corp. and were originally in the business of manufacturing, marketing and distributing soy-blend scented candles and oils. We determined that we could not continue with our business operations as outlined in our original business plan because of a lack of financial results and resources; therefore, we redirected our focus towards identifying and pursuing options regarding the development of a new business plan and direction. In July 2008 we changed our name from Mystica Candle Corp. to NanoDynamics Holdings, Inc., to facilitate discussions with NanoDynamics, Inc., a Delaware corporation, regarding a possible business combination. However, we determined not to proceed with that business combination.  In October 2009, we changed our name from NanoDynamics Holdings, Inc., to Li3 Energy, Inc., as we refocused our business strategy on the energy sector and lithium mining opportunities.

The following discussion highlights the principal factors that have affected our financial condition and results of operations as well as our liquidity and capital resources for the periods described. This discussion contains forward-looking statements. Please see “Forward-Looking Statements” above and “Risk Factors” included in our Annual Report on Form 10-K/A for the fiscal year ended June 30, 2010, as amended, filed with the Securities and Exchange Commission (“SEC”) (the “Form 10-K/A”), for a discussion of the uncertainties, risks and assumptions associated with these forward-looking statements.

The following discussion and analysis of our financial condition and results of operations as of, and for the three and nine months ended, March 31, 2011 and 2010, are based on our consolidated financial statements as of March 31, 2011, and for the three and nine months ended March 31, 2011 and 2010, which are unaudited.  In the opinion of management, such consolidated financial statements include the adjustments and accruals necessary for a fair presentation of the results for the interim periods. These interim results are not necessarily indicative of results for a full year. Certain information and footnote disclosures normally included in financial statements prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”) have been condensed or omitted in these financial statements as of March 31, 2011, and for the three and nine months ended March 31, 2011 and 2010.

You should read this discussion and analysis together with such financial statements and the notes thereto.

Going Concern

The Company currently has no sources of recurring revenue, working capital of $20,926 at March 31, 2011, and has generated net losses of $37,386,124 and negative cash flows from operations of $4,809,444 during the period from June 24, 2005 (inception) through March 31, 2011.

In the course of its exploration activities, the Company has sustained and continues to sustain losses.  The Company does not anticipate positive cash flow from operations before 2013 and cannot predict if and when the Company may generate profits.  In the event the Company identifies commercial reserves of minerals, the Company will require substantial additional capital to develop those reserves.  The Company expects to finance its operations primarily through future financings. However, there exists substantial doubt about the Company’s ability to continue as a going concern because there is no assurance that it will be able to obtain such capital, through equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support its growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then the Company’s operations would be materially negatively impacted.

Our ability to complete additional equity or debt offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of us and the offering terms. In addition, our ability to complete an offering may be dependent on the status of our exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to us, and if available, on terms and conditions that are acceptable.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required until such time as it can generate sources of recurring revenues and to ultimately attain profitability.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Operational Update

Chile

Alfredo

On April 20, 2010, the Company entered into a non-binding term sheet with Pacific Road Capital A Pty. Limited, as trustee for Pacific Road Resources Fund A (“Fund A”), Pacific Road Capital B Pty. Limited, as trustee for Pacific Road Resources Fund B (“Fund B”), and Pacific Road Capital Management G.P. Limited, as General Partner of Pacific Road Resources Fund, L.P. (“PR Partnership” and, together with Fund A and Fund B, “Alfredo Sellers”), pursuant to which the Company was granted the exclusive option to acquire all of the outstanding share capital of Alfredo Holdings, Ltd. (“Alfredo”) in exchange for a cash payment of $90,000, which the Company paid during the year ended June 30, 2010.

Alfredo owns 100% of the share capital of Pacific Road Mining Chile, SA, a Chilean Corporation (“PRMC”).  PRMC is a special purpose Chilean corporation which entered into an Option to Purchase Agreement, dated June 6, 2008, that gave PRMC the option to acquire 100% of six mining concessions with respect to approximately 6,669 acres of mining tenements near Pozo Almonte, Chile (the “Alfredo Property”).

On August 3, 2010, the Company entered into a Stock Purchase Agreement (“Alfredo SPA”) with the Alfredo Sellers to acquire all of the outstanding shares of Alfredo.  Pursuant to the Alfredo SPA, the Company issued an aggregate of 10,000,000 shares of common stock (the “Purchase Price Shares”) valued at $3,900,000 ($0.39 per share) to the Alfredo Sellers and their designees.  Of the Purchase Price Shares, 8,800,000 shares of common stock that the Company issued directly to the Alfredo Sellers are subject to an 18 month lock-up period pursuant to the Alfredo SPA.   Details of the terms of the acquisition and option (including future payments we may be obligated to make to the Alfredo Sellers) are contained in the Form 10-K/A under Part I, Item 1, “Business—Our Projects—Chile—Alfredo” and are incorporated by reference herein.

The Alfredo SPA also provided for contingent payments in the event certain milestones were achieved, which provisions were later amended by the signing of the SPA Amendment discussed below.

Under the Option to Purchase Agreement, PRMC was required to make additional periodic payments aggregating $360,000 between June 30, 2010 and December 30, 2010.  The Company paid, through PRMC, $80,000 in August 2010 and was required to make payments of $100,000 by October 30, 2010 and $180,000 by December 30, 2010 in order to maintain PRMC’s option rights.  Then, in order to exercise the option and purchase the Alfredo Property, the Company would have been required to pay the option exercise price of $4,860,000 by March 30, 2011.  The Company did not make the $100,000 payment on October 30, 2010, the $180,000 payment on December 30, 2010 or the option exercise price payment of $4,860,000 on March 30, 2011.  Under the terms of the option agreement, the option terminated as a result of the Company not making the required option payments within the specified default and cure periods, and the Company therefore recorded impairment expense for the Alfredo property of $4,070,000 during the nine month period ended March 31, 2011.

As of March 30, 2011, the Company signed an Amending Agreement (the “SPA Amendment”) with respect to the Alfredo SPA with the Alfredo Sellers. If the Alfredo Sellers had closed on a proposed subscription of $2,000,000 in the Company’s 2011 Offering, the SPA Amendment would have adjusted the terms upon which the Alfredo Sellers could invest in the Company pursuant to an option granted under the Alfredo SPA. The Alfredo Sellers did not subscribe to the 2011 Offering. However, the SPA Amendment did change the Alfredo SPA as it relates to the Contingent Payments as noted below.

Pursuant to the SPA Amendment, if and when the following milestones (“Milestones”) are achieved with respect to the Alfredo Property or any other LI3 Energy, Inc. Chilean iodine nitrate project, the Company will make the following additional payments (“Contingent Payments”) to the Alfredo Sellers:

a)	$1,000,000 upon the Board of Directors’ resolution to commence final engineering and design of theAlfredo Mine or any other LI3 Energy, Inc. Chilean iodine nitrate property;

b)	A further $2,000,000 upon the Board of Directors’ resolution to commence construction of the Alfredo Mine or any other LI3 Energy, Inc. Chilean iodine nitrate property;

c)
A further $2,500,000 upon commencement of commercial production from the Alfredo Mine (meaning production at a rate of 75% of design capacity for 3 months) or any other LI3 Energy, Inc. Chilean iodine nitrate property;

In the event a Contingent Payment for any milestone is paid for any iodine nitrate property (including the Alfredo property), no Contingent Payment for the same milestone will be payable for any other Chilean iodine nitrate property. The Alfredo Sellers have the right to take any or all of the above milestone payments in shares of the Company’s common stock instead of cash, valued at the greater of (i) $0.25 per share or (ii) the average of the closing price of the common stock on the 30 trading days immediately preceding the relevant payment date.  The Company is under no obligation to achieve or pursue any of the milestones and the Company currently does not own, or have any rights, to the Alfredo property or any other Chilean iodine nitrate properties. The SPA Amendment was in anticipation of the Company re-acquiring rights to the Alfredo property or another Chilean iodine nitrate property (which has not yet occurred).

As of the date of this filing, we are still in discussions with the owners of Alfredo to reacquire the option to purchase the Alfredo Property on modified terms; however, there can be no assurance that the new option will be executed.  We are also actively exploring opportunities to acquire other iodine/sodium nitrate prospects in addition to or in lieu of the Alfredo property; however, there can be no assurance that suitable prospects will be available on terms acceptable to us or that any such acquisition will be successfully completed.

Maricunga

On November 30 and December 1, 2010, the Company signed non-binding exclusive letters of intent with the shareholders (the “Maricunga Sellers”) of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six private companies (the “Maricunga Companies”), to acquire at least 51%, up to a maximum of 60%, ownership of the Maricunga Companies, which collectively own the Maricunga Project (“Maricunga”).  The Maricunga property is undeveloped and covers an area of approximately 3,553 acres (1,438 hectares), comprising six concessions, each held by a separate legal entity, and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile.   Each concession grants the owner the right to explore for lithium, potassium and boron ore deposits at the Maricunga property.

On May 20, 2011, the Company and the Maricunga Sellers signed the Framework Contract of Mining Project Development and Buying and Selling of Shares of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga (the “Acquisition Agreement”), whereby the Company, through its Chilean subsidiary, Minera Li Energy SPA, acquired 60% of the Maricunga Sellers’ interests in the Maricunga Companies (the “Maricunga Shares”). The purchase price was $6,375,000 in cash and 127,500,000 restricted shares of common stock of the Company (the “Maricunga Purchase Price Shares”), 50% of which is restricted from sale for nine months and the remainder of which is restricted from sale for 18 months as provided in the Acquisition Agreement (the “Lock-Up”).  The Lock-Up will terminate if (a) we sign an agreement with one or more investors for them to finance the necessary development of the project to the stage of commercial production; (b) an offer with characteristics of a take-over bid is made for our shares; (c) our current CEO sells his shares in the Company, or (d) we agree to sell our shares in Minera Li Energy SPA and/or Minera Li Energy SPA agrees to the sale of the Maricunga Shares.  In the event of (d) above, we have agreed that the sale price in any such sale will be based on at least two valuations carried out by institutions with recognized experience in these types of mining assets. The $6,375,000 in cash includes the $250,000 deposit paid in December 2010. On June 2, 2011, upon the registration in Chile of the transfer of the shares in the Maricunga Companies to Minera Li Energy SPA, the closing occurred and the remaining $6,125,000 cash and Maricunga Purchase Price Shares were released from escrow and paid to the Maricunga Sellers.  The Company has agreed to register, under the Securities Act, half of the Maricunga Purchase Price Shares by January 31, 2012, and the remainder by October 31, 2012. In signing the Acquisition Agreement, the Company also committed to finance upon closing, up to $5 million for technical feasibility studies for the project within 180 days of closing.  The Company estimates that capital expenditures for this project will be approximately $170 million.

We have agreed with the Maricunga Sellers:  (a) to increase the number of directors constituting our Board of Directors to seven; (b) that the Maricunga Sellers will have the right to nominate three of our directors and that a fourth director (who shall hold of the position of Chairman of the Board) will be jointly nominated by the Maricunga Sellers and by our management (such persons, or any successors thereto nominated by the Maricunga Sellers or by the Maricunga Sellers and management, as the case may be, the “Nominees”), and that the Board shall appoint such Nominees to fill vacancies created in the Board by the increase in the number of directors and by resignations, to serve until the next annual meeting of stockholders; (c) that the Nominees shall continue to be nominated as directors by our management at the next and subsequent annual meetings of our stockholders, and at any special meeting of the stockholders at which directors are to be elected (collectively, a “Meeting”), during the period of the Lock-Up (but the Nominees will be subject to reelection by the stockholders as provided in our By-Laws); and (d) that if any Nominee is not elected by the stockholders pursuant to the By-Laws, the Maricunga Sellers, or the Maricunga Sellers and management, as the case may be, will have the right to designate the same or another person as their Nominee at the next Meeting, provided it is within the period of the Lock-Up.

POSCO

On May 6, 2011, we entered into a Memorandum of Understanding with POSCO (the “POSCO MOU”), pursuant to which the two companies will explore and evaluate a joint business opportunity, including but not limited to the evaluation of establishing a pilot plant in Korea and or in Chile and, if successful, a commercial plant, with POSCO investing capital and securing rights to purchase production.  On June 30, 2011, we entered into a letter agreement with POSCO to extend the term of the POSCO MOU.  Pursuant to the POSCO MOU, as extended, we have granted to POSCO (or any affiliate POSCO may designate), an option exercisable until August 31, 2011, to purchase for $0.27 per unit, up to $25 million dollars of units of our restricted securities, with each unit consisting of one share of common stock and a three-year warrant to purchase one-half of one share of common stock for $0.40 per whole share. POSCO is a diversified company, with operations in energy, chemicals and materials and is one of the largest steel manufacturers in the world.   There can be no assurance that any final agreement will be reached with POSCO with respect to a pilot plant, a commercial plant, any investment by POSCO, any purchase by POSCO of our production, or otherwise.

Peru

On February 23, 2010, we acquired 100% of the assets of the Loriscota, Suches and Vizcachas Projects for an aggregate purchase price of $50,000.  Given our limited resources, we continue to develop plans to pursue exploration and/or development of the Peru properties.  Any such plans include development beyond a year and are subject to the availability of financing.  We continue to evaluate other nearby properties in Peru to potentially expand our land package in this region.

Argentina

In July 2010, we acquired 100% of the issued and outstanding shares of Noto Energy S.A., an Argentinean corporation (“Noto”), which beneficially owns a 100% interest over 2,995 acres situated on brine salars in Argentina, known as Cauchari.  We are in the process of evaluating the Noto property.  Given our limited resources, we continue to develop plans to pursue exploration and/or development of the Noto property.  Any such plans include development beyond a year and are subject to the availability of financing.  We continue to evaluate other nearby properties in Argentina to potentially expand our land package in this region.

Strategic Plan

Our strategic plan is to explore and develop our existing projects and to identify opportunities and generate new projects with near-term production potential, with the goal of becoming a company with valuable lithium or industrial minerals properties.  Our primary objective is to become a low cost lithium producer as well as a significant producer of potassium nitrate. The key to achieving this objective is to become an integrated chemical company through the strategic acquisition and development of lithium assets as well as other assets that have by-product synergies.

We have acquired a 60% interest in the Maricunga project, an advanced lithium and potassium chloride project in Chile, and we continue to explore other lithium and industrial minerals prospects in the region, located to complement the Alfredo project which we intend to secure, in order to achieve integration of operations to produce metallurgical grade lithium, commercial grade fertilizer and pharmaceutical grade iodine.

Although we recorded an impairment charge to Alfredo of $4,070,000 during the period ended March 31, 2011, we continue to negotiate a new option agreement with the owners of Alfredo mining concessions to acquire the concessions.  Although we expect to agree to terms that are reasonable to the owners of Alfredo and the Company, there is no assurance that an agreement will be reached.

Our strategy currently principally involves the exploration of the Maricunga property and the acquisition and exploration of the Alfredo and property or another iodine/nitrate property.  On the Maricunga project, we expect to spend approximately $6.0 million of exploration expenses in order to bring Maricunga to the feasibility stage. Provided that we are successful in acquiring the Alfredo Property, we expect to spend approximately $6.3 million of acquisition costs (not including an additional up to $5.5 million payable to Alfredo Sellers upon certain post-feasibility milestones), and we expect to incur approximately $2.7 million of exploration expenses in order to bring the Alfredo Property to the feasibility stage.   In the event we are unable to acquire the Alfredo Property, we will focus our efforts on the exploration of the Maricunga property, and we are also actively exploring opportunities to acquire other iodine/sodium nitrate prospects in addition to or in lieu of the Alfredo property, although there can be no assurance that suitable prospects will be available on terms acceptable to us or that any such acquisition will be successfully completed.

In order to finance the up to approximately $15 million of expected acquisition and exploration costs outlined above over the next twelve months, as well as to fund the approximately $2.5 million of working capital we expect to require over the next twelve months, we will need to raise a substantial amount of funds through one or more offerings of our debt, equity or convertible securities.   There can be no assurance that such financing will be available, or will be available on acceptable terms, for us to meet these requirements.

In order to acquire the Alfredo Property, we must successfully complete documentation of a new option or other acquisition agreement.   There can be no assurance that we will be successful in obtaining a new option on, or otherwise acquiring, Alfredo or in financing the cost of acquiring the Alfredo Property or the costs of exploring and developing Alfredo and Maricunga.

Results of Operations

Three Months Ended March 31, 2011 Compared with Three Months Ended March 31, 2010

Revenues

We had no revenues during the three months ended March 31, 2011 and 2010, respectively.

Exploration expenses

During the three months ended March 31, 2011 and 2010, we incurred exploration expenses of $0 and $506,423, respectively.  The expense incurred during the three months ended March 31, 2010 related to exploration expenses incurred in connection with development activities in South America.

General and administrative expenses

During the three months ended March 31, 2011 and 2010, we incurred general and administrative expenses of $1,591,825 and $1,717,504 respectively.  The expenses incurred related primarily to legal fees, consultancy fees, stock compensation, travel expenses and professional fees incurred in connection with the day-to-day development of our business. Expenses were lower during the three months ended March 31, 2011 due to the Company focusing its core efforts on completing the Maricunga transaction.

Other income (expense)

Other expense for the three months ended March 31, 2011, was $11,946,505 compared to other expense of $4,019,413 for the three months ended March 31, 2010, and increased primarily due to our recognition, during the three months ended March 31, 2011, of an increase in the change in the fair value of the derivative liability related to our outstanding warrant instruments of $8,999,382, compared to an increase in the change in fair value of the derivative liability of $4,020,079 for the three months ended March 31, 2010.  During the three months ended March 31, 2011, the Company recorded a loss on warrant modification of $1,023,320. The Company also recorded a loss on settlement of $1,920,000 as a result of a settlement with Puna Lithium during the three months ended March 31, 2011.  Interest expense amounted to $1,902 and $1,902 during the three months ended March 31, 2011 and 2010, respectively and related to our loans payable.   During the three months ended March 31, 2011 and 2010, we incurred losses on foreign currency translation of $1,995 and $0, respectively, and such losses related to our operations in Peru.

Nine Months Ended March 31, 2011 Compared with Nine Months Ended March 31, 2010

Revenues

We had no revenues during the nine months ended March 31, 2011 and 2010, respectively.

Mineral rights impairment expense

During the nine months ended March 31, 2011 and 2010, we incurred impairment expenses of $4,070,000 and $0, respectively.  The impairment expense recorded during the nine months ended March 31, 2011 was incurred as a result of the Company not making the option payments required to retain the rights to acquire the Alfredo property, which terminated the option agreement.

Exploration expenses

During the nine months ended March 31, 2011 and 2010, we incurred exploration expenses of $309,286 and $506,423, respectively.  The expenses incurred in both periods related principally to our efforts to secure strategic mineral rights and include direct expenses, consulting expenses in connection with prospective mining operation investment opportunities, and travel.

General and administrative expenses

During the nine months ended March 31, 2011 and 2010, we incurred general and administrative expenses of $4,402,398 and $2,434,922, respectively.  The increase in expenses incurred related primarily to legal fees, consultancy fees, stock compensation, travel expenses and professional fees incurred in connection with the day-to-day operation of our business.

Other income (expense)

Other expense for the nine months ended March 31, 2011, was $12,362,048 compared to other expense of $4,566,892 for the nine months ended March 31, 2010.  During the nine months ended March 31, 2011, we recorded an increase in the change in the fair value of the derivative liability related to our outstanding warrant instruments of $9,828,550, compared to an increase in the change in fair value of the derivative liability of $4,565,419 for the nine months ended March 31, 2010.  During the nine months ended March 31, 2011, the Company recorded a warrant modification expense of $1,023,320. The Company also recorded a net loss on settlement of $1,497,500 as a result of settlements with Lacus and Puna Lithium during the nine months ended March 31, 2011.  Interest expense amounted to $6,403 and $5,790 during the nine months ended March 31, 2011 and 2010, respectively and largely related to our loans payable.   During the nine months ended March 31, 2011 and 2010, we incurred losses on foreign currency translation of $6,478 and $0, respectively, and such losses related to our operations in Peru.

Fiscal years Ended June 30, 2010 and 2009

Revenues

We had no revenues during the years ended June 30, 2010 and 2009, respectively.

Operating Expenses

Mineral Rights Impairment Expense

During the years ended June 30, 2010 and 2009, mineral rights impairment expense was $4,718,785, and $0, respectively.  The increase for the year ended June 30, 2010 is a result of the impairment of the Puna ($742,178) and Nevada ($3,976,607) projects.  In each of these projects, after further review, we determined that the projects did not meet our requirements for additional mining development activities.

Exploration expenses

During the years ended June 30, 2010 and 2009, we incurred exploration expenses of $2,335,779 and $0, respectively.  The expenses incurred during the year ended June 30, 2010 related to our efforts to secure strategic mineral rights in North and South America and include direct expenses, consulting expenses in connection with prospective mining operation investment opportunities, and travel.

General and administrative Expenses

During the years ended June 30, 2010 and 2009, we incurred general and administrative expenses of $2,762,102 and $63,364, respectively.  The increase in expenses incurred related primarily to consultancy fees, travel expenses and professional fees incurred in connection with the day-to-day operation of our business.

Other Income (Expense)

Other expense for the year ended June 30, 2010, was $6,232,016 compared to other expense of $4,541 for the year ended June 30, 2009, and increased primarily due to our recognition, during the year ended June 30, 2010, of an unrealized loss from the increase in the fair value of the derivative liability related to our outstanding warrant instruments of $6,223,547. Interest income in the amount of $4,404 was earned on our cash deposits during the 2010 fiscal year as compared to $11 during the 2009 fiscal year. Interest expense amounted to $7,713 during the year ended June 30, 2010 as compared to $4,552 during the year ended June 30, 2009, and were incurred in connection with interest bearing notes that we sold to finance our short-term working capital needs.  During the years ended June 30, 2010 and 2009, we incurred a loss on foreign currency translation of $5,160 and $0, respectively, and such losses related to our operations in Peru.

Liquidity and Capital Resources

Due to our brief history and historical operating losses, our operations have not been a source of liquidity, and our sources of liquidity primarily have been debt and proceeds from the sale of our equity securities in several private placements.

Although we have begun the acquisition of certain mining properties, any of such properties that we may acquire will require exploration and development that could take years to complete before it begins to generate revenues.  There can be no assurances that we will be successful in acquiring such properties or that if we do complete acquisitions, properties acquired will be successfully developed to the revenue producing stage.  If we are not successful in our proposed mining operations, our business, results of operations, liquidity and financial condition will suffer materially.

Various factors outside of our control, including the price of lithium and other minerals, overall market and economic conditions, the downturn and volatility in the US equity markets and the trading price of our common stock may limit our ability to raise the capital needed to execute our plan of operations.  We recognize that the US economy is currently experiencing a period of uncertainty and investor appetite for our securities may not be at their peak.  These or other factors could adversely affect our ability to raise additional capital.  As a result of an inability to raise additional capital, our short-term or long-term liquidity and our ability to execute our plan of operations could be significantly impaired.

During nine months ended March 31, 2011, we raised $2,214,910 (net of offering costs of $275,089) from private placement offerings and $1,411,050 from the exercise of warrants (of which $1,121,050 was cash held in trust at March 31, 2011 and was remitted to the Company in April). Subsequent to March 31, 2011, we raised an additional $5,841,519 (net of offering costs of approximately $616,900) from a private placement offering, $22,500 from the exercise of certain warrants and $1.5 million from the issuance of zero-coupon convertible notes (as described below).

On May 2, 2011, the Company entered into and simultaneously closed a Credit Agreement for a $1.5 million bridge loan with three private institutional investors. Under the Credit Agreement, the Company issued to each lender a zero-coupon original issue discount note due February 2, 2012. The notes are convertible into shares of the Company’s common stock at the lender’s option at a price of $0.40 per share. The aggregate face amount of the notes at maturity is $1,677,438. The Company may prepay the notes at its option (together with accrued original issue discount), and must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by the Company.

The Company also agreed to issue to the lenders warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable for five years at an initial exercise price of $0.50 per share (the “Lender Warrants”).

The Company agreed to pay finders’ fees consisting of cash in the amount of 5% of the aggregate issue price of the notes, or $75,000 in total, and warrants to purchase an aggregate of 75,000 shares of common stock, exercisable for five years at an initial exercise price of $0.40 per share (the “Arranger Warrants”).

The Company determined the estimated fair value of the warrants was $564,000, which will be recorded as a discount on the notes. The convertible notes included a beneficial conversion feature of $751,000, which also will be recorded as a discount on the notes. The $75,000 will be recorded as deferred financing costs. The total discount of $1,315,000 and the $75,000 deferred financing costs will be amortized over the 9 month life of the convertible debentures The $185,000 (net of discount of $1,315,000) recorded amount of the notes has an annualized effective interest rate of approximately 1,891% per year.

In addition to utilizing our capital to acquire properties and pay other corporate costs, we periodically issue shares of our common stock as consideration in lieu of cash to conserve our cash and meet our obligations.  We likely will continue to issue common stock for these purposes where feasible, if we determine that it is in our economic best interests.

We have been using the net proceeds from the 2010 and 2011 private placements, the zero-coupon notes and exercises of warrants towards the implementation of our business development plan and for general working capital purposes.  We will require additional capital to pay our obligations and to execute our exploration and development plans for our existing lithium mining properties and any others that we may be successful in acquiring.  We plan to seek to raise such capital through additional sales of our equity or debt securities.  There can be no assurance, however, that such financing will be available to us or, if it is available, that it will be available on terms acceptable to us and that it will be sufficient to fund our expected needs.  If we are unable to obtain sufficient financing, we may not be able to proceed with our exploration and development plans or meet our ongoing operational working capital needs.

At March 31, 2011, we had cash of $119,001, as compared to $302,821 at June 30, 2010.  The decrease in cash from June 30, 2010 to March 31, 2011 was due to cash used in operating activities ($2,258,730) and the acquisition of mineral rights and long-term nonrefundable advance ($430,000), partially offset by net proceeds from 2010 private placements and the exercise of warrants of $2,504,910.

Our strategy currently principally involves the exploration of the Maricunga property and the acquisition and exploration of the Alfredo property or another iodine/nitrate property.  On the Maricunga project, we expect to spend approximately $6.0 million of exploration expenses in order to bring Maricunga to the feasibility stage.  Provided that we are successful in acquiring the Alfredo Property, we expect to spend approximately $6.3 million of acquisition costs (not including an additional up to $5.5 million payable to Alfredo Sellers upon certain post-feasibility milestones), and we expect to incur approximately $2.7 million of exploration expenses in order to bring the Alfredo Property to the feasibility stage.  In the event we are unable to acquire the Alfredo Property, we will focus our efforts on the exploration of the Maricunga property, and we are also actively exploring opportunities to acquire other iodine/sodium nitrate prospects in addition to or in lieu of the Alfredo property, although there can be no assurance that suitable prospects will be available on terms acceptable to us or that any such acquisition will be successfully completed..

In order to finance the up to approximately $15 million of expected acquisition and exploration costs outlined above over the next twelve months, as well as to fund the approximately $2.5 million of working capital we expect to require over the next twelve months, we will need to raise a substantial amount of funds through one or more offerings of our debt, equity or convertible securities.   There can be no assurance that such financing will be available, or will be available on acceptable terms, for us to meet these requirements.

In order to acquire the Alfredo Property, we must successfully acquire a new option.   There can be no assurance that we will be successful in obtaining a new option on Alfredo or in financing the cost of exercising the option or the costs of exploring and developing Alfredo and Maricunga.

Investment Agreement

We have entered into an Investment Agreement (the “Investment Agreement”) with Centurion Private Equity, LLC (the “Investor”), dated as of December 2, 2010, pursuant to which, subject to certain conditions, we may sell newly issued shares of our common stock (the “Put Shares”) to the Investor from time to time during the commitment period (each such sale, a “Put”) subject to certain dollar and share volume limitations for each Put.  Provided that the relevant conditions are met, we may make Puts under the Investment Agreement from time to time until 24 months from the date the Centurion Registration Statement (as defined below) is declared effective or until all Puts under the Investment Agreement have reached an aggregate gross sales price of $10 million, if sooner.

Pursuant to the Investment Agreement, we issued to the Investor 1,551,253 shares of our common stock (the “Commitment Shares”) and we had previously issued to an affiliate of the Investor an additional 87,096 shares of our common stock (the “Fee Shares”).  The Investment Agreement provides that, prior to making any Put, among other things, we must have a registration statement declared effective with respect to the resale of the Commitment Shares, Fee Shares and Put Shares (the “Centurion Registration Statement”).

The Investment Agreement prohibits our issuance of Variable Equity Securities (as defined therein), which are generally future-priced securities or securities with price reset provisions, during the period after the date of the Investment Agreement and prior to 30 days after the Termination Date (as defined therein).  The Investment Agreement further provides that, subject to certain exceptions, the Investor shall have a right of first refusal with respect to any private capital raising transactions involving our equity securities that closes between the date of the Investment Agreement and 60 days after the Termination Date.

There can be no assurance that the conditions to our exercise of any Put (including, without limitation, the effectiveness of the Centurion Registration Statement) will be satisfied at any time or times that we might desire to make a Put, or at all.  Furthermore, we may or may not elect to exercise a Put if an when we are permitted to do so.  Accordingly, we may not ultimately obtain the liquidity we seek through the Investment Agreement.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DESCRIPTION OF BUSINESS

Overview of Our Business

We are an emerging exploration company, focused on the discovery and development of lithium and potassium brine and nitrate and iodine deposits in Chile, Argentina and Peru.

•
In May 2011, we acquired 60% ownership of six companies that collectively own the Maricunga project, which covers an area of approximately 3,553 acres (1,438 hectares), comprising six concessions prospective for lithium and potassium brines, and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile.

•
In August 2010 we acquired 100% ownership of Alfredo Holdings, Ltd. (“Alfredo”), which, through its Chilean subsidiary, Pacific Road Mining Chile S.A. (“PRMC”), had an option to purchase mining concessions on approximately 6,670 acres (2,700 hectares) of mining tenements near Pozo Almonte, Chile (the “Alfredo Property”), from which we expect to produce saleable iodine and (aided by the potassium we expect to generate from our prospective lithium brine properties) nitrate products.  That option has terminated as a result of our not making the required option payments.  We are negotiating with the owners of the Alfredo Property to reacquire the option to purchase the Alfredo Property on modified terms.  However, there can be no assurance that any new option will be executed.

•
In July 2010 we acquired 100% ownership of Noto Energy S.A., an Argentinean corporation (“Noto”), which beneficially owns a 100% interest over 2,995 acres (1,212 hectares) situated on brine salars in Argentina, known as Cauchari.  We are in the process of evaluating the Noto property, but we currently do not anticipate spending material amounts on exploration work with respect to this project over the next 12 months.

•
In February 2010, we acquired 100% of the assets of the Loriscota, Suches and Vizcachas projects located respectively in the Regions of Puno, Tacna and Moquegua, Peru. The assets consist of nine undeveloped mineral claims prospective for lithium and potassium covering a total area of 19,500 acres (7,890 hectares). We continue to evaluate these properties to determine if they meet our criteria, but we currently do not anticipate spending material amounts on exploration work with respect to these projects over the next 12 months.

•	We have determined that other properties we had acquired in Nevada and Argentina do not meet our integration and deposit criteria, and the options for these properties have been terminated.

Each of these acquisitions is described in more detail below.

Strategic Plan

Our strategic plan is to explore and develop our existing projects and to identify opportunities and generate new projects with near-term production potential, with the goal of becoming a company with valuable lithium or industrial minerals properties.  Our primary objective is to become a low cost lithium producer as well as a significant producer of potassium nitrate. The key to achieving this objective is to become an integrated chemical company through the strategic acquisition and development of lithium assets as well as other assets that have by-product synergies.

Although we recorded an impairment charge to Alfredo of $4,070,000 during the period ended March 31, 2011, we continue to negotiate a new option agreement with the owners of Alfredo mining concessions to acquire the concessions.  Although we expect to agree to terms that are reasonable to the owners of Alfredo and the Company, there is no assurance that an agreement will be reached.

We have acquired the Maricunga project, an advanced lithium and potassium chloride project in Chile, and we continue to explore other lithium and industrial minerals prospects in the region, located to complement the Alfredo project, which we intend to secure, in order to achieve integration of operations to produce metallurgical grade lithium, commercial grade fertilizer and pharmaceutical grade iodine.

Our strategy currently principally involves the exploration of the Maricunga property and the acquisition and exploration of the Alfredo property or another iodine/nitrate property.  On the Maricunga project, we expect to spend approximately $6.0 million of exploration expenses in order to bring Maricunga to the feasibility stage.Provided that we are successful in acquiring the Alfredo Property, we expect to spend approximately $6.3 million of acquisition costs (not including an additional up to $5.5 million payable to Alfredo Sellers upon certain post-feasibility milestones), and we expect to incur approximately $2.7 million of exploration expenses in order to bring the Alfredo Property to the feasibility stage.  In the event we are unable to acquire the Alfredo Property, we will focus our efforts on the exploration of the Maricunga property, and we are also actively exploring opportunities to acquire other iodine/sodium nitrate prospects in addition to or in lieu of the Alfredo property, although there can be no assurance that suitable prospects will be available on terms acceptable to us or that any such acquisition will be successfully completed..

In order to finance the  up to approximately $15 million of expected acquisition and exploration costs outlined above over the next twelve months, as well as to fund the approximately $2.5 million of working capital we expect to require over the next twelve months, we will need to raise a substantial amount of funds through one or more offerings of our debt, equity or convertible securities.   There can be no assurance that such financing will be available, or will be available on acceptable terms, for us to meet these requirements.

In order to acquire the Alfredo Property, we must successfully complete documentation of a new option or other acquisition agreement.  There can be no assurance that we will be successful in obtaining a new option on, or otherwise acquiring, Alfredo or in financing the cost of acquiring the Alfredo Property or the costs of exploring and developing Alfredo and Maricunga.

We believe that successful execution of this first phase of our strategic acquisition program will establish Li3 Energy as a major holder of prime lithium, iodine and nitrate acreage among junior lithium explorers.

Lithium and Lithium Mining

Lithium is the lightest metal.  It is a soft, silver white metal and belongs to the alkali group of elements, which includes sodium, potassium, rubidium, caesium and francium. The chemical symbol for lithium is “Li,” and its atomic number is 3.

Like the other alkali metals, lithium has a single valence electron that is easily given up to form a cation (positively charged ion). Because of this, it is a good conductor of both heat and electricity and highly reactive, though it is the least reactive of the alkali metals.  Lithium possesses a low coefficient of thermal expansion (which describes how the size of an object changes with a change in temperature) and the highest specific heat capacity (a measure of the heat, or thermal energy, required to increase the temperature of a given quantity of a substance by one unit of temperature) of any solid element.

No other metal is as lightweight, better at holding a charge or as good at dissipating heat as Lithium. These properties make lithium an excellent material for manufacturing batteries (lithium-ion batteries).  According to the U.S. Geological Survey’s “Mineral Commodity Summaries 2010,” batteries accounted for 23% of lithium end-usage globally, and we expect demand for lithium from the battery segment to grow along with demand for such batteries.  Although lithium markets vary by location, global end-usage was estimated by the U.S. Geological Survey as follows:  ceramics and glass, 31%; batteries, 23%; lubricating greases, 10%; air treatment, 5%; continuous casting, 4%; primary aluminum production, 3%; and other uses, 24%.  Lithium use in batteries expanded significantly in recent years, because rechargeable lithium batteries are being used increasingly in portable electronic devices and electrical tools.

As mentioned earlier, lithium belongs to the alkali group of metals. This group of metals is typically extracted from solutions called brines, which are associated with evaporite deposits.  Lithium is also contained in the mineral spodumene, which occurs in a rock called pegmatite.  To a lesser extent lithium occurs as a component of certain clay minerals

Historically, and especially during the period leading up to and during World War II, lithium was designated a strategic metal, heavily used in the aircraft industry because it is light and strong. During this period the mineral spodumene (a lithium aluminum silicate) was mined by open pit hard rock mining methods and processed to recover the lithium.  During the post-war period, lithium production from the higher cost hard rock mines was replaced by the lower cost extraction of lithium from the mineral rich brines associated with evaporite deposits. Evaporite deposits occur in environments characterized by arid conditions with extremely high evaporation rates. This environment typically occurs at high altitudes, greater than 12,000 feet above sea level, so evaporite deposits occur in only a very few locations in the world, including China (the province of Qinghai and the Autonomous Region of Tibet); the Puna Plateau, a high altitude plateau covering part of Argentina, Chile, Bolivia and the southern portion of Peru; and in a small region in Nevada, which is the core of what is called the Great Basin of the western United States.  Over 70% of the world’s lithium is produced from the brines associated with the evaporite deposits on the Puna Plateau of South America.

Brine extraction (mining) and the recovery of lithium and other economic compounds is analogous to pumping water from an aquifer, but instead of fresh water, the water contains a variety of mineral salts in solution, including lithium, potassium (K), magnesium (Mg) and sodium (Na).  This form of “mining” is much more efficient, cost effective and environmentally friendly than open pit mining.  Lithium production from spodumene can typically cost in the range of $4,300 to $4,800 per metric ton of lithium carbonate and is a process that is highly sensitive to energy costs.  On the other hand, lithium production from brines can be accomplished at costs in the range of $2,200 to $2,600 per metric ton of lithium carbonate.  However, the processing cost can vary by a wide range, depending largely on:

•	lithium concentration in the particular brine;

•	evaporation rates at the site, which determine how quickly the brine can be concentrated; and

•	the balance of other minerals in the brine, which effects the degree of processing needed to remove impurities.

Lithium in Batteries

Lithium demand is being driven by its increasing use in the batteries of portable consumer electronics, including mobile phones and laptop computers, and in a range of industrial applications including ceramics and lubricants.  The most dramatic increase in demand is being spurred by auto makers racing to bring lithium-ion battery powered and hybrid electric cars to market.

A lithium-ion battery (Li-ion battery) is a type of rechargeable battery in which lithium ions move from the anode (negative terminal) to the cathode (positive terminal) during discharge, and from the cathode to the anode when charging.  Lithium-ion batteries are one of the most popular types of battery, because they have one of the best energy-to-weight ratios, no memory effect (the effect in which certain other rechargeable batteries lose their maximum energy capacity if they are repeatedly recharged after being only partially discharged) and a slow loss of charge when not in use.

Rechargeable battery materials used in electric vehicles include lead-acid (traditional “wet” and gel or “valve regulated”), nickel-cadmium, nickel-metal-hydride, lithium-ion, lithium-ion polymer, and, less commonly, zinc-air and molten salt.  Ideally, a battery for an electric car needs to be light, small, energy dense, quick to recharge, relatively inexpensive, long lasting, and safe.  Today’s electric and hybrid vehicles are primarily powered by nickel-metal-hydride (NiMH) batteries.  NiMH batteries are safe, abuse-tolerant and offer much longer life cycles than older lead-acid batteries, while providing reasonable energy density.   However, NiMH batteries are more expensive than lead-acid batteries, as a result of the high nickel content.

Li-ion batteries have a higher energy density than most other types of rechargeables.  A Li-ion battery can achieve power density of 100-170 watt hours (Wh) per kilogram (kg) of weight, versus NiMH’s 30-80 Wh/kg.  This means that for their size or weight they can store more energy than other rechargeable batteries. Li-ion batteries also operate at higher voltages than other rechargeables, typically about 3.7 volts for Li-ion vs. 1.2 volts for NiMH or NiCd.  This means a single cell can often be used rather than multiple NiMH or NiCd cells.

Finally, Li-ion batteries have a lower self-discharge rate than other types of rechargeable batteries.  This means that once they are charged they will retain their charge for a longer time than other types of rechargeable batteries.  NiMH and NiCd batteries can lose anywhere from 1-5% of their charge per day, (depending on the storage temperature) even if they are not installed in a device. Li-ion batteries, on the other hand, can retain most of their charge even after months of storage.

Ideal Brine Conditions

The most important metrics when evaluating lithium brine resources are:

1)	lithium content;

2)	evaporation rate;

3)	magnesium to lithium ratio;

4)	potassium content; and

5)	sulphate to lithium ratio.

The boron content is also important, as it allows for the production of another saleable product, boric acid.

The lithium concentration in the brines is typically measured in parts per million (ppm) or weight percentage. The higher the lithium concentration the better.  However, high local evaporation rates can compensate for lower lithium concentrations.

Providing that lithium contents are high enough, the magnesium to lithium (Mg:Li) ratio is another important chemical feature in assessing favorable brine chemistry and the ultimate economic viability of a site at an early stage.  The lower the ratio the better, as a high ratio means that, during the evaporation process, an increasing amount of lithium will be trapped (“entrained”) in the magnesium salts when they crystallize early.  This will ultimately lead to a lower lithium recovery rate and thus less profitability.  High Mg:Li ratios also generally mean that more soda ash (Na2CO3) reagent is required during the processing of the brine (as described below) and, therefore, may add significantly to costs.

The potassium (K) concentration in the brines is typically measured as a weight percentage.  The higher the K concentration the better.

The lower the sulphate (SO4) to lithium ratio in the final lithium brine pond, the more the brine will be amenable to lithium extraction via the conventional solar evaporation process.  This is because lithium sulphate (Li2SO4) is highly soluble and so, to the extent that it is able to form, the lithium recovery will suffer.

Key Stages of Lithium Recovery

The most economic way to recover lithium from a salar (a dry lake or salt flat) is by solar evaporation.  However, the process is subject to natural conditions, and the evaporation rate, relative humidity, wind velocity, temperature and brine composition have a tremendous influence on the solar pond requirements and in turn on pumping and settling rates to meet production quotas.

Each lithium recovery process has a unique design based on the concentrations of Li, Na, K, Mg, calcium (Ca) and SO4 in the brine, and, although there may be some similarities, each salar has its own customized methodology for optimum recovery due to the varying ionic concentrations.  Wells are drilled, and the mineral rich brine is pumped to the surface into a series of large shallow ponds of increasing concentration.  As water evaporates, the concentration of minerals in solution increases.  The brine evaporates over an 18-24 month period until it has a sufficient concentration of lithium salts.  At that point, the concentrate is shipped by truck or pipelined to processing plants where it is converted to usable salt products.  In the plant, sodium carbonate (soda ash) is added to precipitate lithium carbonate, which is dried and shipped to end users to be further processed into pure lithium metal.  The by-products such as potassium chloride (potash), sodium borate (borax) and other salts may also be recovered and sold to end users.

The primary reagents used to produce lithium from brine are lime and soda ash. Both substances are natural materials, commonly used in many processes and have no detrimental environmental effect when used properly. Other than solar energy, only minor amounts of fuels are consumed in the production process (pumping the brines into the ponds, etc.).

Potentially economic salts produced from the salar brine are NaCl, carnallite, sylvinite and bischoffite, as well as the final end-point brine.  The chemical pond to pond process from the brine feed from the salar to the end-point brine ready for the processing plant is as follows:

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Calcium Chloride (CaCl2) is added at the beginning in the first pond in order to precipitate out most of the sulphate (SO4) in the form of gypsum (CaSO4).  Removal of the sulphate is important, as it is detrimental in downstream processing.  Furthermore, the gypsum itself has multiple uses from agriculture to construction.

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In the next two ponds and after solar evaporation, sylvinite will begin to precipitate, which is a combination of table salt and potash (KCl).  The sylvinite can be harvested and sent to a froth flotation circuit to produce potash.

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Finally, the sequential ponding process moves to the lithium ponds until the end-point brine is sufficiently rich in lithium.  The lithium is still largely in the final ponds, because it is extremely soluble (likes to stay dissolved in solution), although there will be some lithium entrained in Mg and K salts in previous ponds.

Global Market

We believe that the lithium mining industry is just under $1 billion in market size in terms of annual sales of lithium carbonate, and is characterized by a high degree of geographic and corporate concentration. In 2008, Chile produced 46% of the lithium carbonate worldwide, while Argentina and Australia produced 14% and 23%, respectively.

At the World Lithium Supply and Markets 2009 conference in Santiago, Chile, the world’s top three lithium producers, Sociedad Quimica y Minera de Chile SA (“SQM”), Chemetall Lithium and FMC Lithium, along with research groups TRU Group and Roskill, presented an outlook for lithium. According to the forecast, world lithium demand is expected to grow as much as three-fold in just over ten years. Growth is driven by secondary (rechargeable) batteries and electric vehicle (EV) batteries. Current demand for lithium, measured as lithium carbonate equivalent (LCE), is around 110,000 metric tons per annum (tpa).  This is expected to rise to around 250,000 to 300,000 tpa in 2020 driven by rechargeable batteries and EV batteries, according to the outlook.  Lithium carbonate is approximately 18.9% lithium by weight, so each metric ton of LCE includes approximately 189 kilograms of lithium.

According to the U.S. Geological Survey (“USGS”), Chile is the leading lithium producer in the world.  Argentina, China, and the United States are also major producers.  The 2011 edition of the USGS Mineral Commodity Summaries gives the following estimated world lithium mine production and reserves (in metric tons of lithium content), including the footnoted information:

	Mine production				Reserves1
	2009		2010 (est.)
United States	Withheld		Withheld		38,000
Argentina	2,200		2,900		850,000
Australia	6,280		8,500		580,000
Brazil	160		180		64,000
Canada	310		—		—
Chile	5,620		8,800		7,500,000
China	3,760		4,500		3,500,000
Portugal	—		—		10,000
Zimbabwe	500		350		23,000
World total (rounded)	18,800	2	25,300	2	13,000,000

Identified lithium resources3 total 4 million tons in the United States and approximately 29 million tons in other countries. Among the other countries, identified lithium resources for Bolivia and Chile total 9 million tons and in excess of 7.5 million tons, respectively. China and Argentina total 5.4 million tons and 2.6 million tons of identified lithium resources, respectively, while Brazil, Congo, and Serbia each contain approximately 1 million tons. Identified lithium resources for Australia and Canada total 630,000 tons and 360,000 tons, respectively.

1.
Reserves means that part of the reserve base which could be economically extracted or produced. The term reserves need not signify that extraction facilities are in place and operative. Reserves include only recoverable materials. The reserves base is that part of an identified resource that meets specified minimum physical and chemical criteria related to current mining and production practices, including those for grade, quality, thickness, and depth. The reserve base is the in-place demonstrated (measured plus indicated) resource from which reserves are estimated. It may encompass those parts of the resources that have a reasonable potential for becoming economically available within planning horizons beyond those that assume proven technology and current economics. The reserve base includes those resources that are currently economic (reserves), marginally economic (marginal reserves), and some of those that are currently subeconomic (subeconomic resources).

2.	Excludes U.S. production.

3.
Identified resources are resources whose location, grade, quality, and quantity are known or estimated from specific geologic evidence. Identified resources include economic, marginally economic, and subeconomic components.

Substitution for lithium compounds is possible in batteries, ceramics, greases, and manufactured glass.  Examples are calcium and aluminum soaps as substitutes for stearates in greases; calcium, magnesium, mercury, and zinc as anode material in primary batteries; and sodic and potassic fluxes in ceramics and glass manufacture. Lithium carbonate is not considered to be an essential ingredient in aluminum potlines. Substitutes for aluminum-lithium alloys in structural materials are composite materials consisting of boron, glass, or polymer fibers in engineering resins.

Iodine Market and Mining

Iodine is a chemical element that has the symbol “I,” and its atomic number is 53. It belongs to the halogen group of elements and is considered to be the heaviest essential element utilized biologically. In nature, Iodine is a relatively rare element, ranking 47th in abundance.

Under standard conditions, iodine is a bluish black solid that dissolves easily in most organic solvents due to its lack of polarity. Iodine salts are often very soluble in water and are found in greater concentrations in seawater than in rocks. On the other hand, minerals containing iodine include caliche, which are found in Chile.

Caliche is one of the two sources used for the production of iodine, the other being the brines of gas and oil fields. The caliche contains sodium nitrate, which is the main product of mining activities, and small amounts of iodate minerals, sodium chloride and sodium sulfate, which are extracted during leaching and production of pure sodium nitrate.

Mining operations for iodine salt extraction from caliche include drilling, blasting, loading and hauling to heap leach pads. These pads are constructed with an impervious membrane and a leached solution collection system. The minerals in the leach pads are then sprinkled with water in order to dissolve the salts, leaving brine that contains nitrate and iodine salts as well as sodium sulfate salt. At the end of the process iodine is packaged after being removed from the brine via a reaction with sulfur dioxide gas.

One of the uses of iodine is as a co-catalyst for the production of acetic acid and for the production of ethylenediammonium diiodide (EDDI), a nutritional supplement provided to livestock. Elemental iodine is also used as a disinfectant for use in dairies, food processing plants, hospitals and laboratories. The National Aeronautics and Space Administration (NASA) uses iodine in its water disinfection process on all manned space flights and in the international space station. Iodine is a cost-efficient, effective and simple means of water disinfection. In addition, iodine is used for nutrition purposes (iodized salt), as iodine deficiency can cause increased child mortality, irreversible mental retardation, and reproductive failure. Other uses for iodine are for pharmaceutical purposes and for the manufacture of liquid crystal displays (LCD), which are used for electronic equipments including appliances, computers, digital cameras, personal handheld devices, and televisions.

According to the U.S. Geological Survey Minerals Yearbook (2008), world consumption of iodine and its derivatives was estimated to be about 20% for x-ray contrast media, 13% for pharmaceuticals, 10% of LCD manufacture, 9% each for animal nutrition and iodophors, 5% each for biocides and nylon manufacture, 3% for human nutrition, and 26% for other applications.

The leading consumption regions for iodine was Western Europe with 39% of world consumption, followed by the Unites States with 24%, China with 8%, Japan with 7%, India with 6%, and other regions with the remaining 16%.

Prices for iodine and its derivatives have continued to increase over the years. During 2008, the average free alongside ship for exported crude iodine was $18.30 per kilogram, an increase from $18.16 per kilogram from 2007. The average declared cost, insurance and freight value imported from Chile, the major source of imported iodine for the United States, was $23.58 per kilogram in 2008, representing a 7% increase from 2007. Actual prices for iodine are negotiated on long and short term contracts between buyers and sellers.

The U.S. Geological Survey (USGS) report titled “Mineral Commodity Summaries 2010,” states that demand for iodine in applications such a biocides, iodine salts, liquid crystal displays (LCD), synthetic fabric treatments, and x-ray contrast media are expected to increase at a rate of 3.5% to 4% per year over the next decade. Global shipments of LCD televisions were expected to double by 2012, which would in turn result in the consumption of iodine by LCD producers. In addition, as more countries implement legislation mandating salt iodization in order to combat iodine deficiency, the global demand for iodized salt would be expected to increase.

 Chile is the leading iodine producer in the world and is followed by Japan and the United States. Chile accounted for more than 50% of world production, with two of the leading iodine producers in the world based in Chile. A large portion of the Chilean iodine was produced as a byproduct or co-product of nitrates. Japanese iodine was extracted from underground natural gas brines.

The 2011 edition of the USGS Mineral Commodity Summaries gives the following estimated world iodine mine production and reserves (in metric tons of iodine content), including the footnoted information:

	Mine production				Reserves1
	2009		2010 (est.)
United States	Withheld		Withheld		250,000
Azerbaijan	300		300		170,000
Chile	17,400		18,000		9,000,000
China	580		590		4,000
Indonesia	75		75		100,000
Japan	9,600		9,800		5,000,000
Russia	300		300		120,000
Turkmenistan	270		270		170,000
Uzbekistan	2		2		Not available
World total (rounded)	28,500	2	29,000	2	15,000,000

1.	See definition of “reserves” above.

2.	Excludes U.S. production.

In addition to the reserves shown above, seawater contains 0.05 parts per million iodine, or approximately 34 million tons. Seaweeds of the Laminaria family are able to extract and accumulate up to 0.45% iodine on a dry basis. Although not as economical as the production of iodine as a byproduct of gas, nitrate and oil, the seaweed industry represented a major source of iodine prior to 1959 and remains a large resource.

There are no comparable substitutes for iodine in many of its principal applications, such as in animal feed, catalytic, nutritional, pharmaceutical, and photographic uses. Bromine and chlorine could be substituted for iodine in biocide, colorant, and ink, although they are usually considered less desirable than iodine. Antibiotics can be used as a substitute for iodine biocides.

Nitrate Market and Production

Potassium nitrate is a chemical compound with the formula KNO3. It occurs as a mineral niter and is a natural solid source of nitrogen. Its common names include saltpeter and nitrate of potash.  Major uses of potassium nitrate are in fertilizers, rocket propellants and fireworks. When used as a food additive in the European Union, the compound is referred to as E252.

Potassium nitrate can be produced through various chemical reactions, including:

NH4NO3 (ammonium nitrate) + KCl (potash) → NH4Cl (ammonium chloride) + KNO3
NH4NO3 + KOH (potassium hydroxide) → NH3 (ammonia) + KNO3 + H2O
NaNO3 (sodium nitrate) + KCl  → NaCl  (table salt) + KNO3

Potassium nitrate is mainly used in fertilizers, as a source of nitrogen and potassium, two of the macro nutrients for plants. Potassium nitrate is also one of the three components of black powder (gunpowder), along with powdered charcoal (substantially carbon) and sulfur, where it acts as an oxidizer.

In the process of food preservation, potassium nitrate, more commonly known as saltpeter, has been a common ingredient of salted meat since the Middle Ages, but its use has been mostly discontinued due to inconsistent results compared to more modern nitrate and nitrite compounds. Even so, saltpeter is still used in some food applications, such as charcuterie and the brine used to make corned beef.

Potassium nitrate is an efficient oxidizer, which produces a lilac flame upon burning due to the presence of potassium. It is therefore used in amateur rocket propellants and in fireworks.  It is also added to pre-rolled cigarettes to maintain an even burn of the tobacco.

Potassium nitrate is the main component (usually about 98%) of tree stump remover, as it accelerates the natural decomposition of the stump. It is also commonly used in the heat treatment of metals as a solvent in the post-wash. The oxidizing, water solubility and low cost make it an ideal short-term rust inhibitor.

Potassium nitrate can also be found in some toothpastes for sensitive teeth.  Recently, the use of potassium nitrate in toothpastes for treating sensitive teeth (dentine hypersensitivity) has increased dramatically, even though studies to this effect have been inconclusive.

World population growth and its effects on the scarcity of water and increased competition on land use for living, industry, nature and agriculture, increase the need for agriculture efficiency. The amount of land in agriculture per capita will further decrease in the future as world population is expected to grow faster than the growth of arable land. Therefore, crop productivity has to increase in order to provide the same amount of food in relation to the growing world population. The growing importance of specialty plant nutrition products, such as potassium nitrate, has been driven by these factors as one of its main uses is for premium crops.

Our Projects

Chile

Maricunga

On May 20, 2011, the Company and the Maricunga Sellers signed the Framework Contract of Mining Project Development and Buying and Selling of Shares of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, (the “Acquisition Agreement”) whereby the Company, through its Chilean subsidiary, Minera Li Energy SPA, acquired 60% of the Maricunga Sellers’ interests in the Maricunga Companies. The purchase price was $6,375,000 in cash and 127,500,000 restricted shares of common stock of the Company (the “Maricunga Purchase Price Shares”), 50% of which is restricted from sale for nine months and the remainder of which is restricted from sale for 18 months as provided in the Acquisition Agreement (the “Lock-Up”).  The Lock-Up will terminate if (a) we sign an agreement with one or more investors for them to finance the necessary development of the project to the stage of commercial production; (b) an offer with characteristics of a take-over bid is made for our shares; (c) our current CEO sells his shares in the Company, or (d) we agree to sell our shares in Minera Li Energy SPA and/or Minera Li Energy SPA agrees to the sale of the Shares.  In the event of (d) above, we have agreed that the sale price in any such sale will be based on at least two valuations carried out by institutions with recognized experience in these types of mining assets. The $6,375,000 in cash includes the $250,000 deposit paid in December 2010. Pursuant to the Acquisition Agreement, on June 2, 2011, upon the registration in Chile of the transfer of the shares in the Maricunga Companies to Minera Li Energy SPA, closing occured and the remaining $6,125,000 cash and Maricunga Purchase Price Shares (previously held in escrow) were paid to the Maricunga Sellers.  The Company has agreed to register, under the Securities Act, half of the Maricunga Purchase Price Shares by January 31, 2012, and the remainder by October 31, 2012. In signing the Acquisition Agreement, the Company also committed to finance up to $5 million for technical feasibility studies for the project within 180 days after closing.  The Company estimates that capital expenditures for this project will be approximately $170 million.

We have agreed with the Maricunga Sellers:  (a) to increase the number of directors constituting our Board of Directors to seven; (b) that the Maricunga Sellers will have the right to nominate three of our directors and that a fourth director (who shall hold of the position of Chairman of the Board) will be jointly nominated by the Maricunga Sellers and by our management (such persons, or any successors thereto nominated by the Maricunga Sellers or by the Maricunga Sellers and management, as the case may be, the “Nominees”), and that the Board shall appoint such Nominees to fill vacancies created in the Board by the increase in the number of directors and by resignations, to serve until the next annual meeting of stockholders; (c) that the Nominees shall continue to be nominated as directors by our management at the next and subsequent annual meetings of our stockholders, and at any special meeting of the stockholders at which directors are to be elected (collectively, a “Meeting”), during the period of the Lock-Up (but the Nominees will be subject to reelection by the stockholders as provided in our By-Laws); and (d) that if any Nominee is not elected by the stockholders pursuant to the By-Laws, the Maricunga Sellers, or the Maricunga Sellers and management, as the case may be, will have the right to designate the same or another person as their Nominee at the next Meeting, provided it is within the period of the Lock-Up.

The Maricunga property is undeveloped and covers an area of approximately 3,553 acres (1,438 hectares), comprising six concessions, each held by a separate legal entity, and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile.   Each concession grants the owner of the right to explore for lithium, potassium and boron ore deposits at the Maricunga property.

The salar is located in Region III of northern Chile at an elevation of approximately 3,750 m. It is classified as a mixed type of salar of the Na-Cl-Ca/SO4 system. Exploration work by others indicates the brines in the salar are enriched in lithium and potassium and that the brine has an Mg/Li ratio permitting lithium recovery. The relatively high boron concentration in the brine should permit high extraction rates for recovery as boric acid, a valuable co-product. The sulphate in the brine is unusually low for a Chilean salar, reducing the need for additional reagents for sulphate removal.

Location of the Salar de Maricunga

The Maricunga Basin

Map of Li3 Energy Concessions

The Maricunga project is being explored as a source of lithium carbonate and potassium chloride, with co-product boric acid. Lithium carbonate would be sold in open market as battery grade material.  Potassium chloride production is planned to be used in the production of potassium nitrate from the Alfredo sodium nitrate/iodine project, also located in northern Chile, if we are successful in acquiring it, or another sodium nitrate/iodine project to be acquired.  A portion of the by-product sodium sulphate production from a prospective iodine operation could be returned to Maricunga to adjust the sulphate balance for calcium removal.

The Salar de Maricunga was originally sampled by CORFO (the Chilean governmental organization that promotes economic growth in Chile) in the early 1980s. CORFO undertook systematic hydrogeological and geological studies and sampling of the various salars. Exploration work at Salar de Maricunga included sampling of shallow pits (50 cm deep) and drilling and sampling of several shallow wells down to approximately 20 m. This work indicated high grades of lithium and potassium with reasonable magnesium levels and low sulphate content.

Hydrology and hydrogeological evaluation of the salar de Maricunga was undertaken in 1995-1998 by a consortium involving the Directorate General of Water of the Ministry of Public Works (DGA), Catholic University of the North (UCN) and the Institute de Recherche de Développment of France (IRD) (Risacher et al, 1999). This work indicated the salar de Maricunga basin had a highly productive aquifer system within the extensive colluvial/alluvial sediments surrounding the salar. Geophysical work indicated the salar was deep, with a major aquifer system down to approximately 100 m depth and a second underlying aquifer lying below an impermeable 20 m thick clay layer extending to a depth of as much as 800 m. Assay results indicated the lithium and potassium content in the salar increased in a northerly direction, with the best assays in the northeast portion of the salar.

Work in 2007 by SLM Litio 1-6 involved surface sampling and drilling of 58 shallow RC wells to 20 m depth on the property. The wells were sampled in the upper 1-2 m horizon, 1 – 10 m horizon and 10 – 20 m depth horizon.

Due diligence exploration work by us in December 2010 involved digging and sampling of shallow (<0.5 m) test pits at the locations of the 2007 drill holes, and sampling of the upper 1 – 2 m of the 2007 drill holes. The results of the analysis of surface and near surface samples from the property are summarized below:

SUMMARY CHEMICAL ANALYSIS – LI3 SAMPLING

Sample Type	Li	K	Mg	B	SO4	Ca	Density
	g/l	g/l	g/l	g/l	g/l	g/l	g/cm3
Pit	0.901	6.516	6.36	<0.100	0.457	8.90	1.201
1 to 2 m depth	1.036	7.370	7.04	<0.100	0.463	10.04	1.206
Ratios	K/Li	Mg/Li	Ca/Li	SO4/Li	B/Li
Pit	7.232	7.06	9.88	0.507	0.111
1 to 2 m depth	7.114	7.79	9.69	0.447	0.097
Source: Li3Energy, Inc.

These results are comparable to those obtained by SLM Litio in 2007 and by CORFO in 1982.

A 43-101 technical report on the Maricunga property (the “43-101 Report”) was prepared for us by Hains Technology Associates.  The 43-101 Report was prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators (“NI 43-101”) by Donald H. Hains, P. Geo., Principal of Hains Technology Associates, who is a Qualified Person as defined by NI 43-101.  The key conclusions of the 43-101 Report and other relevant preliminary SLM Litio (2007) and CORFO (1982) data on Maricunga include the following:

•	Maricunga can be considered as a "Property of Merit" holding sufficient exploration potential to warrant expenditures to advance the project to the prefeasibility stage;

•	The property holds significant potential for development as a source of lithium, potassium and boron;

•	Exploration work indicates that the brines in the property are enriched in lithium and potassium and that the brine has a Mg/Li ratio permitting lithium recovery;

•	Due diligence exploration work conducted by Li3 in 2011 confirms the exploration results obtained by SLM Litio and CORFO;

•	Classified as a mixed type of salar of the Na-Cl-Ca-/SO4 system;

•	Historical hydrology and hydro-geological work indicated that the aquifers feeding the salar are highly productive;

•	It is possible to develop a NI 43-101 compliant resource approximately equivalent to the historical estimate;

•	Electrical and road infrastructure is in place to support preliminary development;

•	Relatively high boron concentration in the brine should permit high extraction rates for recovery as boric acid, a valuable co-product; and
•	Sulphate in the brine is unusually low for a Chilean salar, reducing the need for additional reagents for sulphate removal.

Based on data compiled from earlier sources, we believe that:

•	The Maricunga salar will have the lowest cost of production versus other Chilean salars;

•	After the Atacama salar, Maricunga has the second highest quality deposit of lithium in Chile;

•	Maricunga is located in a world class Chilean mining region and is the 7th largest lithium brine resource in the world; and

•	The Maricunga property has estimated assay values of 1.1g/L lithium, 7.93 g/L potassium, 1.81 q/L boron and 6.6 g/L magnesium.

We have commissioned a Preliminary NI 43 -101 Economic Assessment Report in an effort to further validate these findings, which we anticipate being completed by the end of 2011.

Alfredo

On August 3, 2010, we acquired all of the outstanding share capital of Alfredo from Pacific Road Resources Fund A (“Fund A”), Pacific Road Capital B Pty. Limited, as trustee for Pacific Road Resources Fund B (“Fund B”), and Pacific Road Capital Management G.P. Limited, as General Partner of Pacific Road Resources Fund L.P. (“PR Partnership” and, together with Fund A and Fund B, the “Alfredo Sellers”).  Alfredo, through its Chilean subsidiary PRMC, had an option to purchase mining concessions with respect to approximately 6,670 acres of mining tenements prospective for iodine and sodium nitrate, near Pozo Almonte, Chile, pursuant to an Option to Purchase Agreement between PRMC and Sociedad Contractual Minera La Fortaleza (the “OPA”).

Under the OPA, PRMC was required to make additional periodic payments aggregating $360,000 between June 30, 2010 and December 30, 2010.  We paid, through PRMC, $80,000 in August 2010 and were required to make payments of $100,000 by October 30, 2010 and $180,000 by December 30, 2010 in order to maintain PRMC’s option rights.  Then, in order to exercise the option and purchase the Alfredo Property, we would have been required to pay the option exercise price of $4,860,000 by March 30, 2011.  We did not make the $100,000 payment on October 30, 2010, the $180,000 payment on December 30, 2010 or the option exercise price payment of $4,860,000 on March 30, 2011.  Under the terms of the option agreement, the option terminated as a result of our not making the required option payments within the specified default and cure periods, and we therefore recorded impairment expense for the Alfredo property of $4,070,000 during the nine month period ended March 31, 2011.

As of the date of this Prospectus, we are still in discussions with the owners of Alfredo to reacquire the option to purchase the Alfredo Property on modified terms; however, there can be no assurance that the new option will be executed.  We are also actively exploring opportunities to acquire other iodine/sodium nitrate prospects in addition to or in lieu of the Alfredo property; however, there can be no assurance that suitable prospects will be available on terms acceptable to us or that any such acquisition will be successfully completed.

Under the Stock Purchase Agreement (“Alfredo SPA”) with the Alfredo Sellers, we issued an aggregate of 10,000,000 shares of our common stock (the “Purchase Price Shares”) to the Alfredo Sellers and their designees.  Of the Purchase Price Shares, 8,800,000 that we issued directly to the Alfredo Sellers are subject to an 18-month lock-up period.  The Alfredo SPA also provided for contingent payments in the event certain milestones were achieved, which provisions were later amended by the signing of the SPA Amendment discussed below.

As of March 30, 2011, we signed an Amending Agreement (the “SPA Amendment”) with respect to the Alfredo SPA with the Alfredo Sellers.  If the Alfredo Sellers had closed on a proposed subscription of $2,000,000 in our 2011 Offering, the SPA Amendment would have adjusted the terms upon which the Alfredo Sellers could invest in us pursuant to an option granted under the Alfredo SPA (the “Vendor Option”). The Alfredo Sellers did not subscribe to the 2011 Offering; accordingly, the Vendor Option remains unchanged. However, the SPA Amendment did change the Alfredo SPA as it relates to the Contingent Payments as noted below.

Pursuant to the SPA Amendment, if and when the following milestones (“Milestones”) are achieved with respect to the Alfredo Property or any other LI3 Energy, Inc. Chilean iodine nitrate project, we will make the following additional payments (“Contingent Payments”) to the Alfredo Sellers:

a)	$1,000,000 upon the Board of Directors’ resolution to commence final engineering and design of the Alfredo Mine or any other LI3 Energy, Inc. Chilean iodine nitrate property;

b)	A further $2,000,000 upon the Board of Directors’ resolution to commence construction of the Alfredo Mine or any other LI3 Energy, Inc. Chilean iodine nitrate property;

c)
A further $2,500,000 upon commencement of commercial production from the Alfredo Mine (meaning production at a rate of 75% of design capacity for three months) or any other LI3 Energy, Inc. Chilean iodine nitrate property.

In the event a Contingent Payment for any milestone is paid for any iodine nitrate property (including the Alfredo property), no Contingent Payment for the same milestone will be payable for any other Chilean iodine nitrate property. The Alfredo Sellers have the right to take any or all of the above milestone payments in shares of our common stock instead of cash, valued at the greater of (i) $0.25 per share or (ii) the average of the closing price of the common stock on the 30 trading days immediately preceding the relevant payment date.  We are under no obligation to achieve or pursue any of the milestones and we currently does not own, or have any rights, to the Alfredo property or any other Chilean iodine nitrate properties.  The SPA Amendment was in anticipation of our re-acquiring rights to the Alfredo property or another Chilean iodine nitrate property.

The Alfredo SPA provides the Alfredo Sellers with the right to designate one or more persons to be nominated for election to our Board of Directors if the Alfredo Sellers hold at least 10% of our outstanding common stock.  (At present the Alfredo Sellers hold less than 10% of our outstanding common stock.) The number of such nominees that the Alfredo Sellers may designate would be the greater of (i) one and (ii) a portion of our full Board that is proportional to Alfredo Sellers’ ownership of our outstanding common stock (rounding down).

The Alfredo SPA provides the Alfredo Sellers with preemptive rights in certain future financing transactions by us, provided that the Alfredo Sellers still own at least 50% of the Purchase Price Shares.  Such preemptive rights are subject to customary exceptions, and generally give the Alfredo Sellers the right to purchase up to 25% of the securities that we sell in any offering to which they apply.

The Vendor Option provided in the Alfredo SPA grants the Alfredo Sellers the right, upon our completion of Canadian National Instrument 43-101 Inferred Resource Reports on the Alfredo Property and on at least one lithium property in Argentina, the right to subscribe for shares of our common stock having an aggregate purchase price of at least $2,500,000 and up to a maximum of $10,000,000.  If the Alfredo Sellers exercise the Vendor Option, then the Alfredo Sellers will pay a price per share equal to the greater of (i) $0.25 per share, and (ii) the thirty day volume-weighted average price of our common stock on its principal market at the time we notify the Alfredo Sellers of our having completed the relevant 43-101 Inferred Resources Reports.

We have granted the Alfredo Sellers demand registration rights:  (i) with respect to the 10,000,000 shares of common stock previously issued pursuant to the Alfredo SPA (the “Initial Purchase Shares”), to the extent that they are not sellable under Rule 144 under the Securities Act by the Alfredo Sellers after the contractual lock-up period with respect thereto expires on February 3, 2012; and (ii) with respect to any shares of common stock issued pursuant to the Vendor Option (the “Vendor Option Shares”) or other shares of Common Stock that may be issued pursuant to the  Alfredo SPA, to the extent that they are not sellable under Rule 144 by the Alfredo Sellers after the termination of the statutory holding period imposed on non-affiliates by Rule 144 or other applicable analogous exemption.

Provided that we successfully reacquire the option and develop the Alfredo Property, we expect it to produce saleable iodine and (by combining sodium nitrate (NaNO3) from Alfredo with potassium chloride (potash) that we expect to generate from our lithium brine properties) potassium nitrate (KNO3).

The Alfredo Property is located in the Tarapacá Region in northern Chile, which is southeast of the city of Iquique and has excellent infrastructure access, as it is situated near the mining community of Pozo Almonte, which is the base of operations of Chile’s three primary iodine-nitrate production companies. Pozo Almonte holds a significant pool of experienced caliche mining personnel, who could be transported by shuttle to and from the property, removing the necessity of a remote camp. Water and electricity are also available by purchase from water utility ESSAT and from the Chilean national grid substation, respectively.

Alfredo comprises six mining concessions that cover a total area of 2,700 hectares (6,670 acres) at an elevation between 870 and 1,070 meters above sea level. The Project occupies the southern extension of a rich iodine nitrate belt and is also located near the operating caliche mines of Sociedad Química y Minera de Chile S.A. (SQM) and ACF Minera S.A., both of which are producing both iodine and nitrates. Below is a map showing the location of Alfredo.

The property is classified as a shallow caliche deposit mineralized by layers of sand, gravel and clay, which contain iodine and nitrates. This potassium-iodine caliche deposit has a similar chemical composition and grade to the deposits currently mined by SQM and Cosayach Nitratos SA. The deposition of the nitrates and iodine in Alfredo is such that the higher grade iodine is generally separate from the high nitrates, thus facilitating selective mining. PRMC has previously conducted certain work on Alfredo to define a nitrate-iodine inferred resource, and we have engaged an independent qualified person for purposes of preparing an NI 43-101 report on the property.

We have estimated that three years will be required for feasibility and engineering studies and have established a 21-year mine plan that would require capital expenditures of $117 million, which consists of a two phase approach that delays the production of potassium nitrate until the sixth year, with the higher grade iodine areas being mined first.

Peru

In February 2010, we acquired 100% of the assets of the Loriscota, Suches and Vizcachas Projects located respectively in the Regions of Puno, Tacna and Moquegua, Peru, from a private owner. The aggregate purchase price for these assets was $50,000.

These projects are prospective for lithium and potassium and comprise nine mineral claims that cover a total area of 19,500 acres at an elevation of 14,000 feet (approximately 4,300 meters) above sea level. The projects are in recently reinterpreted areas previously studied by the Peruvian Mining Ministry in 1981, whose survey concluded that the projects contain high lithium and potassium values. Subsequent to the Mining Ministry’s survey, preliminary sampling was conducted on these projects and was found to contain similar lithium values to those reported in the evaporite deposits in the southern parts of the Puna, some of which are currently under development for commercial production.

To date there has been no systematic brine sample reported on these properties, and we continue to evaluate them to determine if they meet our development criteria.

The maps below show the project area and the locations of the Loriscota, Suches and Vizcachas mineral claims.

Argentina

Puna Lithium Corporation, Lacus Minerals S.A and Noto Energy S.A Transactions

On March 12, 2010, the Company entered into an assignment agreement (the “Assignment Agreement”) whereby the Company would purchase all of Puna Lithium Corporation’s (“Puna”) interests in and rights under a letter of intent dated November 23, 2009, as amended (the “Letter of Intent”), entered into by Puna, Lacus Minerals S.A. (“Lacus”), and the shareholders of Noto Energy S.A..  The Company entered into a Master Option Agreement with Lacus (the “Master Option Agreement”), for the acquisition of three options (collectively, the “Options”), to acquire up to an 85% interest in: (a) approximately 70,000 acres situated on prospective brine salars in Argentina, known as Rincón, Centenario and Pocitos (the “Master Lacus Properties”); and (b) salt-mining claims on approximately 9,000 additional acres in certain other areas of mutual interest on some of those same salars (the “Third Parties Properties” and, together with the Master Lacus Properties, the “Lacus Properties”) that may be acquired upon exercise of the two options (collectively, the “Third Parties Options”).

In accordance with the Assignment Agreement, the Company was also required to issue 8,000,000 shares of common stock to Puna upon the date of the closing (“Closing”) as defined in the Master Option Agreement.  As the Closing did not occur, the Company did not issue the 8,000,000 shares of common stock.

In March 2010, we also entered into an agreement to acquire 100% of the issued and outstanding shares of Noto Energy S.A., an Argentinean corporation (“Noto”), which beneficially owns a 100% interest over 2,995 acres situated on brine salars in Argentina, known as Cauchari. In July 2010, we closed on the acquisition of Noto.

In July 2010, we entered into a preliminary and non-binding Letter of Intent (the “LOI”) with the shareholders of Lacus  (the “Lacus Shareholders”) for a proposed transaction that would have involved the restructuring of our existing Master Option Agreement with Lacus, pursuant to which we would have acquired 100% of the issued and outstanding shares of Lacus, and salt-mining claims on approximately 156,000 acres on the Centenario, Rincón and Pocitos salars would be added to our portfolio of mining properties under option.

However, our Board of Directors has since determined that the brine chemistry results from surface pit sampling on the Rincon, Pocitos and Centerario salars, received after signing the LOI, did not meet our criteria for economic brine reserves, that the work plan recommended by Lacus was not acceptable and that funding of a drilling program should be suspended.  Subsequently, we received a notice from Lacus purporting to terminate the Master Option Agreement and the Services Agreement because of our failure to pay certain amounts alleged to be due under these agreements.  Accordingly, we have made no further payments under the Master Option Agreement.  We have notified the Lacus Shareholders that, based on the unsatisfactory results of our due diligence, we do not intend to execute any definitive agreements for the transaction detailed in the LOI, and the LOI has terminated.

As consideration for entering the Master Option Agreement and as a condition to maintain the first Option in good standing until exercised, we have paid $942,178 to Lacus (of which $700,000 pertained to work commitments), and were to pay $500,000 to Lacus on or before March 12, 2011.  We were to complete $1,688,000 in work commitments on or before August 31, 2010, and an additional $1,312,000 in work commitments a year from closing.

In November  2010, we entered into a settlement  agreement with Lacus in exchange for a $150,000 cash payment and 500,000 shares of our common stock to settle potential Lacus claims.  In February2011,we reached a settlement agreement with Puna, pursuant to which we issued Puna 6,000,000 shares of our common stock, in full satisfaction of any and all obligations the Company may have had to Puna.

Rincón South

We signed a letter of intent in January 2010 with a private Argentinean company to acquire additional lithium brine assets in the Puna region of Argentina. The prospective location, known as the Rincón South Property, covers approximately 4,250 acres, comprising 18 claims on the southern portion of the Salar de Rincón. The proposed transaction was subject to our geological, engineering, legal and financial due diligence. We have subsequently determined that these properties do not meet the requirements of our technical and business strategy criteria and have decided not to pursue this acquisition.

Nevada

In March 2010, we purchased all of Next Lithium Corp.’s interests in (a) an option agreement (the “CSV, LM and MW Option Agreement”), pursuant to which Geoxplor Corp, a Nevada corporation (“Geoxplor”), granted to Next Lithium the option to acquire a 100% beneficial interest in the placer mining claims known as the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims; and (b) an option agreement (the “BSV Option Agreement,” and, together with the CSV, LM and MW Option Agreement, the “Nevada Option Agreements”), pursuant to which Geoxplor granted to Next Lithium the option to acquire a 100% beneficial interest in the placer mining claims known as the BSV Placer Mineral Claims; as well as all associated rights and records.  The CSV Placer Mineral Claims, LM Placer Mineral Claims, MW Placer Mineral Claims and BSV Placer Mineral Claims (the “Nevada Claims”) cover up to approximately 60,600 acres in Big Smoky Valley near Tonopah in west central Nevada.

We acquired the options on the Nevada Claims in exchange for 4,000,000 restricted shares of our common stock.  Next Lithium assigned to Geoxplor 1,500,000 of the 4,000,000 restricted shares of our common stock received by Next Lithium.

Under the CSV, LM and MW Option Agreement, we paid to Geoxplor $236,607.  We also agreed to pay additional amounts totaling $75,000 contingent upon future events which did not occur.  Further, under the BSV Option Agreement, we were required to pay to Geoxplor $100,000 on June 30, 2010.   The $100,000 owed to GeoXplor is recorded in accrued expenses as of June 30, 2010.  Under both the Nevada Option Agreements, we would have paid Geoxplor a 3.0% net smelter return royalty on the proceeds from production of all ores, minerals, metals, concentrates and mineral resources (an “NSR”) derived from mining operations on the related properties.

We have subsequently determined that these properties do not meet the requirements of our technical and business strategy criteria and have decided not to pursue these options.  We have not paid the $100,000 payable under the BSV Option Agreement on June 30, 2010, and it has been terminated.

We were also obligated to pay approximately $57,000 of claim maintenance fees on the Nevada Claims and approximately $32,600 of Nevada state taxes, which we have not paid.

The POSCO MOU

On May 6, 2011, we entered into a Memorandum of Understanding with POSCO (the “POSCO MOU”), pursuant to which the two companies will explore and evaluate a joint business opportunity, including but not limited to the evaluation of establishing a pilot plant in Korea and or in Chile and, if successful, a commercial plant, with POSCO investing capital and securing rights to purchase production.  On June 30, 2011, we entered into a letter agreement with POSCO to extend the term of the POSCO MOU.  Pursuant to the POSCO MOU, as extended, we have granted to POSCO (or any affiliate POSCO may designate), an option exercisable until August 31, 2011, to purchase for $0.27 per unit, up to $25 million dollars of units of our restricted securities, with each unit consisting of one share of common stock and a three-year warrant to purchase one-half of one share of common stock for $0.40 per whole share.  POSCO is a diversified company, with operations in energy, chemicals and materials and is one of the largest steel manufacturers in the world.  There can be no assurance that any final agreement will be reached with POSCO with respect to a pilot plant, a commercial plant, any investment by POSCO, any purchase by POSCO of our production, or otherwise.

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration companies for financing, personnel and equipment and for the acquisition of mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and/or development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Compliance with Government Regulation

We are committed to complying with and are, to our knowledge, in compliance with, all governmental and environmental regulations applicable to our company and our properties. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. We cannot predict the extent to which these requirements will affect our company or our properties if we identify the existence of minerals in commercially exploitable quantities. In addition, future legislation and regulation could cause additional expense, capital expenditure, restrictions and delays in the exploration of our properties.

Research and Development Expenditures

We have incurred no research and development expenditures over the last fiscal year and do not anticipate significant future research and development expenditures.

Employees

Our only current full-time employee is our Chief Operating Officer.  We currently have six part-time employees, including our Chief Executive Officer, and we engage several consultants, including our Interim Chief Financial Officer.

We engage contractors from time to time to consult with us on specific corporate affairs or to perform specific tasks in connection with our exploration programs.

Subsidiaries

We currently have five subsidiaries:

•	Li3 Energy Peru SRL, a private limited company organized under the laws of Peru

•	Mineras Li Energy SPA, a wholly owned subsidiary in Chile

•	Alfredo Holdings, Ltd., an exempted limited company incorporated under the laws of the Cayman Islands

•	Pacific Road Mining Chile, SA, a Chilean corporation (“PRMC”). PRMC is a subsidiary of Alfredo

•	Noto Energy S.A., an Argentinean corporation.

Intellectual Property

We do not own, either legally or beneficially, any patent or trademark nor any material license, and are not dependent on any such rights.

DESCRIPTION OF PROPERTIES

The information set forth above under “Business” relating to the Company’s properties is incorporated herein by reference.

We lease approximately 800 square feet of office space in Lima, Peru, which we believe to be adequate for our needs at present. Our lease payments will total $42,276  for calendar 2011. The lease expires on September 30, 2011.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Below are the names and certain information regarding the Company’s current executive officers and directors:

Name	Age	Title	Date First Appointed
Luis Francisco Saenz	40	Chief Executive Officer and Director	October 19, 2009
David Rector	64	President, Treasurer, Secretary and Director	June 6, 2008
R. Thomas Currin, Jr.	54	Chief Operating Officer	August 11, 2010
Eric E. Marin	49	Interim Chief Financial Officer	January 13, 2010
Anthony Hawkshaw	58	Director	December 10, 2009
Harvey McKenzie	65	Director	June 27, 2011
Kjeld Thygesen	63	Director	December 10, 2009
David G. Wahl	66	Director	February 18, 2010

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our executive officers are appointed by the Board of Directors and serve at its pleasure.

Certain biographical information for each of our executive officers and directors is set forth below.

Luis Francisco Saenz joined our Board of Directors on October 19, 2009. Mr. Saenz has been our Chief Executive Officer since October 19, 2009. Mr. Saenz does not have an employment agreement with us and receives no cash compensation for his services to us. Mr. Saenz has over 18 years of experience in the mining industry. He is currently, and has been since July 21, 2008, the CEO and President and a Director of the publicly traded Loreto Resources Corporation (LRTC.OB). Mr. Saenz was formerly employed at Standard Bank (“Standard”) with Standard’s investment banking unit, Standard Americas, Inc. Mr. Saenz joined Standard in New York in 1997 and relocated to Peru in 1998 to establish Standard’s Peru representative office. While in Peru, Mr. Saenz led Standard’s mining and metals organization effort in the Latin America region. Mr. Saenz returned to New York in 2007 to head Standard’s mining and metals team in the Americas. Mr. Saenz previously worked for Pechiney World Trade in the base metals trading area before joining Merrill Lynch as Vice-President for Commodities in Latin America. Mr. Saenz graduated from Franklin and Marshall College in 1991 with a Bachelor of Arts degree in economics and international affairs.

As a result of Mr. Saenz’s outside activities, in particular his service as President of Loreto Resources Corporation, Mr. Saenz only devotes his part-time efforts to our activities.

David Rector joined our board of directors on June 6, 2008.  Mr. Rector has served as our President, Treasurer and Secretary since June 6, 2008, and he also served as our Chief Executive Officer from June 6, 2008 until October 19, 2009 and as our Chief Financial Officer from June 6, 2008 until January 13, 2010. Mr. Rector has served as the Chief Executive Officer, President and Director of Nevada Gold Holdings, Inc., from November 5, 2009, through May 2, 2011, and from April 19, 2004 through December 31, 2008.  He has served as Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director of Standard Drilling, Inc. since November 2007 and served as Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and Director of Universal Gold Mining Corp. from September 30, 2008, until November 2010. Mr. Rector previously served as President, Chief Executive Officer and Chief Operating Officer of Nanoscience Technologies, Inc. from June 2004 to December 2006, when he resigned as an officer and director of Nanoscience.  Mr. Rector also served as President, Chief Executive Officer, Chief Financial Officer and Treasurer of California Gold Corp. (f/k/a US Uranium, Inc.) from June 15, 2007 to July 11, 2007 and again from August 8, 2007 to November 12, 2007. Since June 1985, Mr. Rector has been the principal of the David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries.  From January 1995 until June 1995, Mr. Rector served as the General Manager of the Consumer Products Division of Bemis-Jason Corporation. Mr. Rector was employed by Sunset Designs Inc., a manufacturer and marketer of consumer product craft kits from June 1980 until June 1985.

Additionally, Mr. Rector currently serves on the Board of Directors of the following public companies:

Name	Director Since

Senesco Technologies, Inc. (AMEX: SNT)	February 2002
Dallas Gold & Silver Exchange (AMEX: DSG)	May 2003
California Gold Corp. (OTCBB: CLGL)	June 2007
Standard Drilling, Inc. (STDR.PK)	November 2007
Universal Gold Mining Corp. (OTCBB: UGDM)	September 2008

As a result, the amount of time that Mr. Rector has to devote to our activities may be limited.

Mr. Rector obtained his Bachelor’s Degree in Business Administration from Murray State University in 1969.

R. Thomas Currin, Jr., has been our interim Chief Operating Officer since August 11, 2010.  Mr. Currin is the founder and President, since 1993, of Limtech Technologies, Inc., a privately held company providing engineering services, lithium chemical products and recycling services to the lithium chemical industry.  From June 2004 to June 2009, Mr. Currin served as Chairman of Limtech Carbonate, Inc., a privately held Canadian company which declared bankruptcy in June 2009 and was liquidated in August 2009.  From 1981 to 1993, Mr. Currin served in various capacities with FMC, Inc., a diversified chemicals, mining and machinery company, including as Division Planning Coordinator for FMC’s Lithium Division.  Prior to FMC, Mr. Currin was Production and Process Engineer from 1978 to 1981 of Reynolds Metals Company, an international mining and chemical company.  Mr. Currin earned a Bachelor of Science degree in Chemical Engineering from North Carolina State University in 1978.  Mr. Currin holds or has held memberships in the Combustible Metals Committee of the National Fire Protection Association, in the Metals Section Executive Committee of the National Safety Council and in the American Institute of Chemical Engineers.

Eric E. Marin has been our interim Chief Financial Officer since January 13, 2010. Since March of 2009, Mr. Marin has been the interim chief financial officer of Loreto Resources Corporation. Mr. Marin has worked in the Management and Information Technology Consulting business for almost 20 years. Mr. Marin is the President and CEO of Marin Management Services, a privately-held consultancy firm offering management, financial, and information technology consulting services to companies. From April 2006 to April 2009, Mr. Marin was a vice president of Quorum Business Solutions where he was responsible for building and managing client relations and overseeing operational budget, strategic planning, business development and organizational leadership services for various Fortune 500 companies. Prior to that, from December 2003 through March 2006, Mr. Marin was the president and founder of Marin Medical Services LLC, a company providing front and back-office services to the healthcare industry. From April 1996 to November 2003, Mr. Marin was a partner with Accenture Ltd. where Mr. Marin was responsible for providing management and IT consulting services to Fortune 100 companies. From February 1994 to April 1996, Mr. Marin was project manager of Insource Management Group, where he managed IT consulting services for a number of companies. Mr. Marin received a Masters of Business Administration degree from the University of Houston in 1992, and a Bachelor of Science degree in Computer Science from Texas A&M University in 1986.

As a result of Mr. Marin’s outside activities, in particular his service as Interim Chief Financial Officer of Loreto Resources Corporation, the amount of time that Mr. Marin has to devote to our activities is limited.

Anthony Hawkshaw was appointed to our Board of Directors on December 10, 2009. Mr. Hawkshaw is the current CFO and a director of Rio Alto Mining Limited (TSX.V: RIO), and has been a director of Statesman Resources Ltd (TSX.V: SRR) since 2006. Mr. Hawkshaw has over 25 years’ experience in the mining industry, and has extensive experience in the marketing of metals in refined and concentrate form and in metals trading. He has arranged debt, equity and convertible debt financings with institutional investors, commercial banks and multilateral lending agencies. From 2005 to 2007, Mr. Hawkshaw was the CFO of Grove Energy Limited, a London and Toronto listed oil and gas development company. In 2004, Mr. Hawkshaw was the CFO of Chariot Resources Limited for a period of 12 months. Prior to Chariot, Mr. Hawkshaw was CFO of Pan American Silver Corp from 1995 to 2003. Mr. Hawkshaw is a Chartered Accountant and holds a Bachelor Degree in Business Management from the Ryerson University in Toronto.

Harvey McKenzie was appointed to our Board of Directors on June 27, 2011. Mr. McKenzie is a Chartered Accountant and has been the CFO and corporate secretary of Anconia Resources Corp. (TSXV: ARA.V) since June 2011 and Eurotin Inc. (TSXV: TIN.V ) since May 2011 and the CFO and a director of Manor Global Inc., a capital pool company, since February 2005.  Prior thereto, Mr. McKenzie served as the CFO of several Canadian publicly listed exploration, development and producing mining companies, including Sino Vanadium Inc. from May 2010 to March 2011, Iberian Minerals Corp. from July 2007 to July 2009, Carlisle Goldfields Limited from September 2006 to July 2007, and Asian Mineral Resources Limited from July 2006 to January 2008.  From August 2005 to July 2007, he was the CFO and a director of Card One Plus, Ltd., an electronic payment solutions company. He has also served as a consultant for several private companies and on the boards of several junior Canadian natural resource companies for over a decade. Prior thereto, he was in the financial services sector from 1987 to 1995; and from 1983 to 1987 he served as Director of Information Services of Ernst & Young, Chartered Accountants, in Toronto. From 1977 to 1983, he provided management and controllership functions for various financial institutions. From 1970 to 1977, he served as an Auditor for PricewaterhouseCoopers, Chartered Accountants. Mr. McKenzie obtained his Diploma in Alternate Dispute Resolution from the University of Toronto in 2001. He obtained his C.A. from the Institute of Chartered Accountants of Ontario in 1973 and his B.Sc. (Hons.) in Mathematics from the University of Toronto in 1970.

Kjeld Thygesen was appointed to our Board of Directors on December 10, 2009. Mr. Thygesen has been a director of Ivanhoe Mines, Ltd. (TSX: IVN - News) since 2001, and has over 30 years’ experience as a resource analyst and fund manager within the mining industry. Mr. Thygesen co-founded Lion Resource Management, a specialist investment manager in the mining and natural resources sector, in May 1989 and is currently a Managing Director. In 1979, Mr. Thygsen joined N.M. Rothschild & Sons Limited as manager of its Commodities and Natural Resources Department with overall responsibility for strategy and management of commodity trusts and precious metal funds. Mr. Thygesen became an executive director of N.M. Rothschild Asset Management Limited in 1984 and N.M. Rothschild International Asset Management Limited from 1987 until May 1989. Mr. Thygesen previously worked for James Capel & Co. as part of that company's highly rated research team. Mr. Thygesen is a graduate of the University of Natal in South Africa and a member of the Institute of Corporate Directors.

David G. Wahl, P. Eng., P.Geo. ICD.D was appointed to our Board of Directors on February 18, 2010.  From 2005 to the present, Mr. Wahl has been the President and CEO of Southampton Associates - Consulting Engineers & Geoscientist, a private consulting concern specializing in mining and technical issues for corporate clients, financial institutions and governments. Mr. Wahl is a Director of Ethiopian Potash Corporation (TSX-V) and Femin Inc (Frankfurt). Mr. Wahl also has served in a technical advisory capacity to certain financial institutions, government agencies, and national legal and accounting firms.  As a past director of the Prospectors and Developers Association, Mr. Wahl provided independent peer review of the OSC/TSE Mining Standard Task Force and for Canadian National Instrument 43-101.  Mr. Wahl contributed to a similar review process as co-chair of the Professional Engineers of Ontario Review Committee.  Mr. Wahl is a graduate of the Colorado School of Mines and received a degree as an Engineer of Mines in 1968.

Rights to Nominate Directors

The Alfredo SPA provides the Alfredo Sellers with the right to designate one or more persons to be nominated for election to our Board of Directors if the Alfredo Sellers hold at least 10% of our outstanding common stock.  (At present the Alfredo Sellers hold less than 10% of our outstanding common stock.) The number of such nominees that the Alfredo Sellers may designate will be the greater of (i) one and (ii) a portion of our full Board that is proportional to Alfredo Sellers’ ownership of our outstanding common stock (rounding down).

We have agreed with the Maricunga Sellers:  (a) to increase the number of directors constituting our Board of Directors to seven; (b) that the Maricunga Sellers will have the right to nominate three of our directors and that a fourth director (who shall hold of the position of Chairman of the Board) will be jointly nominated by the Maricunga Sellers and by our management (such persons, or any successors thereto nominated by the Maricunga Sellers or by the Maricunga Sellers and management, as the case may be, the “Nominees”), and that the Board shall appoint such Nominees to fill vacancies created in the Board by the increase in the number of directors and by resignations, to serve until the next annual meeting of stockholders; (c) that the Nominees shall continue to be nominated as directors by our management at the next and subsequent annual meetings of our stockholders, and at any special meeting of the stockholders at which directors are to be elected (collectively, a “Meeting”), during the period of the Lock-Up (but the Nominees will be subject to reelection by the stockholders as provided in our By-Laws); and (d) that if any Nominee is not elected by the stockholders pursuant to the By-Laws, the Maricunga Sellers, or the Maricunga Sellers and management, as the case may be, will have the right to designate the same or another person as their Nominee at the next Meeting, provided it is within the period of the Lock-Up.  To date, the Maricunga Sellers have not exercised their right to nominate Board members.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “Independent Directors.”  Accordingly, our Board of Directors has not determined whether any of its members are “Independent Directors.”

Board Committees

We have not yet established any committees of our Board of Directors.  Our Board of Directors may designate from among its members an executive committee and one or more other committees in the future.  We do not have a nominating committee or a nominating committee charter.  The entire Board of Directors performs all functions that would otherwise be performed by committees.  Given the present size of our board, we do not believe that it is practical for us to have committees.  If we are able to grow our business and increase our operations, we intend to expand the size of our board and allocate responsibilities accordingly.

Audit Committee Financial Expert

We have no separate audit committee at this time.  The entire Board of Directors oversees our audits and auditing procedures.

Shareholder Communications

Currently, we do not have a policy with regard to the consideration of any director candidates recommended by security holders.  To date, no security holders have made any such recommendations.

Code of Ethics

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A copy of our Code of Ethics will be provided to any person requesting same without charge.  To request a copy of our Code of Ethics please make written request to our President c/o Av. Pardo y Aliaga 699 Of. 802, San Isidro, Lima, Peru.  We believe our code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Compliance with Section 16(a) of the Exchange Act

Our common stock was not registered pursuant to Section 12 of the Exchange Act until March 16, 2011.  Accordingly, our officers, directors and principal shareholders were not subject to the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act during our most recently completed fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock known by us as of June 30, 2011 by:

•	each person or entity known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent such power may be shared with a spouse.  Information given with respect to beneficial owners who are not officers or directors of ours is to the best of our knowledge.  Unless otherwise noted, the address of each person below id c/o Li3 Energy, Inc., Av. Pardo y Aliaga 699, Oficina 802, San Isidro, Lima, Peru.

Title of Class: Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class(2)

David Rector	0		*
Luis Francisco Saenz	2,000,000	(3)	*
Eric E. Marin	0		*
Anthony Hawkshaw	66,667	(4)	*
Harvey McKenzie	111,111	(5)	*
Kjeld Thygesen	566,667	(6)	*
David G. Wahl	0		*
R. Thomas Currin, Jr.	3,236,842	(7)	1.1%
All directors and executive officers as a group (8 persons)	5,981,287	(3) - (7)	2.1%

POSCO 1, Koedong-dong, Nam-gu, Pohangsi Kyungsangbuk-do Republic of Korea	138,888,889	(8)(9)	33.2%

Calcata Sociedad Anónima S.A. San Antonio N°19, Of. 1601 Santiago, Santiago Chile	51,041,666	(8)(10)	18.2%

Campos Mineral Asesorias Profesionales Limitad Mardoqueo Fernández N° 128 Providencia, Santiago Chile	18,375,000	(8)(10)	6.6%

Roberto Gaona Velasco Los Gomeros N° 1643 Vitacura, Santiago Chile	16,333,334	(8)(10)	5.8%

Christian Hidalgo Reyes Luz N° 340 Apt. 601, Las Condes, Santiago Chile	16,333,334	(8)(10)	5.8%

Jorge Barrozo Sankan Irarrazaval N°1729, Apt. 201 Ñuñoa, Santiago Chile	12,250,000	(8)(10)	4.4%

Jean Pierre Naciff Catalano Maipú N° 446 Copiapo Chile	8,166,666	(8)(10)	2.9%

*	Indicates less than one percent.

1
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes having or sharing voting or investment power with respect to securities.  Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of June 30, 2011, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

2	Percentages are based upon 279,913,920 shares of Common Stock issued and outstanding as of June 30, 2011.

3
Includes 700,000 shares of Restricted Stock issued to Mr. Saenz pursuant to a restricted stock grant made under the 2009 Plan. While such shares of Restricted Stock are subject to various vesting conditions, Mr. Saenz has voting power with respect to such shares unless and until they are forfeited.

4
Includes 16,667 shares of our common stock issuable upon exercise of options granted under the 2009 Plan, which are exercisable within 60 days.  Does not include 33,333 shares of our common stock issuable upon the exercise of options granted under the 2009 Plan, which are not exercisable within 60 days.

5	Includes 37,037 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days.

6
Includes 200,000 shares of our common stock issuable upon the exercise of warrants that are exercisable within 60 days.  Includes 166,667 shares of our common stock issuable upon exercise of options granted under the 2009 Plan, which are exercisable within 60 days.  Does not include 333,333 shares of our common stock issuable upon the exercise of options granted under the 2009 Plan, which are not exercisable within 60 days.

7
Includes 1,236,842 shares of common stock held by MIZ Comercializadora, S. de R.L. (“MIZ”). Also includes 2,000,000 shares of Restricted Stock issued to MIZ pursuant to a restricted stock grant made under the 2009 Plan.  While such shares of Restricted Stock are subject to various vesting milestones, MIZ has voting power with respect to such shares unless and until they are forfeited.  Our Chief Operating Officer, R. Thomas Currin, Jr., may be deemed beneficially to own the securities held by MIZ.  Does not include 1,000,000 shares of our common stock issuable upon exercise of options granted under the 2009 Plan which are not exercisable within 60 days.

8	Estimate of beneficial ownership, based on information available to us. The beneficial owner may have acquired shares held in street name, of which we are not aware.

9
POSCO has the option, at any time until August 31, 2011, to purchase for $0.27 per unit, up to  92,592,593 units of  our restricted securities, with each unit consisting of one share of common stock and a three-year warrant to purchase one-half of one share of common stock for $0.40 per whole share.  Includes 46,296,297 shares of our common stock issuable upon the exercise of the warrants included in such units.

10
Because of the arrangements described in “Directors, Executive Officers, Promoters and Control Persons, Rights to Nominate Directors” above these persons  may be deemed to constitute a group as defined in Section 13(d) of the Exchange Act.  However, each such person (a) disclaims membership in a group and (b) disclaims beneficial ownership of the shares of Common Stock beneficially owned by any other such person or any other person.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation paid or accrued by us during the last two fiscal years ended June 30, 2010 to (i) all individuals that served as our principal executive officer or acted in a similar capacity for us at any time during the fiscal year ended June 30, 2010; and (ii) all individuals that served as executive officers of ours at any time during the fiscal year ended June 30, 2010 that received annual compensation during such fiscal year in excess of $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Non-qualified Deferred Compen-sation Earnings ($)	All Other Compensation ($)	Total ($)

Luis Francisco Saenz Chief Executive Officer (1)	2010	—	—	4,800	—	—	—	—	4,800

David Rector	2010	6,000	—	—	—	—	—	—	6,000
President, Treasurer, Secretary and Former Chief Executive Officer (2)	2009	6,000	—	—	—	—	—	—	6,000

Eric E. Marin	2010	21,600	—	—	—	—	—	—	21,600
Interim Chief Financial Officer (3)
__________________
(1)
Mr. Saenz was appointed our Chief Executive Officer as of October 19, 2009.  Mr. Saenz does not have an employment agreement with us.  We granted Mr. Saenz 1,500,000 shares of our restricted common stock upon his initial hire and 700,000 shares of our restricted common stock on June 27, 2011. We have not paid him any other compensation for his services to us as our Chief Executive Officer.

(2)
Mr. Rector has served as our President, Treasurer and Secretary since June 6, 2008.  In addition, from June 6, 2008, until October 19, 2009, Mr. Rector was our Chief Executive Officer.  We pay Mr. Rector a salary of $500 per month for his services to us as our President, Treasurer and Secretary.

(3)
Mr. Marin was appointed our Interim Chief Financial Officer on January 13, 2010.  Mr. Marin is compensated through our Engagement Letter with Marin Management Services, LLC, dated January 7, 2010 (the “Marin Agreement”), pursuant to which we pay $200 per hour for Mr. Marin’s services to us as Interim Chief Financial Officer.

Outstanding Equity Awards at Fiscal Year-End

We have not issued any stock options or maintained any stock option or other incentive plans other than our 2009 Equity Incentive Plan. (See “Market for Common Equity and Related Stockholder Matters – Securities Authorized for Issuance under Equity Compensation Plans,” above).  The following table sets forth information regarding stock options held by the Company’s Named Executive Officers at June 30, 2010.

Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option plan exercise price ($)	Option expiration date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Luis Saenz	—	—	—	—	—	—	—	—	—
David Rector	—	—	—	—	—	—	—	—	—
Eric E. Marin	—	—	—	—	—	—	—	—	—

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement, including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Employment Agreements with Executive Officers

We do not have employment agreements with any of our executive officers.  However, each of our Interim Chief Financial Officer and our Chief Operating Officer is compensated through an agreement between us and his affiliate.

Engagement Letter with Marin Management Services

Pursuant to the terms of the Marin Agreement, we pay Marin Management Services, LLC, an affiliate of Eric Marin, at the rate of $200 per hour for providing us with Mr. Marin’s services as our Interim Chief Financial Officer.  In addition, the Marin Agreement provides that we shall pay all expenses incurred in providing such services.

Employment Services Agreement with MIZ Comercializadora

We have retained Mr. Currin’s services as our Chief Operating Officer under an Employment Services Agreement, dated as of August 11, 2010, with MIZ Comercializadora, S. de R.L. (“MIZ”), a corporation owned in part by Mr. Currin.  Under the Employment Services Agreement, we will pay MIZ a base fee of $200,000 per year (the “Base Fee”), in monthly installments.  After the first year, the base fee may be increased on each anniversary of the Employment Services Agreement at the sole discretion of our Board of Directors.  We paid MIZ a signing bonus of $100,000, of which $10,000 was paid in cash and $90,000 in 236,842 restricted shares of our common stock valued at $0.38 per share, the fair market value on August 11, 2010.  On June 27, 2011, pursuant to the Employment Services Agreement, the Company agreed to award MIZ a cash bonus equal to $100,000, payable within ten (10) days after the Company files with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended June 30, 2011. The annual bonus in subsequent years will be in such amount (up to 75% of the then applicable base fee) as the Board may determine in its sole discretion, based upon both Mr. Currin’s achievement of certain performance milestones to be established annually by the Board in discussion with MIZ and our performance overall.  In the event the Board and MIZ are unable to agree to milestones, the amount of the bonus shall be determined by the Board on a discretionary basis.

Pursuant to the Employment Services Agreement, we have granted to MIZ an award under the 2009 Plan pursuant to which we issued 2,500,000 restricted shares of our common stock (the “Restricted Stock”).  The shares of Restricted Stock vest in installments of between 300,000 and 1,000,000 shares upon the achievement of certain milestones set forth in the Employment Services Agreement, subject to acceleration upon a change of control or a termination of Mr. Currin’s employment by MIZ for Good Reason (as defined in the Employment Services Agreement) or by us for any reason other than for Cause (as defined in the Employment Services Agreement). To date, 500,000 shares of the Restricted Stock have vested. If his employment is terminated by us for Cause, or by Mr. Currin for any reason other than Good Reason, then all unvested Restricted Stock will immediately expire.

In February 2011, we signed an Amendment to the Employment Services Agreement with MIZ. Under the Amendment, MIZ accepted 500,000 shares of common stock in lieu of salaries payable to MIZ for the six months ended December 31, 2010 and half of salaries payable to MIZ for the three months ending March 31, 2011. These shares were issued in February 2011. MIZ was also paid $25,000 in cash for compensation during the nine months ended March 31, 2011.

Pursuant to the Employment Services Agreement, we have granted to MIZ an option to purchase an aggregate of 1,000,000 shares of our common stock under the 2009 Plan, exercisable at a price of $0.38 per share, the fair market value per share of common stock on August 11, 2010, with a term of ten years.  One third of such options vest on each of August 11, 2011, 2012 and 2013.  If we terminate Mr. Currin’s employment for Cause, then all such options, whether or not vested, will immediately expire.  If his employment is terminated voluntarily by MIZ without Good Reason, then all unvested options will immediately expire.  Vested options, to the extent unexercised, will expire one month after the termination of employment (or nine months in the case of his death or permanent disability).  If his employment is terminated (a) in connection with a Change of Control (as defined in the Employment Services Agreement), (b) by us without Cause or (c) by MIZ for Good Reason, then all unvested options will immediately vest and will expire nine months after such event.

Mr. Currin’s employment with the Company is “at-will” and terminable at any time for any reason or for no reason.  If Mr. Currin’s employment is terminated by us without Cause, we must continue to pay MIZ the base fee at the rate then in effect for a period of 18 months and, with respect to the first annual bonus, to the extent the milestones therefor are achieved, pay MIZ a pro rata portion of the annual bonus.  If MIZ terminates the Employment Services Agreement for Good Reason, or in the event of a termination of employment due to a permanent disability, we will continue to pay MIZ the base fee at the rate then in effect for a period of 18 months.

For the duration of the employment period and, unless we terminate Mr. Currin’s employment without Cause, for a period of 18 months thereafter, both MIZ and Mr. Currin have agreed not to directly or indirectly compete with us anywhere within the countries in which we are at that time operating; provided, however, that Mr. Currin may continue to participate in the following previously established business activities through MIZ:  supply of lithium recovery systems (including brine to carbonate systems); lithium recovery from commercial by-products in the United States; technology fees from the development of a high purity lithium carbonate; and agriculture and energy projects in Honduras.

The foregoing is a summary of the principal terms of the Employment Services Agreement, the Restricted Stock and the options granted pursuant thereto, and is qualified in its entirety by the detailed provisions of the relevant documents, which are filed as exhibits to this Annual Report and are incorporated herein by reference.

Compensation of Non-Employee Directors

We have no formal policy for compensation of our non-employee directors.  Certain of our directors were compensated for their services in shares of common stock or by stock option grants.  Also, their expenses in attending meetings were reimbursed.

Equity Compensation Plan Information

On October 19, 2009, our Board of Directors adopted, and our stockholders approved, the 2009 Equity Incentive Plan (the “2009 Plan”), which reserves a total of 5,000,000 shares of our common stock for issuance under the 2009 Plan.  If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

In addition, the number of shares of Common Stock subject to the 2009 Plan, any number of shares subject to any numerical limit in the 2009 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

It is expected that the Compensation Committee of our Board of Directors, or the Board of Directors in the absence of such a committee, will administer the 2009 Plan.  Subject to the terms of the 2009 Plan, the Compensation Committee would have complete authority and discretion to determine the terms of awards under the 2009 Plan.

Grants

The 2009 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (as amended, the “Code”) and stock appreciation rights, as described below:

•
Options granted under the 2009 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our common stock covered by an option cannot be less than the fair market value of the common stock on the date of grant unless agreed to otherwise at the time of the grant.

•
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•
The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•
The 2009 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of our common stock to be awarded and the terms applicable to each award, including performance restrictions.

•
Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of our common stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of common stock on the date of exercise of the SAR and the market price of a share of common stock on the date of grant of the SAR.

Duration, Amendment and Termination

The Board has the power to amend, suspend or terminate the 2009 Plan without stockholder approval or ratification at any time or from time to time.  No change may be made that increases the total number of shares of our common stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2009 Plan would terminate ten years after its adoption.

Grants to Officers and Directors

On December 9, 2009, the Board approved non-incentive stock option grants under the 2009 Plan to the individual non-employee directors, and in the amounts, listed in the table below.  These options can be exercised at a price of $0.25 per share, the fair market value of our common stock on the date of grant, as determined by the Board, based on the offering price of our common stock sold in relatively contemporaneous private placement transactions, vest in three equal installments on each of the first, second and third anniversaries of the date of grant and expire after ten years.

Name of Optionee	Number of Shares
Douglas Perkins	50,000
Anthony Hawkshaw	50,000
Kjeld Thygesen	500,000

In connection with Mr. Perkins’s departure from our Board on February 18, 2010, the options granted to him on December 9, 2009, terminated.  At such time, Mr. Perkins entered into a consulting arrangement with us, and the Board granted him non-statutory stock options under the 2009 Plan to purchase 50,000 shares of our common stock at an exercise price of $1.00 per share, which option vested immediately and expires after two years.

In addition, the Chief Executive Officer gave Anthony Hawkshaw 50,000 of his common stock shares for services rendered during the year ended June 30, 2010.

As noted above, pursuant to the Employment Services Agreement, we have granted to MIZ an option to purchase an aggregate of 1,000,000 shares of our common stock under the 2009 Plan, exercisable at a price of $0.38 per share, the fair market value per share of common stock on August 11, 2010, with a term of ten years.  One third of such options vest on each of August 11, 2011, 2012 and 2013.  If we terminate Mr. Currin’s employment for Cause, then all such options, whether or not vested, will immediately expire.  If his employment is terminated voluntarily by MIZ without Good Reason, then all unvested options will immediately expire.  Vested options, to the extent unexercised, will expire one month after the termination of employment (or nine months in the case of his death or permanent disability).  If his employment is terminated (a) in connection with a Change of Control (as defined in the Employment Services Agreement), (b) by us without Cause or (c) by MIZ for Good Reason, then all unvested options will immediately vest and will expire nine months after such event.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended June 30, 2010, we subleased approximately 800 square feet of office space in Lima, Peru, from Loreto Resources Corporation, a Nevada Corporation whose Chief Executive Officer and Interim Chief Financial Officer are also our Chief Executive Officer and Interim Chief Financial Officer.  Our sublease payments, including shared administrative costs, are billed to the company at Loreto Resources Corporation’s cost in proportion to our share of the total space, and totaled $21,859 for 2010.  This sublease terminated on June 30, 2010.

Pursuant to the terms of the Marin Agreement, we pay Marin Management Services, LLC, an affiliate of Eric Marin, at the rate of $200 per hour for providing us with Mr. Marin’s services as our Interim Chief Financial Officer.  In addition, the Marin Agreement provides that we shall pay all expenses incurred in providing such services.

Antonio Ortúzar, who served on our Board of Directors from February 18, 2010, to October 25, 2010, is a Partner in Baker & McKenzie, a law firm that we have engaged to perform certain legal services for us.  We pay for such legal services at the standard rates that the firm charges its unrelated clients.  For our fiscal year ending June 30, 2010, the total legal fees we have incurred to such firm was approximately $30,000.  We have continued to incur legal fees payable to such firm in fiscal 2011.  During 2011, Antonio Ortúzar resigned from the Board of Directors of the Company.

We have retained Mr. Currin’s services as our Chief Operating Officer under an Employment Services Agreement, dated as of August 11, 2010, with MIZ Comercializadora, S. de R.L. (“MIZ”), a corporation owned in part by Mr. Currin.  The description of such agreement set forth above under “Item 11, Executive Compensation - Employment Services Agreement with MIZ Comercializadora” is incorporated herein by reference.

See “Directors, Executive Officers, and Corporate Governance—Executive Officers and Directors” above for information regarding certain rights of the Alfredo Sellers to designate one or more persons to be nominated for election to our Board of Directors.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “Independent Directors.”  Accordingly, our Board of Directors has not determined whether any of its members are “Independent Directors.”

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. All selling stockholders who are broker-dealers are deemed to be underwriters. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock.  Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Our common stock is currently quoted on the OTCBB and trades below $5.00 per share; therefore, the common stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the common stock.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Articles of Incorporation, as amended, provide for the issuance of 1,000,000,000 shares of capital stock, of which 990,000,000 are shares of common stock, par value $0.001 per share, and 10,000,000 are blank-check preferred stock, par value $0.001 per share.

Equity Securities Issued and Outstanding

As of June 30, 2011, there were issued and outstanding:

•	279,913,920 shares of our common stock;

•	No shares of our preferred stock;

•	Options to purchase 1,800,000 shares of our common stock of which 433,334 options are currently exercisable;

•	2,700,000 shares of restricted stock subject to vesting conditions; and

•	Warrants to purchase 53,800,565 shares of our common stock, all of which warrants are currently exercisable.

In addition, we have granted the following rights to purchase our securities:

•	Options to purchase up to 200,000 units, each consisting of one share of common stock and a warrant to purchase one share of common stock;

•	An option to purchase up to 92,592,593 units, each consisting of one share of common stock and a warrant to purchase one-half of one share of common stock; and

•	An option, exercisable upon the occurrence of certain events, to purchase between $2.5 million and $10.0 million of our common stock.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Apart from preferences that may be applicable to any holders of preferred stock outstanding at the time, holders of our common stock are entitled to receive dividends, if any, ratably as may be declared from time to time by the Board out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all liabilities and liquidation preferences on any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Each outstanding share of our common stock is duly authorized, fully paid and non-assessable.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors has authority, without any vote or action of our stockholders, to issue up to 10,000,000 shares of “blank check” preferred stock in one or more series and to fix the relative rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption terms (including sinking fund provisions) and liquidation preferences and the number of shares constituting a series or the designation of such series.

While we do not currently have any plans for the issuance of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;

•	Diluting the voting power of the common stock;

•	Impairing the liquidation rights of the common stock; or

•	Delaying or preventing a change in control of the Company without further action by the stockholders.

2009 Plan

Our Board of Directors adopted, and our stockholders approved, the 2009 Plan on October 19, 2009. The 2009 Plan reserves a total of 5,000,000 shares of our common stock for issuance under the 2009 Plan. If an incentive award granted under the 2009 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2009 Plan.

Options

As of the date of this prospectus, we had outstanding 1,800,000 nonqualified stock options under the 2009 Plan, with a weighted average exercise price of approximately $0.35 per share. For all option grants, our Board of Directors set the exercise price of the options at a price equal to or greater than the fair market value of our common stock on the date of grant of the options. Of the outstanding options under the 2009 Plan, 433,334 have vested.  250,000 of such options vested immediately, with 200,000 having a five year term and 50,000 having a two year term. The other 1,550,000 outstanding options under the 2009 Plan vest in three equal installments on each of the first, second and third anniversary of the date of grant and have a ten year term.

Restricted Stock

Pursuant to the Chief Operating Officer’s Employment Services Agreement, the Company granted to MIZ an award under the 2009 Plan pursuant to which the Company issued 2,500,000 restricted shares of its common stock (the “Restricted Stock”). The shares of Restricted Stock vest in installments of between 300,000 and 1,000,000 shares upon the achievement of certain milestones set forth in the Employment Services Agreement, subject to acceleration upon a change of control or a termination of Mr. Currin’s employment by the Company by MIZ for good reason (as defined in the Employment Services Agreement) or by the Company for any reason other than for cause (as defined in the Employment Services Agreement). If his employment is terminated by the Company for cause as defined in the Employment Services Agreement, or by Mr. Currin for any reason other than good reason, then all unvested Restricted Stock will immediately expire.

The Company determined the grant date of the 2,500,000 shares was August 11, 2010. The stock price on the grant date was $0.38 per share. Total compensation expense which may be recognized in connection with these restricted shares is $950,000 if all of the shares vest. A milestone was achieved in January 2011, resulting in the vesting of 500,000 shares of common stock and the Company recorded $190,000 of stock-based compensation expense during the nine months ended March 31, 2011 based on a vesting service period of approximately five months beginning on the grant date. The remaining 2,000,000 shares contain various vesting requirements that the Company estimates will be achieved between December 2011 and June 2013.

On June 27, 2011, the Company granted to Luis F. Saenz, its Chief Executive Officer, an award under the 2009 Plan of 700,000 shares of Restricted Stock, vesting in three equal installments on each of January 15, 2012, January 15, 2013 and January 15, 2014, pursuant to the terms of an award agreement between the Company and Mr. Saenz.

Warrants

We have warrants to purchase common stock outstanding as follows:

•	7,151,532 “A” warrants; $0.33 per share exercise price; expiring November-December 2014;

•	7,188,392 “B” Warrants; $0.54 per share exercise price; expiring November-December 2014;

•	8,914,749 “C Warrants; $0.35 per share exercise price; expiring September 2015;

•	518,905 “Agent C” Warrants; $0.20 per share exercise price; expiring September 2015;

•	5,200,000 “D” Warrants; $0.05 per share exercise price; expiring November 2015 ;

•	4,766,660 “E” Warrants; $0.15 per share exercise price; expiring February 2016;

•	3,811,671 “F” Warrants; $0.50 per share exercise price; expiring February 2016;

•	11,960,050 “G” Warrants; $0.40 per share exercise price; expiring April 2014;

•	1,913,606 “Agent G” Warrants; $0.27 per share exercise price; expiring April 2014;

•	1,500,000 “Lender” Warrants; $0.50 per share exercise price; expiring May 2016;

•	75,000 “Arranger” Warrants; $0.40 per share exercise price; expiring May 2016; and

•	800,000 “Consultant” Warrants; $0.40 per share exercise price; expiring April 2014.

Certain of the warrants, at the option of the holders, may be exercised by cash payment of the exercise price, or by “cashless exercise.” A “cashless exercise” means that in lieu of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive proceeds upon exercise of warrants to the extent that such warrants are exercised by cashless exercise. The warrants contain provisions that protect their holders against dilution by adjustment of the exercise price and (in some cases) number of shares issuable upon exercise upon the occurrence of specific events.

At our option, following the 45th day after the date of this prospectus, upon written notice to the holders, we may call the A Warrants or B Warrants for redemption if the closing bid price of our common stock equals or exceeds $0.75 per share or $1.50 per share, respectively, on any trading day within 20 days prior to such written notice; provided that a registration statement under the Securities Act covering the resale of the shares of common stock issuable upon exercise of the relevant class of Warrants has been effective for at least 45 days and such registration statement remains effective until redemption.

No holder of Warrants will possess any rights as a stockholder with respect to the Warrants, except to the extent such Warrants are exercised.

Convertible Securities

We issued an unsecured Convertible Promissory Note (the “Convertible Note”) dated April 30, 2009, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due on November 8, 2010, to Milestone Enhanced Fund Ltd. (“Milestone”).  The Convertible Note provides that principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by us and Milestone in writing at a later date.  We and Milestone have not yet negotiated such conversion terms.

On May 2, 2011, we entered into and simultaneously closed a Credit Agreement for a $1.5 million bridge loan with three private institutional investors. Under the Credit Agreement, we issued to each lender a zero-coupon original issue discount note due February 2, 2012.  The notes are convertible into shares of the Company’s common stock at the lender’s option at a price of $0.40 per share.  The aggregate face amount of the notes at maturity is $1,677,438. We may prepay the notes at its option (together with accrued original issue discount), and must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by us.

Stock Splits

On July 29, 2008, we effected a forward stock split pursuant to which each share of our common stock then outstanding was converted into 3.031578 shares of common stock. Then, on November 16, 2009, we effected another forward stock split pursuant to which each share of our common stock then outstanding was converted into 15.625 shares of common stock.  All share and per share amounts in this prospectus have been adjusted to give retroactive effect to such stock splits, unless otherwise stated.

Registration Rights

We have agreed to register under the Securities Act half of the 127,500,000 Maricunga Purchase Price Shares by January 31, 2012, and the remainder by October 31, 2012.

We have granted registration rights to the Investor under the Investment Agreement described above, pursuant to which we were required to file a Registration Statement by January 31, 2011 (the “Registration Filing Date”) and use our best efforts to cause such Registration Statement to be declared effective by April 1, 2011 (or May 1, 2011, if the Registration Statement is reviewed by the SEC. We are further required to keep the registration statement effective until all of the shares covered thereby have either been sold or may immediately be sold to the public without registration or restriction (including pursuant to Rule 144 under the Securities Act of 1933, as amended).  In the event that the SEC limits the number of shares that may be sold pursuant to the Registration Statement, we may remove from the registration statement such number of shares as specified by the SEC, and we may file subsequent registration statements covering the resale of additional shares of such common stock.  As described above, the effectiveness of the Registration Statement with respect to the relevant Put Shares is a condition precedent to our ability to exercise any Put under the Investment Agreement.

We have granted the Alfredo Sellers demand registration rights:  (i) with respect to the 10,000,000 shares of common stock previously issued pursuant to the Alfredo SPA (the “Initial Purchase Shares”), to the extent that they are not sellable under Rule 144 under the Securities Act by the Alfredo Sellers after the contractual lock-up period with respect thereto expires on February 3, 2012; and (ii) with respect to any shares of common stock issued pursuant to the Vendor Options Shares or other shares of Common Stock that may be issued pursuant to the  Alfredo SPA, to the extent that they are not sellable under Rule 144 by the Alfredo Sellers after the termination of the statutory holding period imposed on non-affiliates by Rule 144 or other applicable analogous exemption.

We granted registration rights to the investors purchasing “Units” consisting of shares our common stock and warrants to purchase shares of our common stock in our first 2010 Private Placement.  We agreed to use our commercially reasonable efforts to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares of common stock included in such Units and the shares of common stock issuable upon exercise of the C Warrants, within 60 days after the final closing of the First 2010 Private Placement (the “Registration Filing Date”) and to have such registration statement declared effective within 180 days of such final closing date (the “Registration Effective ness Date”).  The Registration Rights Agreement provided for liquidated damages if the registration statement is not filed by the Registration Filing Date (which it was not) or declared effective by the Registration Effectiveness Date, or if another Registration Event, as such term is defined in the Registration Rights Agreement, occurs.  However, we have obtained a waiver of such liquidated damages provisions from the parties entitled thereto.

We also granted certain “piggyback” registration rights covering the shares of common stock included in the Units sold in the 2010 Private Placement and the shares of common stock issuable upon exercise of the 2010 Warrants included in such Units with respect to registration statements we may file for our own account or for the account of other security holders or both, with certain exceptions.

We granted “piggy-back” registration rights to the investors purchasing units in the 2009 Private Placement and our 2010 Private Placements. If we determine to register for sale for cash any of our common stock for our own account or for the account of others, then the holders of the common stock and warrants issued in the 2009 Private Placement and 2010 Private Placements will have the right to have such shares, and the shares of common stock issuable upon exercise of the warrants, included in such registration statement, subject to customary exceptions and scale backs.

Rights of First Refusal, Preemptive Rights, etc.

The Investment Agreement (the “Investment Agreement”) between us and Centurion Private Equity, LLC (the “Investor”), dated as of December 2, 2010, provides that, subject to certain exceptions, the Investor shall have a right of first refusal with respect to any private capital raising transactions involving our equity securities that closes after the date of the Investment Agreement and prior to the 61st day following the termination date thereof.

The Alfredo Sellers have the right to elect to receive any or all of certain milestone payments under the Alfredo SPA in shares of our common stock instead of cash, valued at the greater of (i) $0.25 per share and (ii) the average of the closing price for the common stock on the 30 trading days immediately preceding the relevant payment date.  The Alfredo SPA provides the Alfredo Sellers with preemptive rights in certain future financing transactions by the Company, provided that Sellers still own at least 50% of the Purchase Price Shares (as defined in the Alfredo SPA).  Such preemptive rights are subject to customary exceptions, and generally give the Alfredo Sellers the right to purchase up to 25% of the securities that we sell in any offering to which they apply.

Other Rights to Purchase Our Securities

We granted the Alfredo Sellers an option under the Alfredo SPA to purchase between $2.5 million and $10.0 million of Common Stock, following the Company's obtaining certain NI 43-101 reports, at a price per share equal to the greater of $0.25 or the 30-day volume-weighted average price at such time.

We granted POSCO an option under the MOU, exercisable until August 31, 2011, as extended, to purchase up to 92,592,593 units for $0.27 per unit, with each unit consisting of one share of common stock and a three-year warrant to purchase one-half of one share of common stock for $0.40 per whole share.

We provided each investor in our Second 2010 Offering with the right (the “Double Option”) to purchase at any time prior to November 8, 2011, up to the number of units such investor purchased in the Second 2010 Offering at a price of $0.05 per unit.  Such units consist of one share of common stock and a D Warrant to purchase one share of common stock.  Through June 20, 2011, investors in the Second 2010 Offering have exercised all of the Double Options except for Double Options to purchase an aggregate of 200,000 units, which remain outstanding.

Adjustments to Exercise and Conversion Prices of Outstanding Securities

All of our outstanding warrants contain weighted-average anti-dilution provisions that will be triggered if and to the extent securities are issued (or deemed issued) for a price per share that is less than the then-effective respective exercise prices of such warrants.

An outstanding convertible note in the principal amount of $45,000 provides for conversion upon terms to be agreed to between the Company and the holder thereof.  To the extent future issuances and other events impact the market price for, and desirability of, the common stock, any conversion price to be agreed upon with respect to such convertible note will likely be affected as well.

Anti-Takeover Effects of Provisions of Nevada State Law

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. We currently have 33 stockholders of record.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s Board of Directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our company from doing so if it cannot obtain the approval of our Board of Directors.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 17 Battery Place, New York, New York 10004, and its telephone number is (212) 845-3212.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by _________________________________.

EXPERTS

The consolidated financial statements as of and for the years ended June 30, 2010, included in this Prospectus and in the Registration Statement have been so included in reliance on the report of GBH CPAs, PC, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements as of and for the years ended June 30, 2009, included in this Prospectus and in the Registration Statement have been so included in reliance on the report of Chang G. Park, CPA, an independent registered public accounting firm, appearing elsewhere herein and in the Registration Statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

After the effectiveness of the registration statement of which this prospectus is a part, we will be required to file annual reports, quarterly reports, current reports and other information with the SEC.  You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330.  The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC.  The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus.  The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment.  This prospectus is part of that registration statement.  This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement.  For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits.  Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement.  You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Nevada Revised Statutes, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

•	His act or failure to act constituted a breach of his fiduciary duty as a director or officer; and
•	His breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

Nevada law allows corporations to provide broad indemnification to its officers and directors.  At the present time, our Articles of Incorporation and Bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OF

LI3 ENERGY, INC.

Unaudited Consolidated Financial Statements as of March 31, 2011, and June 30, 2010, and for the Periods Ended March 31, 2011, and March 31, 2010

Consolidated Balance Sheets (unaudited) -as of March 31, 2011, and June 30, 2010	F-2

Consolidated Statements of Operations (unaudited) - Three and nine months ended March 31, 2011, and March 31, 2010, and from June 24, 2005 (Inception) through March 31, 2011	F-3

Consolidated Statement of Changes in Shareholders’ Equity (Deficit) (unaudited) - From June 24, 2005 (Inception) through March 31, 2011	F-4

Consolidated Statements of Cash Flows (unaudited) - Nine months ended March 31, 2011, and March 31, 2010, and from June 24, 2005 (Inception) through March 31, 2011	F-6

Notes to Consolidated Financial Statements (unaudited)	F-8

Audited Consolidated Financial Statements as of, and for the Years Ended, June 30, 2010, and June 30, 2009

Report of Independent Registered Public Accounting Firm	F-28

Consolidated Balance Sheets as of June 30, 2010, and June 30, 2009	F-30

Consolidated Statements of Operations for the Years Ended June 30, 2010, and June 30, 2009 and for the period from June 24, 2005 (Inception) through June 30, 2010	F-31

Consolidated Statement of Changes in Shareholders’ Equity (Deficit) for the period from June 24, 2005 (Inception) through June 30, 2010	F-32

Consolidated Statements of Cash Flows for the Years Ended June 30, 2010, and June 30, 2009 and for the period from June 24, 2005 (Inception) through June 30, 2010	F-33

Notes to Consolidated Financial Statements	F-34

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

LI3 ENERGY, INC.
(An Exploration Stage Company)
Consolidated Balance Sheets
(Unaudited)

	As of	As of
	March 31, 2011	June 30, 2010
Assets
Current Assets:
Cash	$119,001	$302,821
Cash held in trust	1,121,050	-
Prepaid expenses and advances	-	56,476
Total current assets	1,240,051	359,297

Mineral rights	350,000	340,000
Property and equipment, net of accumulated depreciation of $18,174 and $15,249, respectively	1,021	3,946
Non-refundable deposit for mineral rights acquisition	250,000	-
Total non-current assets	601,021	343,946
Total assets	$1,841,072	$703,243

Liabilities & Stockholders' Deficit
Current Liabilities:
Accounts payable	$307,366	$657,100
Accrued expenses	805,685	982,550
Payable to related parties	11,074	10,671
Loans payable	95,000	95,000
Total current liabilities	1,219,125	1,745,321

Derivative liabilities-warrant instruments	15,746,832	8,029,728
Total liabilities	16,965,957	9,775,049

Commitments and contingencies

Stockholders' Deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of March 31, 2011 and June 30, 2010	-	-
Common stock, $0.001 par value, 990,000,000 shares authorized; 127,708,595 and 74,625,095 shares issued and outstanding as of March 31, 2011 and June 30, 2010, respectively	127,709	74,625
Additional paid-in capital	22,133,530	7,095,961
Deficit accumulated during exploration stage	(37,386,124)	(16,242,392)
Total stockholders' deficit	(15,124,885)	(9,071,806)
Total liabilities and stockholders' deficit	$1,841,072	$703,243

See accompanying notes to unaudited consolidated financial statements

LI3 ENERGY, INC.
(An Exploration Stage Company)
Consolidated Statements of Operations
(Unaudited)
					June 24, 2005
					(inception)
	Three Months Ended March 31,		Nine Months Ended March 31,		through March 31,
	2011	2010	2011	2010	2011

Revenues	$-	$-	$-	$-	$2,278

Cost of goods sold	-	-	-	-	1,182

Gross profit	-	-	-	-	1,096

Operating expenses:
Inventory impairment	-	-	-	-	1,469
Mineral rights impairment expense	-	-	4,070,000	-	8,788,785
Exploration expenses	-	506,423	309,286	506,423	2,645,065
General and administrative expenses	1,591,825	1,717,504	4,402,398	2,434,922	7,353,011
Total operating expenses	1,591,825	2,223,927	8,781,684	2,941,345	18,788,330

Other income (expense):
Loss on settlement, net	(1,920,000)	-	(1,497,500)	-	(1,497,500)

Change in fair value of derivative liability - warrant instruments	(8,999,382)	(4,020,079)	(9,828,550)	(4,565,419)	(16,052,097)
Warrant modification expense	(1,023,320)	-	(1,023,320)	-	(1,023,320)
Loss on foreign currency translation	(1,995)	-	(6,478)	-	(11,638)
Interest income	94	2,568	203	4,317	4,618
Interest expense	(1,902)	(1,902)	(6,403)	(5,790)	(18,953)
Total other expense	(11,946,505)	(4,019,413)	(12,362,048)	(4,566,892)	(18,598,890)

Net loss	$(13,538,330)	$(6,243,340)	$(21,143,732)	$(7,508,237)	$(37,386,124)

Basic and diluted net loss per share	$(0.12)	$(0.09)	$(0.22)	$(0.09)

Weighted average number of common shares outstanding - basic and diluted	110,691,027	67,273,704	94,395,171	86,822,781

See accompanying notes to unaudited consolidated financial statements

LI3 ENERGY, INC.
(An Exploration Stage Company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
From June 24, 2005 (Inception) through March 31, 2011
 (Unaudited)
				Deficit Accumulated
		Common	Additional	During
	Common	Stock	Paid-In	Exploration
	Stock	Amount	Capital	Stage	Total
Balance at June 24, 2005 (Inception)	-	$-	$-	$-	$-
June 2005 stock issued for cash at $0.000105 per share	35,526,336	35,526	(31,776)	-	3,750
June 2005 stock issued for cash at $0.000105 per share	35,526,336	35,526	(31,776)	-	3,750
Net loss, period ended June 30, 2005	-	-	-	-	-
Balance, June 30, 2005	71,052,672	71,052	(63,552)	-	7,500
March 2006 stock issued for cash at $0.0019 per share	47,368,454	47,368	2,632	-	50,000
Net loss, year ended June 30, 2006	-	-	-	(14,068)	(14,068)
Balance, June 30, 2006	118,421,126	118,420	(60,920)	(14,068)	43,432
Net loss, year ended June 30, 2007	-	-	-	(16,081)	(16,081)
Balance, June 30, 2007	118,421,126	118,420	(60,920)	(30,149)	27,351
February 2008 stock issued for cash at $0.019 per share	2,631,595	2,632	47,368	-	50,000
Net loss, year ended June 30, 2008	-	-	-	(95,656)	(95,656)
Balance, June 30, 2008	121,052,721	121,052	(13,552)	(125,805)	(18,305)
Net loss, year ended June 30, 2009	-	-	-	(67,905)	(67,905)
Balance, June 30, 2009	121,052,721	121,052	(13,552)	(193,710)	(86,210)
October 2009, cancellation of former officer's shares	(71,052,626)	(71,052)	71,052	-	-
October 2009, stock issued to the chief executive officer for services at $0.0032 per share	1,500,000	1,500	3,300	-	4,800
November 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $42,392	6,400,000	6,400	1,018,222	-	1,024,622
November 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $5,350	2,120,000	2,120	299,447	-	301,567
November 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $31,243	1,820,000	1,820	234,944	-	236,764
December 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $4,859	1,900,000	1,900	260,222	-	262,122
December 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $76,632	1,760,000	1,760	167,361	-	169,121
December 2009, stock issued to a consultant for services at $0.61 per share	750,000	750	456,750	-	457,500
February 2010, stock issued to a consultant for services at $0.93 per share	375,000	375	348,375	-	348,750
March 2010, stock issued for acquisition of mineral rights at $0.91 per share	4,000,000	4,000	3,636,000	-	3,640,000
June 2010 common stock sold in private placement offering at $0.25 per share, less offering cost totaling $253,204	4,000,000	4,000	284,943	-	288,943
Stock options issued to consultant for services	-	-	114,783	-	114,783
Amortization of stock-based compensation	-	-	84,614	-	84,614
Stock issued by CEO to employees and director for services	-	-	129,500	-	129,500
Net loss, year ended June 30, 2010	-	-	-	(16,048,682)	(16,048,682)
Balance, June 30, 2010	74,625,095	$74,625	$7,095,961	$(16,242,392)	$(9,071,806)

See accompanying notes to unaudited consolidated financial statements

LI3 ENERGY, INC.
(An Exploration Stage Company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) (continued)
From June 24, 2005 (Inception) through March 31, 2011
(Unaudited)

Balance, June 30, 2010	74,625,095	74,625	7,095,961	(16,242,392)	(9,071,806)
July 2010, common stock sold in private placement offering at $0.25 per share, less offering costs totaling $47,245	2,000,000	2,000	230,884	-	232,884
August 2010, stock issued for acquisition of mineral rights at $0.39 per share	10,000,000	10,000	3,890,000	-	3,900,000
August 2010, stock issued for services at $0.30 per share	87,096	87	26,042		26,129
September 2010, common stock sold in private placement offering at $0.25 per share, less offering costs totaling $4,757	160,000	160	18,017	-	18,177
November 2010, common stock sold in private placement offering at $0.05 per share – no offering costs	2,000,000	2,000	21,425	-	23,425
November 2010, common stock sold in private placement offering at $0.05 per share – no offering costs	2,000,000	2,000	23,214	-	25,214
December 2010, stock issued for services at $0.231 per share	1,551,253	1,551	356,788	-	358,339
December 2010, common stock sold in private placement offering at $0.15 per share, less offering costs totaling $56,843	3,333,338	3,334	217,875	-	221,209
December 2010, common stock sold in private placement offering at $0.15 per share, less offering costs totaling $100,616	5,383,325	5,383	363,246	-	368,629
December 2010, common stock sold in private placement offering at $0.15 per share, less offering costs totaling $8,125	766,667	767	64,558		65,325
January 2011, common stock sold in private placement offering at $0.15 per share, less offering costs totaling $41,033	1,783,333	1,783	91,472	-	93,255
February 2011, common stock sold in private placement offering at $0.15 per share, less offering costs totaling $16,470	400,000	400	20,322	-	20,722
February 2011 common stock issued for cash on sale of D Units upon exercise of Double Options, at $0.05 per share.	3,800,000	3,800	186,200	-	190,000
February 2011, exercise of $0.05 per share D Warrants for cash	2,000,000	2,000	98,000	-	100,000
February 2011, fair value of D warrants reclassed from derivative liability to equity	-	-	2,328,951	-	2,328,951
February 2011, common stock issued for legal services at $0.385 per share	608,310	608	233,591	-	234,199
February 2011, common stock issued for Lacus settlement at $0.385 per share	500,000	500	192,000	-	192,500
February 2011, common stock issued for Compensation Modification Agreement at $0.385 per share	1,000,000	1,000	384,000	-	385,000
February 2011, common stock issued for Settlement Agreement at $0.385 per share	1,000,000	1,000	384,000	-	385,000
February 2011, common stock issued for MIZ Employment Service Agreement vested stock-based compensation	500,000	500	(500)	-	-
February 2011, common stock issued to MIZ at $0.385 per share for salary under Employment Service Agreement	500,000	500	192,000	-	192,500
February 2011, common stock issued to MIZ for bonus under Employment Service Agreement at $0.38 per share	236,842	237	89,763	-	90,000
March 2011, exercise of $0.15 per share E Warrants for cash	7,473,336	7,474	1,113,576	-	1,121,050
March 2011, fair value of E warrants reclassed from derivative liability to equity	-	-	1,951,885	-	1,951,885
March 2011, common stock issued for settlement with Puna Lithium	6,000,000	6,000	1,914,000	-	1,920,000
Amortization of stock-based compensation	-	-	646,260	-	646,260
Net loss, period ended March 31, 2011	-	-	-	(21,143,732)	(21,143,732)
Balance, March 31, 2011	127,708,595	$127,709	$22,133,530	$(37,386,124)	$(15,124,885)

See accompanying notes to unaudited consolidated financial statements

LI3 ENERGY, INC.
(An Exploration Stage Company)
Consolidated Statements of Cash Flow
(Unaudited)
			June 24, 2005
	Nine Months	Nine Months	(inception)
	Ended	Ended	Through
	March 31,	March 31,	March 31,
	2011	2010	2011
Cash Flows from Operating Activities
Net loss	$(21,143,732)	$(7,508,237)	$(37,386,124)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	2,925	2,924	18,479
Loss on settlement, net	1,497,500	-	1,497,500
Stock-based compensation	1,654,043	836,745	2,793,990
Stock-based compensation – related party	855,884	-	855,884
Mineral rights impairment expense	4,070,000	-	8,788,785
Warrant modification expense	1,023,320	-	1,023,320
Loss on change in fair value of warrant derivative liabilities	9,828,550	4,565,419	16,052,097
Inventory impairment	-	-	1,469
Changes in operating assets and liabilities:
Increase in other receivable	-	(42,178)	-
Increase in inventory	-	-	(1,469)
Decrease (increase) in prepaid expenses and advances	56,476	(344,197)	-
Increase (decrease) in accounts payable	(349,734)	240,771	307,366
Increase in accrued expenses	245,635	5,790	1,228,185
Increase in payable to related parties	403	15,346	11,074
Net cash used in operating activities	(2,258,730)	(2,227,617)	(4,809,444)

Cash Flows from Investing Activities
Acquisition of mineral rights	(180,000)	(486,607)	(1,598,785)
Non-refundable deposit for mineral rights acquisition	(250,000)		(250,000)
Acquisition of equipment	-	-	(9,500)
Increase in leasehold improvement	-	-	(10,000)
Net cash used in investing activities	(430,000)	(486,607)	(1,868,285)

Cash Flows from Financing Activities
Increase in loans payable	-	-	95,000
Proceeds from exercise of warrants	290,000	-	290,000
Proceeds from issuance of common stock, net of offering costs and cash held in trust	2,214,910	3,339,524	6,411,730
Net cash provided by financing activities	2,504,910	3,339,524	6,796,730

Net increase (decrease) in cash	(183,820)	625,300	119,001
Cash at beginning of period	302,821	9,703	-
Cash at end of period	$119,001	$635,003	$119,001
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-	$-
Interest	$-	$-	$-
Non-cash investing and financing transactions:
Common stock cancelled	$-	$71,052	$71,052
Issuance of common stock for acquisition of mineral rights	$3,900,000	$3,640,000	$7,540,000
Reclass of warrant liability to additional paid-in-capital	$4,280,836	$-	$4,280,836
Fair value of derivative warrant instruments issued in private offerings	$1,146,070	$1,345,328	$2,952,251

See accompanying notes to unaudited consolidated financial statements

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

NOTE 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Li3 Energy, Inc. (“Li3 Energy” or the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2005. Initially, the Company’s principal products were soy-blend wax candles (the “Legacy Business”). In 2009, the Company decided to redirect its business focus and strategy toward identifying and pursuing business opportunities in lithium and industrial minerals mining in North and South America, but has more recently focused solely on South America.

On October 19, 2009, the Company filed an amendment to its articles of incorporation with the Secretary of State of the State of Nevada, pursuant to which it changed its name from NanoDynamics Holdings, Inc. to Li3 Energy, Inc., to reflect the Company’s plans to focus its business strategy on the energy sector and related lithium mining opportunities in North and South America.

The Company has five subsidiaries; Li3 Energy Peru SRL, a wholly owned subsidiary in Peru, formed to explore mining opportunities in Peru and in South America; Mineras Li Energy SPA, a wholly owned subsidiary in Chile; Alfredo Holdings, Ltd. (“Alfredo”), an exempted limited company incorporated under the laws of the Cayman Islands; Pacific Road Mining Chile, SA, a Chilean corporation (“PRMC”), which is a subsidiary of Alfredo; and Noto Energy S.A. (“Noto”), an Argentinean corporation.

During March 2011, the Company amended its Articles of Incorporation to provide for the issuance of 1,000,000,000 shares of capital stock (increased from 300,000,000 shares of capital stock), of which 990,000,000 are shares of common stock, par value $0.001 per share, and 10,000,000 are blank-check preferred stock, par value $0.001 per share.

The accompanying unaudited interim consolidated financial statements of Li3 Energy, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited consolidated financial statements and notes thereto contained in the Company’s latest Annual Report filed with the SEC on Form 10-K/A. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements which would substantially duplicate the disclosures contained in the audited consolidated financial statements for the most recent fiscal year ending June 30, 2010, as reported on Form 10-K/A, have been omitted.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Principles of Consolidation

The consolidated financial statements include the accounts of Li3 Energy Peru SRL, Mineras Li Energy SPA, Alfredo, PRMC and Noto. All intercompany amounts have been eliminated in consolidation.

b. Exploration Stage Company

The Company is in the exploration stage in accordance with SEC guidance and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 (formerly Statement of Financial Accounting Standards (“SFAS”) No.7, “ Accounting and Reporting by Development Stage Enterprises ”). Its activities to date have been limited to capital formation, organization, and development of its business, including acquisition of mineral assets.

c. Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company had $0 cash equivalents at March 31, 2011 and June 30, 2010.

The Company also has $1,121,050 of cash held in trust by the Company’s outside counsel pertaining to the exercise of the inducement warrants, which was remitted to the Company in April 2011.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

d. Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the cost of mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs, including related property and equipment costs. To determine if capitalized costs are in excess of their recoverable amount, periodic evaluation of the carrying value of capitalized costs and any related property and equipment costs are performed based upon expected future cash flows and/or estimated salvage value in accordance with ASC 360-10-35-15, Impairment or Disposal of Long-Lived Assets. During the nine months ended March 31, 2011, management recorded a mineral rights impairment charge of $4,070,000. See Note 4.

e. Earnings (Loss) per Share

The Company accounts for earnings (loss) per share in accordance with FASB ASC Topic No. 260 – 10, which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share.

Basic net loss per share amounts are computed by dividing the net loss by the weighted average number of common shares outstanding. In periods in which the Company reports a net loss, potentially dilutive securities are excluded from the calculation as the effect would be anti-dilutive.

f. Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates. Management has made significant estimates related to the fair value of the warrant derivative liability, accrued expenses, asset impairments and contingencies.

g. Subsequent Events

The Company evaluated all subsequent events from March 31, 2011 through the date of the issuance of these consolidated financial statements. See Note 14 below.

h. Recent Accounting Pronouncements

Recently issued or adopted accounting pronouncements are not expected to, or did not have, a material impact on our financial position, results of operations or cash flows.

NOTE 3. GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company currently has no sources of recurring revenue, has working capital of $20,926 and has generated net losses of $37,386,124 and negative cash flows from operations of $4,809,444 during the period from June 24, 2005 (inception) through March 31, 2011.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

In the course of its exploration activities, the Company has sustained and continues to sustain losses. The Company does not anticipate positive cash flow from operations before 2013 and cannot predict if and when the Company may generate profits from operations. In the event the Company identifies commercial reserves of minerals, the Company will require substantial additional capital to develop those reserves. The Company expects to finance its operations primarily through future financings. However, there exists substantial doubt about the Company’s ability to continue as a going concern because there is no assurance that it will be able to obtain such capital, through equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support its growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then the Company’s operations would be materially negatively impacted.

The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required until such time as it can generate sources of recurring revenues and to ultimately attain profitability. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4. MINERAL RIGHTS

	March 31, 2011	June 30, 2010
Alfredo	$-	$90,000
Noto	300,000	200,000
Peru	50,000	50,000
Total	$350,000	$340,000

Alfredo

On April 20, 2010, the Company entered into a non-binding term sheet with Pacific Road Capital A Pty. Limited, as trustee for Pacific Road Resources Fund A (“Fund A”), Pacific Road Capital B Pty. Limited, as trustee for Pacific Road Resources Fund B (“Fund B”), and Pacific Road Capital Management G.P. Limited, as General Partner of Pacific Road Resources Fund, L.P. (“PR Partnership” and, together with Fund A and Fund B, “Alfredo Sellers”), pursuant to which the Company was granted the exclusive option to acquire all of the outstanding share capital of Alfredo Holdings, Ltd. (“Alfredo”) in exchange for a cash payment of $90,000, which the Company paid during the year ended June 30, 2010.

Alfredo owns 100% of the share capital of Pacific Road Mining Chile, SA, a Chilean Corporation (“PRMC”). PRMC is a special purpose Chilean corporation which entered into an Option to Purchase Agreement, dated June 6, 2008, that gave PRMC the option to acquire 100% of six mining concessions with respect to approximately 6,669 acres of mining tenements near Pozo Almonte, Chile (the “Alfredo Property”).

On August 3, 2010, the Company entered into a Stock Purchase Agreement (“Alfredo SPA”) with the Alfredo Sellers to acquire all of the outstanding shares of Alfredo. Pursuant to the Alfredo SPA, the Company issued an aggregate of 10,000,000 shares of common stock (the “Purchase Price Shares”) valued at $3,900,000 ($0.39 per share) to the Alfredo Sellers and their designees. Of the Purchase Price Shares, 8,800,000 shares of common stock that the Company issued directly to the Alfredo Sellers are subject to an 18 month lock-up period pursuant to the Alfredo SPA.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

The Alfredo SPA also provided for contingent payments in the event certain milestones were achieved, which provisions were later amended by the SPA Amendment discussed below.

Under the Option to Purchase Agreement, PRMC was required to make additional periodic payments aggregating $360,000 between June 30, 2010 and December 30, 2010. The Company paid, through PRMC, $80,000 in August 2010 and was required to make payments of $100,000 by October 30, 2010 and $180,000 by December 30, 2010 in order to maintain PRMC’s option rights. Then, in order to exercise the option and purchase the Alfredo Property, the Company would have been required to pay the option exercise price of $4,860,000 by March 30, 2011. The Company did not make the $100,000 payment on October 30, 2010, the $180,000 payment on December 30, 2010 or the option exercise price payment of $4,860,000 on March 30, 2011. Under the terms of the option agreement, the option terminated as a result of the Company not making the required option payments within the specified default and cure periods, and the Company therefore recorded impairment expense for the Alfredo property of $4,070,000 during the nine month period ended March 31, 2011.

In March 2011, the Company signed an amendment (“SPA Amendment”) to the Alfredo SPA with the Alfredo Sellers. If the Alfredo Sellers had closed on a proposed subscription of $2,000,000 in the Company’s 2011 Offering (as defined in Note 14), the SPA Amendment would have adjusted the terms upon which the Alfredo Sellers could invest in the Company pursuant to an option granted under the Alfredo SPA. The Alfredo Sellers did not subscribe to the 2011 Offering. However, the SPA Amendment did change the Alfredo SPA as it relates to the Contingent Payments as noted below.

Pursuant to the SPA Amendment, if and when the following milestones (“Milestones”) are achieved with respect to the Alfredo Property or any other LI3 Energy, Inc. Chilean iodine nitrate property, the Company will make the following additional payments (“Contingent Payments”) to the Alfredo Sellers:

a)	$1,000,000 upon the Board of Directors’ resolution to commence final engineering and design of the Alfredo Mine or any other LI3 Energy, Inc. Chilean iodine nitrate property;

b)	A further $2,000,000 upon the Board of Directors’ resolution to commence construction of the Alfredo Mine or any other LI3 Energy, Inc. Chilean iodine nitrate property;

c)
A further $2,500,000 upon commencement of commercial production from the Alfredo Mine (meaning production at a rate of 75% of design capacity for 3 months) or any other LI3 Energy, Inc. Chilean iodine nitrate property;

In the event a Contingent Payment for any milestone is paid for any iodine nitrate property (including the Alfredo property), no Contingent Payment for the same milestone will be payable for any other Chilean iodine nitrate property. The Alfredo Sellers have the right to take any or all of the above milestone payments in shares of the Company’s common stock instead of cash, valued at the greater of (i) $0.25 per share or (ii) the average of the closing price of the common stock on the 30 trading days immediately preceding the relevant payment date. The Company is under no obligation to achieve or pursue any of the milestones and the Company currently does not own, or have any rights, to the Alfredo property or any other Chilean iodine nitrate properties. The SPA Amendment was in anticipation of the Company re-acquiring rights to the Alfredo property or another Chilean iodine nitrate property. The company has signed an agreement to acquire, subject to conditions of closing, a Chilean iodine nitrate property as discussed in Note 5 and Note 14.

Noto

Pursuant to an Assignment Agreement dated March 12, 2010 (the “Assignment Agreement”), the Company purchased all of Puna Lithium Corporation’s (“Puna”) interests in and rights for the acquisition of Noto Energy S.A. (”Noto”) under a letter of intent dated November 23, 2009, as amended (the “Letter of Intent”), entered into by and among Puna, Lacus Minerals S.A., and the shareholders of Noto Energy S.A. (“Noto Shareholders”), an Argentinian corporation.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

On March 12, 2010, the Company entered into a Share Purchase Agreement with the Noto Shareholders (the “Share Purchase Agreement”) for the acquisition of one hundred percent (100%) of the issued and outstanding shares of Noto, which beneficially owns a one hundred percent (100%) undeveloped mineral interest in over 2,995 acres situated on brine salars in Argentina, known as Cauchari (the “Noto Properties”).

Under the Share Purchase Agreement, the Company acquired upon closing on July 30, 2010, one hundred percent (100%) of the issued and outstanding shares of Noto, for $300,000 in cash, of which $200,000 was paid during the year ending June 30, 2010, and $100,000 was paid on July 30, 2010 when the transaction closed. Noto’s only asset is the mineral interest in the Noto Properties. The Company is currently developing plans to pursue exploration and/or development of the Noto Properties.

Peru

On February 23, 2010, the Company acquired, through a wholly owned subsidiary, Li3 Energy Peru SRL, 100% of the assets of the Loriscota, Suches and Vizcachas Projects located in the Provinces of Puno, Tacna and Moquegua, Peru. The Company is currently developing plans to pursue lithium exploration and/or development of the Peru properties.

NOTE 5. LONG-TERM NON-REFUNDABLE DEPOSIT FOR MINERAL RIGHTS ACQUISITION

On November 30, and December 1, 2010, the Company signed non-binding exclusive letters of intent with the shareholders (the “Maricunga Sellers”) Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, a group of six private companies (the “Maricunga Companies”), to acquire at least 51%, up to a maximum of 60%, ownership of the Maricunga Companies, which collectively own the Maricunga Project (“Maricunga”). During December 2010, the Company paid $250,000 to the Maricunga Sellers in connection with signing the non-binding letters of intent which provided the Company with 90 days to perform its due diligence and prepare definitive purchase agreements. On February 24, 2011, the Company executed a binding exclusive letter of intent with the Maricunga Sellers, which made the $250,000 deposit non-refundable. The Maricunga property is undeveloped and covers an area of approximately 3,553 acres (1,438 hectares), comprising six concessions, each held by a separate legal entity, and is located in the northeast section of the Salar de Maricunga in Region III of Atacama in northern Chile. Each concession grants the owner of the right to explore for lithium, potassium and boron ore deposits at the Maricunga property. The binding letter of intent was extended to April 26, 2011, at which time it expired.

On May 20, 2011, the Company and the Maricunga Sellers signed the Framework Contract of Mining Project Development and Buying and Selling of Shares of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga (the “Acquisition Agreement”), whereby upon closing the Company, through its Chilean subsidiary, Minera Li Energy SPA, will acquire 60% of the Maricunga Sellers’ interests in the Maricunga Companies. The purchase price was $6,375,000 in cash and 127,500,000 restricted shares of common stock of the Company (the “Maricunga Purchase Price Shares”), 50% of which is restricted from sale for nine months and the remainder of which is restricted from sale for 18 months as provided in the Acquisition Agreement. The $6,375,000 in cash includes the $250,000 deposit paid in December 2010. Pursuant to the Acquisition Agreement, closing will occur and the remaining $6,125,000 cash and Maricunga Purchase Price Shares (currently held in escrow) will be paid to the Maricunga Sellers upon the registration in Chile of the transfer of the shares in the Maricunga Companies to Minera Li Energy SPA. The Company has agreed to register, under the Securities Act, half of the Maricunga Purchase Price Shares by January 31, 2012, and the remainder by October 31, 2012. In signing the Acquisition Agreement, the Company also committed to finance upon closing, up to $5 million for technical feasibility studies for the project within 180 days of closing. The Company estimates that capital expenditures for this project will be approximately $170 million.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

NOTE 6. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	March 31, 2011	June 30, 2010
Leasehold improvement and equipment	$19,195	$19,195

Less: Accumulated depreciation	(18,174)	(15,249)
Net property and equipment	$1,021	$3,946

Depreciation expense for the nine-month periods ending March 31, 2011 and 2010 was $2,925, and $2,924, respectively.

NOTE 7. RELATED PARTY TRANSACTIONS

Legal Services

Antonio Ortúzar, who served as a director of the Company from February 18, 2010, to October 25, 2010, is a Partner in a law firm that the Company engaged to perform certain legal services. The Company pays for such legal services at the standard rates that the firm charges its unrelated clients. For the nine months ended March 31, 2011 and 2010, the total legal fees that the Company incurred to such firm was approximately $69,000 and $0, respectively. As of March 31, 2011 and June 30, 2010, the Company owed this law firm $37,082 and $8,054, respectively. Mr. Ortúzar is no longer a director of the Company and the amounts payable to this law firm are no longer classified as related party.

MIZ

The Company is party to an employment services agreement between MIZ Comercializadora, S de R.L. (“MIZ”) and the Company in which Tom Currin (a partial owner of MIZ) serves as Chief Operating Officer of the Company.

In February 2011, the Company signed an Amendment to the Employment Services Agreement with MIZ. Under the agreement, MIZ accepted 500,000 shares of common stock in lieu of salaries payable to MIZ for the six months ended December 31, 2010 and half of salaries payable to MIZ for the three months ending March 31, 2011. These shares were issued in February 2011. The Company recorded stock compensation expense of $192,500, which represents the fair value of the common stock on the performance grant date, or $0.385 per share. MIZ was also paid $25,000 in cash for compensation during the nine months ended March 31, 2011.

In addition, in February 2011, the Company issued 236,842 shares to MIZ which were previously granted in accordance with the Employment Services Agreement and an expense of $90,000 was recorded, which represents the fair value the common stock on the grant date, or $0.38 per share.

NOTE 8. LOANS PAYABLE

The Company issued a $50,000 unsecured Promissory Note dated June 5, 2008 (the “Note”) to Milestone Enhanced Fund Ltd. (“Milestone”) in connection with Milestone’s $50,000 working capital loan to the Company. The interest rate is 8% per annum and the maturity date was June 5, 2010. The total interest accrued at March 31, 2011 is $11,301. This Note is in default as of March 31, 2011 and remains payable to Milestone.

The Company issued an unsecured Convertible Promissory Note (the “Convertible Note”) dated April 30, 2009, bearing an interest rate of 8.25% per annum, in the amount of $45,000, and which was due on November 8, 2010 to Milestone. The Convertible Note provides that principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by the Company and Milestone in writing at a later date. The Company and Milestone have not yet negotiated such conversion terms. The total interest accrued on the Convertible Note at March 31, 2011 is $7,039. This Convertible Note is in default as of March 31, 2011 and remains payable to Milestone.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

NOTE 9. DERIVATIVE LIABILITIES

The Company has determined that certain warrants the Company has issued contain provisions that protect holders from future issuances of the Company’s common stock at prices below such warrants’ respective exercise prices and these provisions could result in modification of the warrants exercise price based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40.

The warrants issued in connection with the 2009 Unit Offering (as defined below) and the 2010 Unit Offerings (as defined below) and the Incentive warrants (as defined below) contain anti-dilution provisions that provide for a reduction in the exercise price of such warrants in the event that future common stock (or securities convertible into or exercisable for common stock) is issued (or becomes contractually issuable) at a price per share (a “Lower Price”) that is less than the exercise price of such warrant at the relevant time. The amount of any such adjustment is determined in accordance with the provisions of the relevant warrant agreement and depends upon the number of shares of common stock issued (or deemed issued) at the Lower Price and the extent to which the Lower Price is less than the exercise price of the warrant at the relevant time. In addition, the number of shares issuable upon exercise of the 2010 Unit Offering Warrants (as defined below), Incentive warrants (as defined below) and all warrants issued to agents under both the 2009 Unit Offering and the 2010 Unit Offerings will be increased inversely proportional to any decrease in the exercise price, thus preserving the aggregate exercise price of the warrants both before and after any such adjustment.

The fair values of the warrants issued in the 2009 Unit Offering, the 2010 Unit Offerings and the Incentive warrants were recognized as derivative warrant instruments at issuance or when they become issuable and are measured at fair value at each reporting period. The Company determined the fair values of these warrants using a modified lattice valuation model.

Activity for derivative warrant instruments during the nine months ended March 31, 2011 was as follows:

	Balance at June 30, 2010	Initial valuation of derivative liabilities upon issuance of new warrants during the period	Increase (Decrease) in Fair Value of Derivative Liability	Exercise of warrants	Balance at March 31, 2011
2009 Unit Offering warrants	$6,313,769	$-	$(521,867)	$-	$5,791,902
First 2010 Unit Offering warrants	1,715,959	236,937	2,166,276	-	4,119,172
Second 2010 Unit Offering warrants	-	151,361	4,809,904	(2,328,951)	2,632,314
Third 2010 Unit Offering warrants	-	757,772	2,890,350	(1,951,885)	1,696,237
Incentive warrants	-	1,023,320	483,887	-	1,507,207
	$8,029,728	$2,169,390	$9,828,550	$(4,280,836)	$15,746,832

During the nine months ended March 31, 2011, 13,273,336 warrants and Double Options, which are treated as warrants, were exercised. This reduced the derivative liability by $4,280,836 and increased additional paid-in capital by the same amount.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

Following is a summary of the assumptions used in the modified lattice valuation model as of the initial valuation of the derivative warrant instruments issued during the nine months ended March 31, 2011 and as of March 31, 2011:
	Initial Valuation	March 31, 2011
Common stock issuable upon exercise of warrants	26,426,627	38,221,093

Market value of common stock on measurement date (1)	$0.12-$0.40	$0.336
Adjusted Exercise price	$0.05-$0.50	$0.05 - $0.62
Risk free interest rate (2)	1.13%-2.20%	2.24%
Warrant lives in years	5	3.51 -5.00
Expected volatility (3)	151%-165%	165%
Expected dividend yield (4)	0%	0%
Assumed stock offerings per year over next five years (5)	1-2	1-2
Probability of stock offering in any year over five years (6)	100%	100%
Range of percentage of existing shares offered (7)	10% - 30%	10% - 30%
Offering price range (8)	$0.15 - $1.50	$0.15 - $1.50

(1)	The market value of common stock is the stock price at the close of trading on the date of issuance or March 31, 2011, as applicable.

(2)	The risk-free interest rate was determined by management using the 5 year Treasury Bill as of the respective 2010 Unit Offering and as of March 31, 2011.

(3)
Because the Company does not have adequate trading history to determine its historical trading volatility, the volatility factor was estimated by management using the historical volatilities of comparable companies in the same industry and region.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.

(5)	Management estimates the Company will have at least one stock offering in each of the next 5 years.

(6)	Management has determined that the probability of a stock offering is 100% in each of the next five years.

(7)	Management estimates that the range of percentages of existing shares offered in each stock offering will be between 10% and 30% of the shares outstanding.

(8)	Management estimates that the offering price range in the future offerings will be between $0.15 and $1.50 per share.

Subsequent to the end of the period, the exercise price of certain Warrants and the number of shares issuable upon exercise of certain Warrants were further adjusted as a result of the Company’s issuance of additional Units. See Note 14

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

NOTE 10. STOCKHOLDERS’ EQUITY

Common Stock issued for services

The Company entered into an Investment Agreement (the “Investment Agreement”) with Centurion Private Equity, LLC (the “Investor”), dated December 2, 2010, pursuant to which, subject to certain conditions, the Company may sell newly issued shares of common stock (the “Put Shares”) to the Investor from time to time during the commitment period (each such sale, a “Put”) subject to certain dollar and share volume limitations for each Put. Provided that the relevant conditions are met, the Company may make Puts under the Investment Agreement from time to time until 24 months from the date the Registration Statement (as defined below) is declared effective or until all Puts under the Investment Agreement have reached an aggregate gross sales price of $10 million, if sooner.

The Investment Agreement prohibits the Company’s issuance of equity securities (including common stock and securities convertible into, or exercisable or exchangeable for, common stock), which are future-priced or subject to price reset provisions, during the period after the date of the Investment Agreement and prior to 30 days after the Termination Date of the Investment Agreement. The Investment Agreement further provides that, subject to certain exceptions, the Investor shall have a right of first refusal with respect to any private capital raising transactions involving the Company’s equity securities that closes between the date of the Investment Agreement and 60 days after the Termination Date.

The Company granted registration rights to the Investor pursuant to a registration rights agreement, dated December 2, 2010. Thereunder, the Company was required to file a registration statement by January 31, 2011 (the “Registration Filing Date”) and use its best efforts to cause the registration statement to be declared effective by April 1, 2011 (or May 1, 2011, if the registration statement is reviewed by the Securities and Exchange Commission (the “SEC”). The Company is further required to keep the registration statement effective until all of the shares covered thereby have either been sold or may immediately be sold to the public without registration or restriction. In the event that the SEC limits the number of shares that may be sold pursuant to the registration statement, the Company may remove from the registration statement such number of shares as specified by the SEC, and may file subsequent registration statements covering the resale of additional shares of such common stock. The Company has not filed the registration statement by the Registration Filing Date and has no immediate plans to do so. Since the effectiveness of the registration statement with respect to the relevant shares is a condition precedent to the Company’s ability to draw down under the equity line, the Company will not be able to use the equity line until such registration statement is filed and declared effective, if at all.

In connection with the Investment Agreement, the Company issued 87,096 shares of common stock to the Investor on August 27, 2010 and recorded compensation expense of $26,129 based on the $0.30 per share market price of common stock on that date. As consideration for entering into the Investment Agreement, the Company also issued 1,551,253 shares to the Investor on December 2, 2010 and recorded compensation expense of $358,339 based on the $0.231 per share market price of the common stock on that date.

The Company has evaluated this Investment Agreement pursuant to ASC 815 and determined that it does not constitute a derivative.

Common Stock issuable for services

On November 24, 2010, the Company entered into an agreement (the “Compensation Modification Agreement”) with LW Securities, Ltd. (the “Finder”) in connection with private placement offerings which closed at various times between June 9, 2010, and September 13, 2010. The Compensation Modification Agreement provides, among other things, that in lieu of $105,000 of cash fees, the Company would issue the Finder 1,000,000 shares of common stock. In February 2011, the Company issued the Finder 1,000,000 shares in accordance with the Compensation Modification Agreement. The Company valued the shares issued pursuant to the Compensation Modification Agreement at $385,000, which is equal to 1,000,000 shares of common stock issued at the measurement date at a closing price of $0.385 per share. The Company recorded the difference of $280,000 as general and administrative expenses.

On December 30, 2010, the Company reached an agreement with its legal counsel (the “Firm”), pursuant to which the Company issued in February 2011, 608,310 shares of common stock to the Firm for outstanding legal fees and expenses. The value of the issuable shares was determined based on the $0.385 closing price of the common stock on the measurement date, and totaled $234,199. The Company recorded the amount to general and administrative expenses.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

On December 30, 2010, the Company reached an agreement (the “Settlement Agreement”) with an individual the Company had been considering hiring as an executive officer (the “Candidate”) to settle certain potential claims relating to the Company’s proposed employment of the Candidate. Pursuant to the Settlement Agreement, the Company issued in February 2011, 1,000,000 shares of common stock to the Candidate. The Company valued the 1,000,000 shares of common stock at $385,000 based on the $0.385 closing price of the common stock on the measurement date. The Company recorded general and administrative expenses of $385,000 in connection with this agreement.

Common Stock issued for acquisition of mineral rights

On August 3, 2010, the Company’ Board of Directors authorized the issuance of 10,000,000 shares of its common stock valued at $3,900,000 as part of its acquisition of mineral rights in connection with the Alfredo acquisition (See Note 4). Management determined the fair value of the stock issued to be $0.39 per share based on the last sale price of the common stock on the OTC Bulletin Board on that date.

Common Stock issued in connection with Settlement Agreement

During the nine months ended March 31, 2011, the Company reached a settlement agreement with Puna, pursuant to which the Company issued Puna 6,000,000 shares of common stock in full satisfaction of any and all obligations the Company may have to Puna. The Company recorded settlement expense of $1,920,000 determined based upon the fair value of the common stock on the performance grant date. Management previously disclosed $2,460,000 of estimated expense in connection with this settlement agreement based on the guidance of ASC 450.

Common Stock issued with performance based vesting

Pursuant to the Chief Operating Officer’s Employment Services Agreement, the Company granted to MIZ an award under the 2009 Plan pursuant to which the Company shall issue 2,500,000 restricted shares of its common stock (the “Restricted Stock”). The shares of Restricted Stock vest in installments of between 300,000 and 1,000,000 shares upon the achievement of certain milestones set forth in the Employment Services Agreement, subject to acceleration upon a change of control or a termination of Mr. Currin’s employment by the Company by MIZ for good reason (as defined in the Employment Services Agreement) or by the Company for any reason other than for cause (as defined in the Employment Services Agreement). If his employment is terminated by the Company for cause as defined in the Employment Services Agreement, or by Mr. Currin for any reason other than good reason, then all unvested Restricted Stock will immediately expire.

The Company determined the grant date of the 2,500,000 shares was August 11, 2010. The stock price on the grant date was $0.38 per share. Total compensation expense which may be recognized in connection with these restricted shares is $950,000 if all of the shares vest. A milestone was achieved in January 2011, resulting in the vesting of 500,000 shares of common stock and the Company recorded $190,000 of stock-based compensation expense during the nine months ended March 31, 2011 based on a vesting service period of approximately five months beginning on the grant date. The remaining 2,000,000 shares contain various vesting requirements that the Company estimates will be achieved between December 2011 and June 2013. The Company has recorded $249,744 of compensation expense for the remaining 2,000,000 shares based on these estimated vesting dates. In February 2011, the Company issued the 500,000 fully vested shares of Restricted Stock to MIZ.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

Common Stock sales

2009 Unit Offering

On October 19, 2009, the Board of Directors authorized the Company to offer up to a maximum of 16,000,000 units (the “2009 Unit Offering”) at an offering price of $0.25 per 2009 Unit. Each Unit consisted of (i) one share of the Company’s common stock, (ii) warrants representing the right to purchase one-half of one (0.5) share of common stock, exercisable for a period of five years at an exercise price of $0.50 per whole share (the “A Warrants”), and (iii) warrants representing the right to purchase one-half of one (0.5) share of common stock, exercisable for a period of five years at an exercise price of $1.00 per whole share (the “B Warrants,” and together with the A Warrants, the “2009 Warrants”).

In the aggregate, the Company sold 14,000,000 Units for gross proceeds of $3,500,000 ($3,339,524 net after offering expenses) during the 2009 Unit Offering. In connection with the 2009 Unit Offering, the Company issued an aggregate of 101,500 additional A Warrants and 101,500 additional B Warrants (together the “2009 Agent Warrants”) as compensation to finders and placement agents.

 First 2010 Unit Offering

In June 2010, the Board of Directors authorized the Company to offer up to a maximum of 20,000,000 units (the “First 2010 Unit Offering”), plus up to an additional 8,000,000 units to cover over-allotments, at a purchase price of $0.25 per unit (a “C Unit”). Each C Unit consisted of (i) one share of the Company’s common stock, and (ii) a warrant (a “C Warrant”) representing the right to purchase one share of common stock, exercisable for a period of two years at an exercise price of $0.70 per share.

On June 9, 2010, the Company sold 4,000,000 C Units (the “Initial C Closing”) for total proceeds to the Company of $1,000,000 ($749,796, net after offering expenses). In connection with the Initial C Closing, the Company also became obligated to issue to a placement agent five-year warrants (“C Agent Warrants”) to purchase an aggregate of 280,000 shares of common stock at an exercise price of $0.25 per share, and incurred placement agent fees of $175,000. A total of $460,853 of the proceeds were allocated to the value of the warrant instruments and recorded as derivative liabilities-warrant instruments. On June 23, 2010, the Company revised the terms of the C Warrants issued in connection with the First 2010 Unit Offering to decrease the warrant exercise price to $0.50 per share (from $0.70 per share) and increase the term to five years, from two years.

On July 13, 2010, the Company completed the second closing (the “Second C Closing”) of the First 2010 Unit Offering. In the Second C Closing, the Company sold 2,000,000 C Units for an aggregate of $500,000 ($452,755 net after offering expenses). A total of $219,871 of the proceeds were allocated to the value of the related C Warrants and recorded as derivative liabilities-warrant instruments. In connection with the Second C Closing, the Company also became obligated to issue to a placement agent C Agent Warrants to purchase an aggregate of 140,000 shares of common stock at an exercise price of $0.25 per share, and incurred placement agent fees of $35,000.

On September 13, 2010, the Company completed the third and final closing (the “Third C Closing”) of the First 2010 Unit Offering. In the Third C Closing, the Company sold 160,000 C Units for an aggregate of $40,000 ($35,243 net after offering expenses). A total of $17,066 of the proceeds were allocated to the value of the related C Warrants and recorded as derivative liabilities-warrant instruments.

In the aggregate, during the First 2010 Unit Offering, the Company sold 6,160,000 C Units for gross proceeds of $1,540,000 ($1,237,794 net after offering expenses) and issued 420,000 C Agent Warrants as compensation to the finders and placement agents.

Second 2010 Unit Offering

On November 8, 2010, Board of Directors authorized the Company to hold an initial closing of a private placement offering (the “Second 2010 Unit Offering”) of 2,000,000 units of its securities to investors for gross proceeds of $100,000, at an offering price of $0.05 per unit (a “D Unit”). The subscription agreements between the Company and each investor in the Second 2010 Unit Offering provide each investor with the right (the “Double Option”), subject to certain conditions, to purchase, at any time prior to November 8, 2011, a number of additional D Units up to the number of D Units purchased at the closing of the Second 2010 Unit Offering (“Double Units”) by such investor. The subscription agreements provide the investors with certain “piggyback” registration rights covering the shares of Common Stock included in the D Units (including any Double Units) and the shares of Common Stock issuable upon exercise of the D Warrants (including D Warrants included in any Double Units). Each “D Unit” consists of one share of the Company’s common stock and a warrant (a “D Warrant”) to purchase one share of common stock at an exercise price of $0.05 per share. The D Warrants will be exercisable from issuance until five years after the final closing of the Second 2010 Unit Offering. The Company determined that, in substance, the Second 2010 Unit Offering involved the issuance of three separate derivatives, one being the D Warrants included in the D Units, and the other two being components of the Double Options, which consist of the right to purchase (the “Double Option Common Component“) the shares of Common Stock included in the Double Units for $0.05 until November 7, 2011, and the additional D Warrants (the “Double D Warrants”) that would be included in any Double Units issued upon exercise of the Double Option. A total of $76,575 of the proceeds were allocated to the value of the D Warrants included in the D Units, the Double Option Common Component and the Double D Warrants and recorded as derivative liabilities-warrant instruments.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

On November 15, 2010, the Company held a second and final closing of the Second 2010 Offering in which an additional 2,000,000 D Units were sold for gross proceeds of $100,000. A total of $74,786 of the proceeds were allocated to the value of the D Warrants included in such D Units, as well as the related Double Option Common Component and Double D Warrants and recorded as derivative liabilities-warrant instruments. In the aggregate, the Company sold 4,000,000 D Units in the Second 2010 Unit Offering for aggregate gross proceeds of $200,000 ($151,361 net of offering costs).

Each of the 4,000,000 Double Options has an exercise price of $0.05 per Double Unit, consisting of one share of the Company’s common stock and a D Warrant. The Double Options will be exercisable until November 7, 2011.

During the nine months ended March 31, 2011, 3,800,000 Double Options were exercised for gross proceeds of $190,000 to purchase 3,800,000 Double Units. Also, during the nine months ended March 31, 2011, 2,000,000 D Warrants were exercised for gross proceeds of $100,000.

Third 2010 Unit Offering

On December 9, 2010, the Board of Directors authorized the Company to offer up to a maximum of 10,000,000 units (the “Third 2010 Unit Offering” and, together with the First 2010 Unit Offering and the Second 2010 Unit Offering, the “2010 Unit Offerings”) at a purchase price of $0.15 per unit (an “E Unit”). On January 6, 2011, the Board of Directors increased the maximum number of E Units from 10,000,000 units to 13,333,334 units. Each “E Unit” consisted of (i) one share of the Company’s common stock, and (ii) a warrant (“E Warrant”) representing the right to purchase one share of common stock, exercisable for a period of five years at an exercise price of $0.15 per share.

On December 9, 2010, the Company completed the first closing of the Third 2010 Unit Offering. The Company sold 3,333,338 E Units for an aggregate of $500,000 ($443,157 net after offering expenses). A total of $221,947 of the proceeds were allocated to the value of the related E Warrants and recorded as derivative liabilities-warrant instruments. The Company also became obligated to issue to a placement agent five-year warrants (“E Agent Warrants”) to purchase an aggregate of 186,667 shares of common stock at an exercise price of $0.15 per share.

On December 17, 2010, the Company completed the second closing of the Third 2010 Unit Offering. The Company sold 5,383,325 E Units for an aggregate of $807,499 ($706,883 net after offering expenses). A total of $338,255 of the proceeds were allocated to the value of the related E Warrants and recorded as derivative liabilities-warrant instruments. The Company also became obligated to issue to a placement agent E Agent Warrants to purchase an aggregate of 330,166 shares of common stock at an exercise price of $0.15 per share.

On December 30, 2010, the Company completed the third closing of the Third 2010 Unit Offering. The Company sold 766,667 E Units for an aggregate of $115,000 ($106,875 net after offering expenses). A total of $41,550 of the proceeds were allocated to the value of the related E Warrants and recorded as derivative liabilities-warrant instruments. The Company also became obligated to issue to a placement agent E Agent Warrants to purchase an aggregate of 53,667 shares of common stock at an exercise price of $0.15 per share.

On January 31, 2011, the Company completed the fourth closing of the Third 2010 Unit Offering. The Company sold 1,783,333 E Units for an aggregate of $267,500 ($226,467 net after offering expenses). A total of $133,212 of the proceeds were allocated to the value of the related E Warrants and recorded as derivative liabilities-warrant instruments. The Company also became obligated to issue to a placement agent E Agent Warrants to purchase an aggregate of 124,833 shares of common stock at an exercise price of $0.15 per share.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

On February 23, 2011, the Company completed the fifth closing of the Third 2010 Unit Offering. The Company sold 400,000 E Units for an aggregate of $60,000 ($43,530 net after offering expenses). A total of $22,808 of the proceeds were allocated to the value of the related E Warrants and recorded as derivative liabilities-warrant instruments. The Company also became obligated to issue to a placement agent E Agent Warrants to purchase an aggregate of 28,000 shares of common stock at an exercise price of $0.15 per share.

Warrant inducement

On March 2, 2011, as an incentive to each holder of the E warrants (each “E Warrantholder”), of which there were 12,389,996 warrants outstanding prior to this incentive, the Company offered each of the E Warrantholders an additional ½ warrant (“F Warrant”, or “Incentive Warrant”) with a $0.50 exercise price exercisable until February 22, 2016 for each E warrant exercised prior to March 23, 2011, and then subsequently extended to May 31, 2011. A total of 7,473,667 E warrants were exercised subsequent to March 31, 2011, in connection with this warrant inducement, resulting in gross proceeds of $1,121,050. As a result, the Company became obligated to issue 3,736,631 F Warrants. The cash received from the exercise of these E warrants was held in a trust account maintained by the Company’s outside counsel at March 31, 2011, and was remitted to the Company upon closing of the warrant exercises in April and May 2011. The Company recorded the value of the Incentive Warrants as a $1,023,320 warrant modification expense in the consolidated income statement during the nine months ended March 31, 2011.

Summary – 2010 Unit Offerings
The table below reflects the allocation of the gross proceeds from C Units subscribed from the First 2010 Unit Offering during the nine months ended March 31, 2011:

Par value of common stock issued	$2,160
Paid-in capital	248,901
Derivative warrant liabilities	236,937
Offering expenses	52,002
Total gross proceeds	$540,000

The table below reflects the allocation of the gross proceeds from the Second 2010 Unit Offering for D Units subscribed during the nine months ended March 31, 2011:

Par value of common stock issued	$4,000
Paid-in capital	44,639
Derivative warrant liabilities	151,361
Total gross proceeds	$200,000

The table below reflects the allocation of the gross proceeds from the Third 2010 Unit Offering for E Units subscribed during the nine months ended March 31, 2011:

Par value of common stock issued	$11,666
Paid-in capital	757,474
Derivative warrant liabilities	757,772
Offering expenses	223,087
Total gross proceeds	$1,749,999

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

Stock Option Awards

On August 26, 2010 the Company granted 1,000,000 options to purchase shares of its common stock to MIZ in connection with the Company’s hiring of an affiliate of MIZ as its newly appointed Chief Operating Officer.  These options were granted with an exercise price of $0.38 per share, which was also the stock price on the grant date.  As a result, the intrinsic value and estimated fair value for these options on the grant date was $0 and $343,310, respectively. These options vest in three equal installments on each of the first, second and third anniversaries of the date of grant and expire after ten years.

Summary of stock option activity is presented in the table below:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at June 30, 2010	800,000	0.31	7.73	91,000
Granted	1,000,000	0.38	10.00	—
Exercised	—	—	—	—
Expired / Forfeited	—	—	—	—
Outstanding at March 31, 2011	1,800,000	$0.35	8.31	$50,500
Exercisable at March 31, 2011	250,000	$0.46	3.21	$3,200

During the nine months ended March 31, 2011, the 1,000,000 options that were granted had a weighted average grant-date fair value of $0.34 per share.  During the nine months ended March 31, 2011, the Company recognized stock-based compensation expense of $206,517 related to stock options.  As of March 31, 2011, there was approximately $287,475 of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of approximately 2.12 years.

The fair value of the options granted during the nine months ended March 31, 2011 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Market value of stock on grant date	$0.38
Risk-free interest rate (1)	2.08	%(1)
Dividend yield	0.00%
Volatility factor	150%
Weighted average expected life (2)	6.5 years	(2)
Expected forfeiture rate	5%

(1)	The risk-free interest rate was determined by management using the U.S. Treasury zero-coupon yield over the contractual term of the option on date of grant.

(2)	Due to a lack of stock option exercise history, the Company uses the simplified method under SAB 107 to estimate expected term.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

Warrants

Summary information regarding common stock warrants outstanding as of March 31, 2011 is as follows:

	Warrants	Weighted Average Exercise Price
Outstanding at year-ended June 30, 2010	18,493,150	$0.66
Issued	30,426,627	0.19
Warrants issued pursuant to anti-dilution provisions	2,574,652	0.36
Exercised	(13,273,336)	0.13
Outstanding at March 31, 2011	38,221,093	$0.34

Warrants outstanding as of March 31, 2011

Issuance Date	Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares
November 10, 2009 – December 23, 2009	$0.35	7,145,835	3.61 – 3.73 years	7,145,835
November 10, 2009 – December 23, 2009	$0.62	7,164,377	3.61 – 3.73 years	7,164,377
June 9, 2010 – September 13, 2010	$0.36	8,538,644	4.44 – 4.70 years	8,538,644
June 9, 2010 – July 13, 2010	$0.20	518,946	4.19 -4.28 years	518,946
November 8-15, 2010	$0.05	6,200,000	4.72 -4.73 years	6,200,000
December 9, 2010 – March 24, 2011	$0.15	4,916,660	4.74 – 4.98 years	4,916,660
March 24, 2011	$0.50	3,736,631	5.0 years	3,736,631
		38,221,093		38,221,093

The intrinsic value of warrants outstanding at March 31, 2010 was $2,699,865.

NOTE 11.   FAIR VALUE MEASUREMENTS

As defined in FASB ASC Topic No. 820 – 10, fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic No. 820 – 10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1:
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

Level 3:
Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The Company’s valuation models are primarily industry standard models.  Level 3 instruments include derivative warrant instruments.  The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

As required by FASB ASC Topic No. 820 – 10, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The estimated fair value of the derivative warrant instruments was calculated using a modified lattice valuation model.

Fair Value on a Recurring Basis

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of March 31, 2011:

Description	Quoted Prices In Active Markets for Identical Assets Level 1	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value
Derivative liabilities - warrant instruments	$-	$-	$15,746,832	$15,746,832

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as level 3 in the fair value hierarchy:

	Significant Unobservable Inputs (Level 3)
	Nine Months ended
	March 31,	March 31,
	2011	2010
Balance as of June 30,	$(8,029,728)	$-
Change in fair value	2,772,726	-
Additions	(236,937)	-
Balance as of September 30,	$(5,493,939)	$-
Change in fair value	(3,601,894)	(545,340)
Additions	(753,113)	(1,345,328)
Balance as of December 31,	$(9,848,946)	$(1,890,668)
Change in fair value	(8,999,382)	(4,020,079)
Additions	(156,020)	-
Warrant modification	(1,023,320)	-
Exercise of Warrants	4,280,836	-
Balance at March 31, 2011	$(15,746,832)	$(5,910,747)

Change in fair value of derivative warrant instruments included in earnings relating to derivatives still held for the three months ended March 31, 2011 and 2010	$(8,999,382)	$(4,020,079)
Change in fair value of derivative warrant instruments included in earnings relating to derivatives still held for the nine months ended March 31, 2011 and 2010	$(9,828,550)	$(4,565,419)

The Company recorded a realized loss of $3,761,152 on the settlement of the warrant derivative liability due to the exercise of certain warrants, and which is included in the change in the fair value of warrant derivative liability in the consolidated income statement during the nine months ended March 31, 2011.

NOTE 12. INCOME TAXES

The Company files a U.S. federal income tax return.  The Company’s foreign subsidiaries file income tax returns in their respective jurisdictions. The components of the consolidated taxable net loss exclude the change in the fair value of derivative warrant instruments, stock based compensation and common stock issued for mineral rights. Estimated consolidated taxable net losses were as follows for the nine months ended March 31:

	2011	2010

U.S.	$1,833,330	$2,004,942
Foreign	381,105	101,131
Total	$2,214,435	$2,106,073

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

The components of the Company’s deferred tax assets at March 31, 2011 and June 30, 2010 are as follows:

	March 31, 2011	June 30, 2010
Deferred tax assets:
Net operating loss carry-forwards	$2,497,331	$1,744,423
Valuation allowance	(2,497,331)	(1,744,423)
Net deferred tax asset	$-	$-

These net operating loss carry-forwards expire twenty years from the date the loss was incurred and are available to reduce future taxable income.  Federal tax laws limit the time during which the net operating loss carry-forwards may be applied against future taxes, and if the Company fails to generate taxable income prior to the expiration dates, it may not be able to fully utilize the net operating loss carry-forwards to reduce future income taxes. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at March 31, 2011 and June 30, 2010.

NOTE 13.  COMMITMENTS AND CONTINGENCIES

Nevada

On March 12, 2010, pursuant to an Asset Purchase Agreement (the “Nevada APA”) between the Company, Next Lithium Corp., an Ontario corporation, and Next Lithium (Nevada) Corp., a Nevada corporation (together, “Next Lithium”), the Company acquired all of Next Lithium’s interests in and rights under (a) an agreement dated October 30, 2009 and a subsequent amendment (the “CSV, LM and MW Option Agreement, as amended”), pursuant to which GeoXplor Corp., a Nevada corporation (“GeoXplor”), granted to Next Lithium the sole right and option (the “CSV, LM and MW Option”), to acquire a 100% interest in the associated placer mining claims known as the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims; and (b) an agreement dated October 30, 2009 (the “BSV Option Agreement,” and, together with the CSV, LM and MW Option Agreement, the “Option Agreements”), pursuant to which GeoXplor granted to Next Lithium the sole right and option (the “BSV Option,” and, together with the CSV, LM and MW Option, the “Nevada Options”), to acquire a 100% interest in the associated placer mining claims known as the BSV Placer Mineral Claims.

Under the terms of the Nevada APA, the Company acquired the Nevada Options in exchange for 4,000,000 shares of its common stock with a fair value of $3,640,000 on the date of acquisition based on the stock price on that date of $0.91 per share.

Under the CSV, LM and MW Option Agreement, as amended, the Company paid GeoXplor $236,607. The Company also is obligated to pay amounts totaling $75,000 contingent upon future events which had not occurred as of March 31, 2011.

Under the BSV Option Agreement, as amended, the Company was required to pay to GeoXplor $100,000 on June 30, 2010, which the Company has not paid.  The $100,000 owed to GeoXplor is recorded in accrued expenses as of March 31, 2011.

Upon further analysis of the mineral composition of the Nevada Claims, the Company determined that the Nevada Claims did not meet the Company’s requirements for mining operations planned by the Company, thus the Company terminated the Nevada Options. The Company recorded an impairment of $3,976,607 during the fourth quarter of fiscal 2010 for the Nevada Options.

During the nine months ended March 31, 2011, the Company became obligated to pay approximately $57,000 of claim maintenance fees on the Nevada Claims and approximately $32,600 of Nevada state taxes, which the Company has recorded in accrued expenses as of March 31, 2011.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

Puna Lithium

On March 12, 2010, the Company entered into an assignment agreement (the “Assignment Agreement”) whereby the Company would purchase all of the Puna Lithium Corporation’s (“Puna”) interests in and rights under a letter of intent dated November 23, 2009, as amended (the “Letter of Intent”) entered into by Puna, Lacus Minerals S.A. (“Lacus”), and the shareholders of Noto Energy S.A., and the Company entered into a certain Master Option Agreement with Lacus (the “Master Option Agreement”), for the acquisition of three options (collectively, the “Options”), to acquire up to an 85% interest in: (a) approximately 70,000 acres situated on prospective brine salars in Argentina, known as Rincón, Centenario and Pocitos (the “Master Lacus Properties”); and (b) salt-mining claims on approximately 9,000 additional acres in certain other areas of mutual interest on some of those same salars (the “Third Parties Properties” and, together with the Master Lacus Properties, the “Lacus Properties”) that may be acquired upon exercise of the two options (collectively, the “Third Parties Options”).

As consideration to Lacus for entering into the Master Option Agreement (“MOA”), the Company paid Lacus aggregate payments of $942,178, which included $242,178 for acquisition costs and $700,000 for exploration related expenses. Until the MOA was terminated, the Company was required to pay Lacus $500,000 on March 12, 2011 as consideration for the agreement. As further consideration for entering the MOA and as a condition to maintain the first option under the MOA in good standing until exercised, the Company was to pay $3,000,000 for work commitments on dates to be determined at closing. The MOA did not close. On July 30, 2010, the Company and Lacus amended the MOA (“Amended MOA”) to clarify that the work commitment payments were due as follows: $237,000 due on or before July 30, 2010; $1,079,000 due on or before August 15, 2010; $372,000 due on or before August 31, 2010 and $1,312,000 due over the one year period subsequent to closing of the MOA on a schedule to be determined by the MOA executive committee.

In August 2010, the Company determined that the Rincon, Pocitos and Centerario salars did not meet the Company’s criteria for economic brine reserves, that the work plan recommended by Lacus was not acceptable and that funding of a drilling program should be suspended. Lacus subsequently terminated the Master Option Agreement on August 24 2010.    In accordance with the Assignment Agreement, the Company was also required to issue 8,000,000 shares of common stock to Puna upon the date of the closing (“Closing”) as defined in the Master Option Agreement.  As the Closing did not occur, the Company did not issue the 8,000,000 shares of common stock.

 The Company recorded accrued liabilities of $765,000 as of June 30, 2010 for amounts which may be owed due to the Master Option Agreement termination.  On November 24, 2010, the Company entered into a termination, settlement and release agreement with Lacus in exchange for a $150,000 cash payment and 500,000 shares of common stock to settle potential Lacus claims. The 500,000 shares are recorded in the amount of $192,500, which was based on a fair value of $0.385 per share of common stock on the measurement date.  The Company recorded a gain on settlement of $422,500 during the three months ended December 31, 2010 as a result of the change in estimate.   The Company paid the $150,000 cash payment to Lacus during January 2011.  In February 2011, the Company issued Lacus the 500,000 shares. At March 31, 2011, the Company has no amounts owed to Lacus.

During the nine months ended March 31, 2011, the Company reached a settlement agreement with Puna, pursuant to which the Company issued Puna 6,000,000 shares of common stock in full satisfaction of any and all obligations the Company may have to Puna.  The Company recorded settlement expense of $1,920,000 in connection with this settlement during the nine months ended March 31, 2011. Management previously disclosed $2,460,000 of estimated expense in connection with this settlement agreement based on the guidance of ASC 450. At March 31, 2011, the Company has no amounts owed to Puna.

NOTE 14. SUBSEQUENT EVENTS

Private Placement Offerings
On April 7, April 13, May 3, May 6, and May 19, 2011, the Company held closings of a private placement offering (the “2011 Offering”) with respect to an aggregate of 23,920,071 units of its securities (the “G Units”) at an offering price of $0.27 per G Unit, for aggregate gross proceeds of approximately $6,458,419 (approximately $5,841,519, net after offering expenses).   Each G Unit consisted of (i) one share of our common stock, par value $0.001 per share, and (ii) a warrant to purchase one-half of a share of common stock, at an exercise price of $0.40 per whole share (“G Warrant”). The G Warrants are exercisable for a period of three years. The Company also became obligated to pay cash fees to placement agents and finders aggregating approximately $516,900, incurred share issuance expenses of approximately $100,000, and became obligated to issue to placement agents and finders warrants to purchase an aggregate of 1,913,606 shares of common stock at an exercise price of $0.27 per share and exercisable for a period of three years.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

Pursuant to a registration rights agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission by June 21, 2011, to register the shares of common stock included in the G Units and the shares of common stock issuable upon exercise of the G Warrants under the Securities Act of 1933, as amended, and to use its best efforts to cause such registration statement to become effective within 150 days after the filing date, all at the Company’s expense.  If the Company does not meet these deadlines, it has agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%).

Credit Agreement
On May 2, 2011, the Company entered into and simultaneously closed a Credit Agreement for a $1.5 million bridge loan with three private institutional investors. Under the Credit Agreement, the Company issued to each lender a zero-coupon original issue discount note due February 2, 2012.  The notes are convertible into shares of the Company’s common stock at the lender’s option at a price of $0.40 per share.  The aggregate face amount of the notes at maturity is $1,677,438. The Company may prepay the notes at its option (together with accrued original issue discount), and must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by the Company.

The Company also agreed to issue to the lenders warrants to purchase an aggregate of 1,500,000 shares of common stock, exercisable for five years at an initial exercise price of $0.50 per share (the “Lender Warrants”).

The Company agreed to pay finders fees consisting of cash in the amount of 5% of the aggregate issue price of the notes, or $75,000 in total, and warrants to purchase an aggregate of 75,000 shares of common stock, exercisable for five years at an initial exercise price of $0.40 per share (the “Arranger Warrants”).

The Company determined the estimated fair value of the warrants was $564,000, which will be recorded as a discount on the notes. The convertible notes included a beneficial conversion feature of $751,000, which also will be recorded as a discount on the notes.   The $75,000 will be recorded as deferred financing costs. The total discount of $1,315,000 and the $75,000 deferred financing costs will be amortized over the 9 month life of the convertible debentures The $185,000 (net of discount of $1,315,000) recorded amount of the notes has an annualized effective interest rate of approximately 1,891% per year.

Warrants
As a result of the 2011 Offering and the convertible debentures issued subsequent to March 31, 2011, the per share exercise price for the A Warrants and the A Agent Warrants decreased to $0.3349, the per share exercise price of the B Warrants and the B Agent Warrants decreased to $0.5394, the per share exercise price of the C Warrants decreased to $0.3455, the per share exercise price of the Lender Warrants decreased to $0.4760, and the per share exercise price of the Arranger Warrants decreased to $0.3884. In addition, the number of shares issuable upon exercise of the A Agent Warrants, B Agent Warrants, and C Warrants increased by 5,682, 23,803 and 375,081, respectively.

Exercise of Warrants
On April 29, 2011, the Company received approximately $22,500 from the exercise of 150,000 E warrants, and in connection with the exercise of the E warrants issued 75,000 F Warrants exercisable until February 22, 2016 at an exercise price of $0.50 per share. The Company will record a warrant modification expense of approximately $35,000 in connection with the issuance of these F Warrants.

LI3 ENERGY, INC.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
March 31, 2011
(Unaudited)

On May 4, 2011, the Company received notification from a warrant holder of exercise of 600,000 D warrants, which contain a $0.05 exercise price. The exercise of these warrants was cashless, and 515,254 shares of common stock were issued to the holder of these D warrants in connection with this cashless exercise.

Memorandum of Understanding with POSCO
On May 6, 2011, the Company entered into a Memorandum of Understanding with POSCO (the “POSCO MOU”), pursuant to which the two companies will explore and evaluate a joint business opportunity, including but not limited to the evaluation of establishing a pilot plant in Korea and or in Chile and, if successful, a commercial plant, with POSCO investing capital and securing rights to purchase production. Pursuant to the POSCO MOU, the Company has granted to POSCO (or any affiliate POSCO may designate), an option exercisable until June 30th, 2011, to purchase for $0.27 per unit, up to $25 million dollars of units of Li3's restricted securities, with each unit consisting of one share of common stock and a three-year warrant to purchase one-half of one share of common stock for $0.40 per whole share.

Maricunga Acquisition
As discussed in Note 5, the Company signed an agreement, subject to closing conditions, to acquire an interest in Maricunga. For accounting purposes, the 127,500,000 Maricunga Purchase Price Shares will be considered issued and outstanding upon closing.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Li3 Energy, Inc.
(formerly NanoDynamics Holdings, Inc.)
(An Exploration Stage Company)
San Isidro, Lima, Peru

We have audited the accompanying consolidated balance sheet of Li3 Energy, Inc. (formerly NanoDynamics Holdings, Inc.) (an Exploration Stage Company) as of June 30, 2010, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year then ended and for the period from June 24, 2005 (inception of the exploration stage) to June 30, 2010. These consolidated financial statements are the responsibility of Li3 Energy, Inc.’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements for the period from June 24, 2005 (inception) through June 30, 2009 were audited by other auditors whose reports expressed unqualified opinions on those statements. The consolidated financial statements for the period from June 24, 2005 (inception) through June 30, 2009 include total revenues and net loss of $2,278 and $193,710, respectively. Our opinion on the consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from June 24, 2005 (inception) through June 30, 2010, insofar as it relates to amounts for prior periods through June 30, 2009, is based solely on the reports of other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Li3 Energy, Inc., as of June 30, 2010, and the results of its operations and its cash flows for the year then ended and for the period from June 24, 2005 (inception of the exploration stage) to June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has negative working capital and has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GBH CPAs, PC

www.gbhcpas.com
Houston, Texas
October 27, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
NanoDynamics Holdings, Inc.
(Formerly Mystica Candle Corp.)
(A Development Stage company)

We have audited the accompanying balance sheet of NanoDynamics Holdings, Inc. (formerly Mystica Candle Corp. (A Development Stage “Company”)) as of June 30, 2009 and the related statements of operations, changes in shareholders’ equity and cash flows for the year then ended and for the period from June 24, 2005 (inception) to June 30, 2009. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NanoDynamics Holdings, Inc. (formerly Mystica Candle Corp.) as of June 30, 2009, and the results of its operations and its cash flows for the year then ended and for the period from June 24, 2005 (inception) to June 30, 2009 in conformity with U.S. generally accepted accounting principles.

/s/ Chang G. Park

CHANG G. PARK, CPA

September 2, 2009
San Diego, CA. 92108

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements

Li3 ENERGY, INC.
(An Exploration Stage Company)
Consolidated Balance Sheets

	As of	As of
	June 30, 2010	June 30, 2009
Assets
Current Assets:
Cash	$302,821	$9,703
Prepaid expenses and advances	56,476	-
Total current assets	359,297	9,703

Mineral rights	340,000	-
Property and equipment, net of accumulated depreciation of $15,249 and $11,350, respectively	3,946	7,845
Total non- current assets	343,946	7,845
Total assets	$703,243	$17,548

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$657,100	$3,921
Accrued expenses	982,550	4,837
Payable to related party	10,671	-
Loans payable	95,000	95,000
Total current liabilities	1,745,321	103,758

Derivative liabilities - warrant instruments	8,029,728	-
Total Liabilities	9,775,049	103,758

Commitments and contingencies

Stockholders' Deficit:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; 0 shares issued and outstanding as of June 30, 2010 and 2009	-	-

Common stock, $0.001 par value, 290,000,000 shares authorized; 74,625,095 and 121,052,721 shares issued and outstanding as of June 30, 2010 and 2009, respectively	74,625	121,052
Additional paid-in capital	7,095,961	(13,552)
Deficit accumulated during exploration stage	(16,242,392)	(193,710)
Total stockholders' deficit	(9,071,806)	(86,210)
Total liabilities and stockholders' deficit	$703,243	$17,548

See accompanying notes to the consolidated financial statements.

Li3 ENERGY, INC.
(An Exploration Stage Company)
Consolidated Statements of Operations

			June 24, 2005
	Years Ended		(Inception)
	June 30,		through
	2010	2009	June 30, 2010

Revenues	$-	$-	$2,278

Cost of goods sold	-	-	1,182

Gross profit	-	-	1,096

Operating expenses:
Inventory impairment	-	-	1,469
Mineral rights impairment expense	4,718,785	-	4,718,785
Exploration expenses	2,335,779	-	2,335,779
General and administrative expenses	2,762,102	63,364	2,950,613
Total operating expenses	9,816,666	63,364	10,006,646

Other income (expense):
Unrealized loss – change in fair value of warrant derivative liabilities	(6,223,547)	-	(6,223,547)

Foreign currency – gains/(losses)	(5,160)	-	(5,160)
Interest income	4,404	11	4,415
Interest expense	(7,713)	(4,552)	(12,550)

Net loss	$(16,048,682)	$(67,905)	$(16,242,392)

Basic and diluted loss per share	$(0.19)	$0.00

Weighted average number of common shares outstanding - basic and diluted	83,014,592	121,052,721

See accompanying notes to the consolidated financial statements.

Li3 ENERGY, INC.
(An Exploration Stage Company)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit)
From June 24, 2005 (Inception) through June30, 2010

				Deficit
				Accumulated
		Common	Additional	During
	Common	Stock	Paid-In	Exploration
	Stock	Amount	Capital	Stage	Total
Balance at June 24, 2005 (Inception)	-	$-	$-	$-	$-
Stock issued for cash on June 24, 2005 at $0.000105 per share	35,526,336	35,526	(31,776)	-	3,750
Stock issued for cash on June 24, 2005 at $0.000105 per share	35,526,336	35,526	(31,776)	-	3,750
Net loss, period ended June 30, 2005	-	-	-	-	-
Balance, June 30, 2005	71,052,672	71,052	(63,552)	-	7,500

Stock issued for cash on March 14, 2006 at $0.0019 per share	47,368,454	47,368	2,632	-	50,000
Net loss, year ended June 30, 2006	-	-	-	(14,068)	(14,068)
Balance, June 30, 2006	118,421,126	118,420	(60,920)	(14,068)	43,432
Net loss, year ended June 30, 2007	-	-	-	(16,081)	(16,081)
Balance, June 30, 2007	118,421,126	118,420	(60,920)	(30,149)	27,351

Stock issued for cash on February 7, 2008 at $0.019 per share	2,631,595	2,632	47,368	-	50,000
Net loss, year ended June 30, 2008	-	-	-	(95,656)	(95,656)
Balance, June 30, 2008	121,052,721	121,052	(13,552)	(125,805)	(18,305)
Net loss, year ended June 30, 2009	-	-	-	(67,905)	(67,905)
Balance, June 30, 2009	121,052,721	121,052	(13,552)	(193,710)	(86,210)

October 2009, cancellation of former officer's shares	(71,052,626)	(71,052)	71,052	-	-

October 2009, stock issued to the chief executive officer for services at $0.0032 per share	1,500,000	1,500	3,300	-	4,800

November 10, 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $42,392	6,400,000	6,400	1,018,222	-	1,024,622

November 12, 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $5,350	2,120,000	2,120	299,447	-	301,567

November 17, 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $31,243	1,820,000	1,820	234,944	-	236,764

December 15, 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $4,859	1,900,000	1,900	260,222	-	262,122

December 23, 2009, common stock sold in private placement offering at $0.25 per share, less offering cost totaling $76,632	1,760,000	1,760	167,361	-	169,121

December 2009, stock issued to a consultant for services at $0.61 per share	750,000	750	456,750	-	457,500
February 2010, stock issued to a consultant for services at $0.93 per share	375,000	375	348,375	-	348,750

March 12, 2010, stock issued for acquisition of mineral rights at $0.91 per share	4,000,000	4,000	3,636,000	-	3,640,000
June 9, 2010 common stock sold in private placement offering at $0.25 per share, less offering cost totaling $253,204	4,000,000	4,000	284,943	-	288,943

Stock options issued to consultant for services	-	-	114,783	-	114,783

Amortization of stock-based compensation expense	-	-	84,614	-	84,614

Stock issued by CEO to employees and director for services			129,500	-	129,500

Net loss, year ended June 30 , 2010	-	-	-	(16,048,682)	(16,048,682)
Balance, June 30, 2010	74,625,095	$74,625	$7,095,961	$(16,242,392)	$(9,071,806)

See accompanying notes to the consolidated financial statements.

Li3 ENERGY, INC.
(An Exploration Stage Company)
Consolidated Statements of Cash Flow

			June 24, 2005
			(inception)
	Year Ended June 30,		through
	2010	2009	June 30,2010
Cash Flows from Operating Activities
Net loss	$(16,048,682)	$(67,905)	$(16,242,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,899	3,900	15,554
Stock-based compensation	1,139,947	-	1,139,947
Unrealized loss on change in fair value of warrant derivative liabilities	6,223,547	-	6,223,547
Inventory impairment	-	-	1,469
Mineral rights impairment expense	4,718,785	-	4,718,785
Changes in operating assets and liabilities:
Increase in inventory	-	-	(1,469)
Increase in prepaid expenses and advances	(56,476)	-	(56,476)
Increase (decrease) in accounts payable	653,179	(644)	657,100
Increase in accrued expenses	977,713	4,552	982,550
Increase in payable to related party	10,671	-	10,671
Net cash used in operating activities	(2,377,417)	(60,097)	(2,550,714)

Cash Flows from Investing Activities
Acquisition of mineral rights	(1,418,785)	-	(1,418,785)
Acquisition of equipment	-	-	(9,500)
Increase in leasehold improvement	-	-	(10,000)
Net cash used in investing activities	(1,418,785)	-	(1,438,285)

Cash Flows from Financing Activities
Increase in loans payable	-	45,000	95,000
Proceeds from issuance of common stock, net of offering costs	4,089,320	-	4,196,820
Net cash provided by financing activities	4,089,320	45,000	4,291,820

Net increase (decrease) in cash	293,118	(15,097)	302,821

Cash at beginning of year	9,703	24,800	-

Cash at end of year	$302,821	$9,703	$302,821

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes	$-	$-	$-
Interest	$-	$-	$-
Non-cash investing and financing transactions:
Common stock cancelled	$71,052	$-	$71,052
Issuance of common stock for acquisition of mineral rights	$3,640,000	$-	$3,640,000
Fair value of derivative warrant instruments in private offerings	$1,806,181	$-	$1,806,181

See accompanying notes to the consolidated financial statements.

NOTE 1.   ORGANIZATION AND DESCRIPTION OF BUSINESS

Li3 Energy, Inc. (“Li3 Energy” or the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2005.  Initially, the Company’s principal products were soy-blend wax candles (the “Legacy Business”). In 2009, the Company decided to redirect its business focus and strategy toward identifying and pursuing business opportunities in lithium and industrial minerals mining in North and South America.

On October 19, 2009, the Company filed an amendment to its articles of incorporation with the Secretary of State of the State of Nevada, pursuant to which it changed its name from NanoDynamics Holdings, Inc. to Li3 Energy, Inc., to reflect the Company’s plans to focus its business strategy on the energy sector and related lithium mining opportunities in North and South America.

As of June 30, 2010, the Company had one subsidiary, Li3 Energy Peru SRL, a wholly owned subsidiary in Peru, to explore mining opportunities in Peru and in South America. Subsequently, the Company has established three additional subsidiaries: Alfredo Holdings, Ltd., an exempted limited company incorporated under the laws of the Cayman Islands; Pacific Road Mining Chile, SA, a Chilean corporation (“PRMC”).  PRMC is a subsidiary of Alfredo; and Noto Energy S.A., an Argentinean corporation.

Split-off of Legacy Business

In connection with the discontinuation of the Company’s previous business and the redirecting of its business strategy to focus on lithium and industrial minerals mining in North and South America, the Company split off and sold all of the assets and liabilities of the Legacy Business (the “Split-Off”) to Jon Suk, the Company’s founding stockholder. The Split Off closed on October 19, 2009. As more fully described in a Form 8-K filed by the Company with the SEC on December 14, 2009, the Company contributed all of its assets and liabilities relating to the Legacy Business, whether accrued, contingent or otherwise, and whether known or unknown, to a newly organized, wholly-owned subsidiary, Mystica Candle, Inc., a Nevada corporation (“Split-Off Sub”), and immediately thereafter sold all of the outstanding capital stock of Split-Off Sub to Mr. Suk in exchange for 71,052,626 shares of the Company’s common stock, $0.001 par value per share that Mr. Suk then owned. The 71,052,626 shares surrendered by Mr. Suk have been cancelled.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Principles of Consolidation

The consolidated financial statements include the accounts of Li3 Energy Peru SRL, the Company’s wholly owned subsidiary, after the elimination of significant intercompany accounts and transactions.

b.  Exploration Stage Company

The Company is in the exploration stage in accordance with SEC guidance and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 915 (formerly Statement of Financial Accounting Standards (“SFAS”) No.7, “Accounting and Reporting by Development Stage Enterprises”).  Its activities to date have been limited to capital formation, organization, and development of its business, including acquisition of mineral assets.

c.  Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.  At June 30, 2010, the Company had cash deposits of approximately $298,681 in a single account at a U.S. bank, which is $48,681 in excess of the FDIC’s $250,000 current insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

d.  Mineral Exploration and Development Costs

All exploration expenditures are expensed as incurred. Costs of acquisition and option costs of mineral rights are capitalized upon acquisition. Mine development costs incurred to develop new ore deposits, to expand the capacity of mines, or to develop mine areas substantially in advance of current production are also capitalized once proven and probable reserves exist and the property is determined to be a commercially mineable property. Costs incurred to maintain current production or to maintain assets on a standby basis are charged to operations. If the Company does not continue with exploration after the completion of the feasibility study, the mineral rights will be expensed at that time. Costs of abandoned projects are charged to mining costs including related property and equipment costs. To determine if these costs are in excess of their recoverable amount, periodic evaluation of carrying value of capitalized costs and any related property and equipment costs are based upon expected future cash flows and/or estimated salvage value in accordance with Accounting Standards Codification (ASC) 360-10-35-15, Impairment or Disposal of Long-Lived Assets.

e.  Property and Equipment

Property and equipment are stated at cost. Equipment and fixtures are being depreciated using the straight-line method over the estimated useful lives ranging from 3 to 7 years.

f.   Income Taxes

Income taxes are provided in accordance with FASB ASC Topic No. 740 (formerly SFAS No. 109, “Accounting for Income Taxes”).  A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards.  Deferred tax expense (benefit) results from the net change during the year of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

g.   Share-based Payments

The Company determines the fair value of stock option awards granted to employees in accordance with FASB ASC Topic No. 718 – 10 (formerly SFAS No. 123(R), “Share-Based Payments”) and to non-employees in accordance with FASB ASC Topic No. 505 – 50 (formerly EITF 96-18 “Accounting for Equity Instruments Issued to Non-Employees for Acquiring, or in Conjunction with Selling, Goods or Services”).

h.   Earnings (Loss) per Share

The Company accounts for earnings (loss) per share in accordance with FASB ASC Topic No. 260 – 10 (formerly SFAS No. 128, “Earnings per Share”), which specifies the computation, presentation and disclosure requirements for earnings (loss) per share for entities with publicly held common stock and requires the presentation of basic earnings (loss) per share and diluted earnings (loss) per share.

Basic net loss per share amounts are computed by dividing the net loss by the weighted average number of common shares outstanding over the reporting period.  In periods in which the Company reports a net loss, dilutive securities are excluded from the calculation as the effect would be anti-dilutive.  The effects of the 15.625 for 1 forward stock split on October 19, 2009 have been reflected in the Company’s calculation of basic and diluted net loss per share.

i. Foreign Currency

The U.S. dollar is the functional currency of our foreign operating subsidiaries.  The books and records of  our foreign operating subsidiary are remeasured to our functional currency.  Foreign currency transaction gains and losses are included in the statements of operations in accordance with ASC 830.

j. Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has made significant estimates related to the fair value of the warrant derivative liability, accrued expenses and contingencies.

k.  Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles – a replacement of FASB Statement No. 162 ” (“SFAS 168”). The FASB Accounting Standards Codification™ , (“Codification” or “ASC”) became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of SFAS 168, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification became non-authoritative.

Following SFAS 168, the FASB will no longer issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates (ASU’s). The FASB will not consider ASU’s as authoritative in their own right; rather these updates will serve only to update the Codification, provide background information about the guidance, and provide the bases for conclusions on the change(s) in the Codification. SFAS No. 168 is incorporated in ASC Topic 105, Generally Accepted Accounting Principles.  The Company adopted SFAS No. 168 in the first quarter of 2010, and the Company will provide reference to both the Codification topic reference and the previously authoritative references related to Codification topics and subtopics, as appropriate.

Effective January 1, 2009, the Company adopted FASB ASC Topic No. 815 – 40, Derivatives and Hedging - Contracts in Entity’s Own Stock (formerly Emerging Issues Task Force Issue No. 07-5, Determining Whether an Instrument or Embedded Feature is Indexed to an Entity’s Own Stock). The adoption of FASB ASC Topic No. 815 – 40’s requirements can affect the accounting for warrants and many convertible instruments with provisions that protect holders from a decline in the stock price (or “down-round” provisions). For example, warrants with such provisions will no longer be recorded in equity.  Down-round provisions reduce the exercise price of a warrant or convertible instrument and/or modify the potential shares issuable if a company either issues equity shares for a price that is lower than the exercise price of those instruments or issues new warrants or convertible instruments that have a lower exercise price. The Company evaluates whether warrants or convertible instruments contain provisions that protect holders from declines in the Company’s stock price or otherwise could result in modification of the exercise price and/or shares to be issued under the respective debt, warrant or preferred stock agreements based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40.

l. Subsequent Events

The Company evaluated material events occurring between the end of our fiscal year, June 30, 2010, and through the date when the consolidated financial statements were issued.

m. Reclassifications

Certain reclassifications have been to the 2009 financial statements to conform to the current year presentation.

NOTE 3.   GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  The Company currently has no sources of recurring revenue and has generated net losses of $16,242,392 and negative cash flows from operations of $2,550,714 during the period from June 24, 2005 (inception) through June 30, 2010.

In the course of its development activities, the Company has sustained and continues to sustain losses.  The Company does not anticipate positive cash flow from operations before 2013 and cannot predict if and when the Company may generate profits.  In the event we identify commercial reserves of lithium or other minerals, we will require substantial additional capital to develop those reserves.  The Company expects to finance its operations primarily through future financings. However, there exists substantial doubt about the Company’s ability to continue as a going concern because there is no assurance that it will be able to obtain such capital, through equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet the Company’s ultimate capital needs and to support its growth. If adequate capital cannot be obtained on a timely basis and on satisfactory terms, then the Company’s operations would be materially negatively impacted.

The Company’s ability to complete additional offerings is dependent on the state of the debt and/or equity markets at the time of any proposed offering, and such market’s reception of the Company and the offering terms. In addition, the Company’s ability to complete an offering may be dependent on the status of its exploration activities, which cannot be predicted. There is no assurance that capital in any form would be available to the Company, and if available, on terms and conditions that are acceptable.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on its ability to meet its obligations, to obtain additional financing as may be required until such time as it can generate sources of recurring revenues and to ultimately attain profitability.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4.  MINERAL RIGHTS

Year ended June 30, 2010
Acquisition costs	$5,058,785
Less: impairments	(4,718,785)
Net mineral rights	$340,000

Peru Acquisition

On February 23, 2010, the Company acquired, through a new wholly-owned subsidiary, Li3 Energy Peru SRL, 100% of the assets of the Loriscota, Suches and Vizcachas Projects (the “Projects”) located in the Provinces of Puno, Tacna and Moquegua, Peru.  The assets consist solely of undeveloped mineral rights and were recorded as an asset purchase.  The aggregate purchase price for the assets was $50,000 which was paid in cash and recorded in mineral rights in the consolidated balance sheet as of June 30, 2010.

Alfredo

In connection with our acquisition activities related to the Alfredo property, the Company capitalized $90,000 as mineral rights, which was paid prior to June 30, 2010, but pursuant to the acquisition which closed after June 30, 2010.

Noto Acquisition

Pursuant to an Assignment Agreement dated as of March 12, 2010 (the “Assignment Agreement”), the Company purchased all of Puna Lithium Corporation’s (“Puna”) interests in and rights for the acquisition of Noto Energy S.A. (”Noto”) under a letter of intent dated November 23, 2009, as amended (the “Letter of Intent”), entered into by and among Puna, Lacus Minerals S.A., and the shareholders of Noto Energy S.A. (“Noto Shareholders”), an Argentinian corporation.

On March 12, 2010, the Company entered into a Share Purchase Agreement with the Noto Shareholders (the “Share Purchase Agreement”) for the acquisition of one hundred percent (100%) of the issued and outstanding shares of Noto, an Argentinean corporation which beneficially owns a one hundred percent (100%) undeveloped mineral interest in over 2,995 acres situated on brine salars in Argentina, known as Cauchari (the “Noto Properties”).

Under the Share Purchase Agreement, the Company acquired upon closing on July 30, 2010, one hundred percent (100%) of the issued and outstanding shares of Noto, for $300,000 in cash, of which $200,000 was paid during the year ending June 30, 2010 and recorded in mineral rights in the consolidated balance sheet, and $100,000 was paid subsequent to year-end on July 30, 2010 when the transaction closed. Noto’s only asset was the mineral interest in the Noto Properties.  Accordingly, the entire acquisition price was recorded as mineral rights in July 2010.

Nevada Impairment

On March 12, 2010, pursuant to an Asset Purchase Agreement (the “Nevada APA”) between the Company, Next Lithium Corp., an Ontario corporation, and Next Lithium (Nevada) Corp., a Nevada corporation (together, “Next Lithium”), the Company acquired all of Next Lithium’s interests in and rights under (a) an agreement dated October 30, 2009 and a subsequent amendment (the “CSV, LM and MW Option Agreement, as amended”), pursuant to which GeoXplor Corp., a Nevada corporation (“GeoXplor”), granted to Next Lithium the sole right and option (the “CSV, LM and MW Option”), to acquire a 100% interest in the associated placer mining claims known as the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims; and (b) an agreement dated October 30, 2009 (the “BSV Option Agreement,” and, together with the CSV, LM and MW Option Agreement, the “Option Agreements”), pursuant to which GeoXplor granted to Next Lithium the sole right and option (the “BSV Option,” and, together with the CSV, LM and MW Option, the “Nevada Options”), to acquire a 100% interest in the association placer mining claims known as the BSV Placer Mineral Claims.

Under the terms of the Nevada APA, the Company acquired the Nevada Options in exchange for 4,000,000 shares of its common stock with a fair value of $3,640,000 on the date of acquisition based on our stock price.  As of June 30, 2010, the 4,000,000 shares are issued, and 2,500,000 of these shares are held in escrow for one year against any indemnifiable liabilities that may arise.

Under the CSV, LM and MW Option Agreement, as amended, the Company paid GeoXplor $236,607. The Company also is obligated to pay amounts totaling $75,000 contingent upon future events which had not occurred as of the date of June 30, 2010.

Under the BSV Option Agreement, as amended, the Company was required to pay to GeoXplor $100,000 on June 30, 2010, which the Company has not paid.  The $100,000 owed to GeoXplor is recorded in accrued expenses as of June 30, 2010.

Upon further analysis of the mineral composition of the Nevada Claims, the Company determined that the Nevada Claims did not meet the Company’s requirements for mining operations planned by the Company, thus the Company terminated the Nevada Options and recorded impairment expense of $3,976,607 for all amounts previously capitalized as mineral rights in the consolidated balance sheet.

These amounts consisted of cash of $236,607 paid to GeoXplor on the closing of the acquisition under the Nevada APA, and common stock issued in connection with the acquisition valued at $3,640,000, and $100,000 owed in connection with the BSV Option Agreement as of June 30, 2010.

Subsequent to year-end, the Company was obligated to pay approximately $57,000 of claim maintenance fees on the Nevada Claims and approximately $32,600 of Nevada state taxes, which the Company has not paid.

Puna Lithium Impairment

On March 12, 2010, the Company entered into an assignment agreement (the “Assignment Agreement”) whereby the Company would purchase all of the Puna Lithium Corporation’s (“Puna”) interests in and rights under a letter of intent dated November 23, 2009, as amended (the “Letter of Intent”) entered into by Puna, Lacus Minerals S.A. (“Lacus”), and the shareholders of Noto Energy S.A., and the Company entered into a certain Master Option Agreement with Lacus (the “Master Option Agreement”), for the acquisition of three options (collectively, the “Options”), to acquire up to an 85% interest in: (a) approximately 70,000 acres situated on prospective brine salars in Argentina, known as Rincón, Centenario and Pocitos (the “Master Lacus Properties”); and (b) salt-mining claims on approximately 9,000 additional acres in certain other areas of mutual interest on some of those same salars (the “Third Parties Properties” and, together with the Master Lacus Properties, the “Lacus Properties”) that may be acquired upon exercise of the two options (collectively, the “Third Parties Options”).

As consideration to Lacus for entering into the Master Option Agreement (“MOA”), the Company paid Lacus aggregate payments of $942,178, which included $242,178 for acquisition costs and $700,000 for exploration related expenses.  The Company is also required to pay Lacus $500,000 on March 12, 2011 as consideration for the agreement.  As further consideration for entering the MOA and as a condition to maintain the first option under the MOA in good standing until exercised, the Company was to pay $3,000,000 for work commitments on dates to be determined at closing.  The MOA did not close as of June 30, 2010.  On July 30, 2010, the Company and Lacus amended the MOA (“Amended MOA”) to clarify that the work commitment payments were due as follows:  $237,000 due on or before July 30, 2010; $1,079,000 due on or before August 15, 2010; $372,000 due on or before August 31, 2010 and $1,312,000 due over the one year period subsequent to closing of the MOA on a schedule to be determined by the MOA executive committee.

In August 2010, the Company determined that the Rincon, Pocitos and Centerario salars did not meet the Company’s criteria for economic brine reserves, that the work plan recommended by Lacus was not acceptable and that funding of a drilling program should be suspended. Lacus subsequently terminated the Master Option Agreement on August 24 2010.  The Company expensed $742,178 of capitalized acquisition costs as impairment expense in the consolidated statement of operations during the year ended June 30, 2010. In accordance with the Assignment Agreement, the Company was also required to issue 8,000,000 shares of common stock to Puna upon the date of the closing (“Closing”) as defined in the Master Option Agreement.  As the Closing did not occur, the Company did not issue the 8,000,000 shares of common stock. As of June 30, 2010, the Company has recorded $765,000 in accrued expenses related to acquisition costs and exploration expenses under the agreements. The MOA was amended subsequent to June 30, 2010.

Contingent Obligations Related to Terminated Agreements

In connection with our obligations under the Nevada APA and the Puna MOA, the Company may be directly or contingently obligated to fulfill certain commitments for payments under the agreements related to option payments, permitting costs, maintenance costs, and funding requirements under work commitments.  Total unpaid commitments under the Nevada APA and the Lacus MOA including development costs related to these projects were $264,600 and $3,500,000, respectively.  To date, claims amounting to $275,000 have been made by Lacus.  Although the Company believes it will not be required to pay the majority of these commitments under the termination provisions of the respective agreements, it could be obligated for substantial payments.

NOTE 5.  PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	June 30, 2010	June 30, 2009
Office leasehold improvement and equipment	$19,195	$19,195
Less: Accumulated depreciation	(15,249)	(11,350)
Net property and equipment	$3,946	$7,845

Depreciation expense for the years ended June 30, 2010 and 2009 was $3,899 and $3,900, respectively.

NOTE 6.   RELATED PARTY TRANSACTIONS

Payable to Related Party

Starting in November 2009, Li3 Energy started utilizing the administrative personnel and office space of a company, with an office located in Lima, Peru in which Li3 Energy’s Chief Executive Officer and Interim Chief Financial Officer function in the same capacities (the “Related Party Company”).  As such, certain net common costs initially paid by the Related Party Company for the year ended June 30, 2010 and 2009, were allocable to Li3 Energy, as follows:

	Year Ended June 30,
	2010	2009
Administrative salaries	$5,100	$-
Rent, utilities and maintenance expenses	16,759	-
	$21,859	$-

During the year ended June 30, 2010, Li3 Energy paid $11,188 to the Related Party Company. As of June 30, 2010, the payable due to the Related Party Company arising from these net common costs amounting to $10,671 is presented as “Payable to related party” in Li3 Energy’s consolidated balance sheet.

Services

One of the Company’s directors is a Partner in a law firm that the Company has engaged to perform certain legal services.  The Company pays for such legal services at the standard rates that the firm charges its unrelated clients.  For the Company’s fiscal year ending June 30, 2010, the total legal fees that the Company incurred to such firm was approximately $30,000.

NOTE 7.  LOANS PAYABLE

The Company issued a $50,000 unsecured Promissory Note dated June 5, 2008 (the”Note”) to Milestone Enhanced Fund Ltd. (“Milestone”) in connection with Milestone’s $50,000 working capital loan to the Company, and the terms and conditions of such Note allow for prepayment of the principal and accrued interest any time without penalty. The interest rate is 8% per annum and the maturity date was June 5, 2010. The total interest accrued at June 30, 2010 is $8,298.  This Note is in default as of June 30, 2010 and remains payable to Milestone.

The Company issued an unsecured Convertible Promissory Note (the “Convertible Note”) dated April 30, 2009, bearing an interest rate of 8.25% per annum, in the amount of $45,000, due on November 8, 2010 to Milestone.  The Convertible Note provides that principal and interest balance due on the Convertible Note are convertible at Milestone’s option pursuant to terms to be mutually agreed upon by the Company and Milestone in writing at a later date.  The Company and Milestone have not yet negotiated such conversion terms.  The total interest accrued on the Convertible Note at June 30, 2010 is $4,252.

NOTE 8. DERIVATIVE LIABILITIES

The Company determined that warrants, initially exercisable to purchase a total of 14,203,000 shares of common stock, issued in the 2009 Unit Offering and warrants, initially exercisable to purchase a total of 4,000,000 shares of common stock, issued in the June 9, 2010 closing of the 2010 Unit Offering contain provisions that protect holders from declines in the Company’s stock price that could result in modification of the exercise price under the warrant based on a variable that is not an input to the fair value of a “fixed-for-fixed” option as defined under FASB ASC Topic No. 815 – 40.  As a result, these warrants were determined to be not indexed to the Company’s own stock.

The warrants issued in connection with the 2009 Unit Offering and the 2010 Unit Offering contain anti-dilution provisions that provide for a reduction in the exercise price of such warrant in the event that future common stock (or securities convertible into or exercisable for common stock) is issued at a price per share (a “Lower Price”) that is less than the exercise price of such warrant at the relevant time. The amount of any such adjustment is determined in accordance with the provisions of the relevant warrant agreement and depends upon the number of shares of common stock issued (or deemed issued) at the Lower Price and the extent to which the Lower Price is less than the exercise price of the warrant at the relevant time.  In addition, the number of shares issuable upon exercise of the 2010 Unit Offering warrants and all warrants issued to agents under both the 2009 and 2010 unit offerings will be increased inversely proportionally to any decrease in the exercise price, thus preserving the aggregate exercise price of the warrants both before and after any such adjustment.

The fair values of these 2009 Unit Offering warrants and 2010 Unit Offering warrants was recognized as derivative warrant instruments at issuance and will be measured at fair value at each reporting period.  The Company measured the fair value of these warrant instruments as of June 30, 2010, and recorded $6,223,547 unrealized loss in the statement of operations for the year ended June 30, 2010. The Company determined the fair values of these securities using a modified lattice valuation model.

Activity for derivative warrant instruments during the year ended June 30, 2010 was as follows:

	Balance at June 30, 2009	Initial valuation of derivative liabilities upon issuance of new warrants during the period	Increase (Decrease) in Fair Value of Derivative Liability	Balance at June 30, 2010
2009 Unit Offering - Derivative warrant instruments	$—	$1,345,328	$4,968,441	$6,313,769
2010 Unit Offering – Derivative warrant instruments	—	460,853	$1,255,106	1,715,959
	$—	$1,806,181	$6,223,547	$8,029,728

The fair value of the derivative warrant instruments is estimated using a modified lattice valuation model and the following assumptions provide information regarding the warrants as of the initial valuation of the 2009 Unit Offering in November and December of 2009, 2010 Unit Offering in June 2010, and as of June 30, 2010:

	2009 Unit Offering	2010 Unit Offering	June 30, 2010
Common stock issuable upon exercise of warrants	14,203,000	4,280,000	18,493,150
Market value of common stock on measurement date (1)	$0.60-$0.65	$0.38	0.39
Adjusted Exercise price	$0.50-$1.00	$0.25 - $0.50	$0.25 - $0.93
Risk free interest rate (2)	0.25% - 4.41%	1.99%	1.79%
Warrant lives in years	5	5	4.36 – 4.94
Expected volatility (3)	150%	150%	150%
Expected dividend yield (4)	0%	0%	0%
Assumed stock offerings per year over next five years (5)	1	1	1
Probability of stock offering in any year over five years (6)	100%	100%	100%
Range of percentage of existing shares offered (7)	10% - 30%	10% - 30%	10% - 30%
Offering price range (8)	$0.25 - $1.50	$0.25 - $1.50	$0.25 - $1.50

(1)	The market value of common stock is the stock price at the close of trading on the date of issuance or June 30, 2010, as applicable.
(2)
The risk-free interest rate was determined by management using the 5 year Treasury Bill as of the 2010 Unit Offering and as of June 30, 2010.  The risk free interest rate was determined by management using a forecast of 3 month Libor for the 2009 Unit Offering.

(3)
Because the Company does not have adequate trading history to determine its historical trading volatility, the volatility factor was estimated by management using the historical volatilities of comparable companies in the same industry and region.

(4)	Management determined the dividend yield to be 0% based upon its expectation that it will not pay dividends for the foreseeable future.
(5)	Management estimates the Company will have one stock offering in each of the next 5 years.
(6)	Management has determined that the probability of a stock offering is 100% in each of the next five years.
(7)	Management estimates that the range of percentage of existing shares offered in each stock offering will be between 10% and 30% of the shares outstanding.
(8)	Management estimates that the offering price range in the future offerings will be between $0.25 and $1.50 per share.

NOTE 9.  STOCKHOLDERS’ EQUITY

Common Stock splits

On July 11, 2008, the Company declared a 3.031578 for 1 forward stock split on each share of its common stock issued and outstanding at the close of business on July 21, 2008, in the form of a stock dividend. All share and per share amounts have been retroactively adjusted for all periods presented.

On October 19, 2009, the Company’s Board of Directors declared a 15.625 for 1 forward stock split in the form of a dividend.  The record date for this stock dividend was November 20, 2009, and the payment and effective date was November 23, 2009. Shares issued prior to November 20, 2009 and per share amounts have been retroactively restated to reflect the impact of the stock split.

Common Stock issued for services

On October 19, 2009, the Company’ Board of Directors authorized the issuance of 1,500,000 shares of its common stock to its Chief Executive Officer as compensation for services to be rendered to the Company. Management determined the fair value of the stock issued to the Chief Executive Officer at $0.0032 per share based on the last sale price of the common stock on the OTC Bulletin Board on October 19, 2009. Accordingly, stock-based compensation expense of $4,800 was recognized in the accompanying statement of operations for the year ended June 30, 2010.

On December 22, 2009, the Company’ Board of Directors authorized the issuance of 750,000 shares of its common stock in exchange for consulting services. Management determined the fair value of the stock issued to the consultant to be $0.61 per share based on the last sale price of the common stock on the OTC Bulletin Board on December 22, 2009. Accordingly, stock-based compensation expense of $457,500 was recognized in the accompanying statement of operations for the year ended June 30, 2010.

In February 2010, the Company’ Board of Directors authorized the issuance of 375,000 shares of its common stock in exchange for consulting services. Management determined the fair value of the stock issued to the consultant to be $0.93 per share based on the last sale price of the common stock on the OTC Bulletin Board on February 16, 2010. Accordingly, stock-based compensation expense of $348,750 was recognized in the accompanying statement of operations for the year ended June 30, 2010.

The Company’s chief executive officer gave certain of his common stock shares to four employees and a director for services rendered.  The Company recognized stock compensation expense of $129,500 for these services during the year ended June 30, 2010 at the fair value of the stock on the date of grant based on our trading price.

Common Stock issued for acquisition of mineral rights

On March 12, 2010, the Company’ Board of Directors authorized the issuance of 4,000,000 shares of its common stock valued at $3,640,000  as part of its acquisition of mineral rights from Next Lithium (see Note 4). Management determined the fair value of the stock issued to be $0.91 per share based on the last sale price of the common stock on the OTC Bulletin Board on that date.

Common Stock sales

On June 24, 2005, the Company issued 35,526,336 shares of common stock to a director for cash valued at approximately $0.000105 per share for total consideration of $3,750.

On June 24, 2005, the Company issued 35,526,336 shares of common stock to a director for cash valued at approximately $0.000105 per share for total consideration of $3,750.

On March 14, 2006, the Company issued 47,368,454 shares of common stock for cash valued at approximately $0.001056 per share for total consideration of $50,000.

On February 7, 2008, the Company issued 2,631,595 shares of common stock for cash valued at approximately $0.019 per share for a total consideration of $50,000.

On October 19, 2009, the Board of Directors authorized the Company to offer up to a maximum of 16,000,000 units (the “2009 Unit Offering”) at an offering price of $0.25 per 2009 Unit. Each 2009 Unit consisted of (i) one share of the Company’s common stock, (ii) warrants representing the right to purchase one-half of one (0.5) share of common stock, exercisable for a period of five years at an exercise price of $0.50 per whole share (the “A Warrants”), and (iii) warrants representing the right to purchase one-half of one (0.5) share of common stock, exercisable for a period of five years at an exercise price of $1.00 per whole share (the “B Warrants,” and together with the A Warrants, the “2009 Warrants”).

On November 10, 2009 (the “Initial Closing’), the Company sold 6,400,000 2009 Units for total proceeds to the Company of $1,600,000 ($1,557,608 net after offering expenses).  A total of $532,986 of the proceeds were allocated to the value of the warrant instruments.

On November 12, 2009, the Company completed the second closing (the “Second Closing”) of the 2009 Unit Offering. In the Second Closing, the Company sold 2,120,000 2009 Units for an aggregate of $530,000 ($524,650 net after offering expenses). A total of $223,083 of the proceeds were allocated to the value of the warrant instruments.

On November 17, 2009, the Company completed the third closing (the “Third Closing”) of the 2009 Unit Offering.  In the Third Closing, the Company sold 1,820,000 2009 Units for an aggregate of $455,000 ($423,757 after offering expenses). A total of $186,993 of the proceeds were allocated to the value of the warrant instruments.

On December 15, 2009, the Company completed the fourth closing (the “Fourth Closing”) of the 2009 Unit Offering.  In the Fourth Closing, the Company sold 1,900,000 2009 Units for an aggregate of $475,000 ($470,141 net after offering expenses). A total of $208,019 of the proceeds were allocated to the value of the warrant instruments.

On December 23, 2009, the Company completed the fifth and final closing (the “Final Closing”) of the 2009 Unit Offering.  In the Final Closing, the Company sold 1,760,000 2009 Units for an aggregate of $440,000 ($363,368 net after offering expenses). A total of $194,247 of the proceeds were allocated to the value of the warrant instruments.

In the aggregate, the Company sold 14,000,000 2009 Units for gross proceeds of $3,500,000 ($3,339,524 net after offering expenses) during the 2009 Unit Offering.  In connection with the 2009 Unit Offering, the Company issued an aggregate of 101,500 additional A Warrants and 101,500 additional B Warrants (together the “2009 Agent Warrants”) as compensation to finders and placement agents.

On June 16, 2010, Board of Directors authorized the Company to offer up to a maximum of 20,000,000 units (the “2010 Unit Offering”), plus up to an additional 8,000,000 units to cover over-allotments, at a purchase price of $0.25 per 2010 Unit.  Each 2010 Unit consisted of (i) one share of the Company’s common stock, and (ii) a warrant (a “2010 Warrant”) representing the right to purchase one share of common stock, exercisable for a period of two years at an exercise price of $0.70 per share.

On June 9, 2010, the Company sold 4,000,000 2010 Units (the “Initial 2010 Unit Offering Closing”) for total proceeds to the Company of $1,000,000 ($749,796, net after offering expenses).  In connection with the Initial 2010 Unit Offering Closing, the Company also became obligated to issue to a placement agent five-year warrants (“Agent Warrants”) to purchase an aggregate of 280,000 shares of common stock at an exercise price of $0.25 per share, and incurred placement agent fees of $175,000.    A total of $460,853 of the proceeds were allocated to the value of the warrant instruments.. On June 23, 2010, the Company revised the terms of the 2010 Warrants to decrease the warrant exercise price to $0.50/share (from $0.70/share) and increase the term to five years, from two years.

The 2009 Warrants and the 2010 Warrants each contain anti-dilution provisions that provide for a reduction in the exercise price of such warrant in the event that future common stock (or securities convertible into or exercisable for common stock) is issued at a price per share (a “Lower Price”) that is less than the exercise price of such warrant at the relevant time.  See Note 8.

The Company’s issuance of securities in connection with the 2010 Unit Offering triggered the adjustments to the exercise prices and number of shares issuable upon exercise of the 2009 Warrants pursuant to the anti-dilution provisions thereof.  Immediately following the Initial 2010 Unit Offering Closing (and the revision to the exercise price of the 2010 Warrants):  (i) the A Warrants (initially exercisable to purchase an aggregate of 7,101,500 shares of common stock at $0.50 per share) were exercisable, in the aggregate, to purchase 7,104,480 shares of common stock for approximately $0.4857 per share; and (ii) the B Warrants (initially exercisable to purchase an aggregate of 7,101,500 shares of common stock at $1.00 per share) were exercisable, in the aggregate, to purchase 7,108,663 shares of common stock for approximately $0.9341 per share.

The table below reflects the allocation of the gross proceeds from the 2009 Unit Offering:

Par value of common stock issued	$14,000
Paid-in capital	1,980,196
Derivative warrant liabilities	1,345,328
Offering expenses	160,476
Total gross proceeds	$3,500,000

The table below reflects the allocation of the gross proceeds from the Initial 2010 Unit Offering Closing:

Par value of common stock issued	$4,000
Paid-in capital	284,943
Derivative warrant liabilities	460,853
Offering expenses	250,204
Total gross proceeds	$1,000,000

Common Stock cancelled

On October 19, 2009, 71,052,626 shares of the Company’s common stock owned by the founding director, were surrendered in exchange for the Company’s interest in a wholly-owned subsidiary of the Company (“Split-Off Subsidiary”) to which the Company had contributed the assets and liabilities of the Legacy Business.  The net assets of the Split-Off Subsidiary were $0 as of October 19, 2009.  Therefore, this transaction was valued at $0.

2009 Equity Incentive Plan

On October 19, 2009, stockholders representing approximately fifty-nine percent (59%) of the Company’s issued and outstanding capital stock executed a written consent in lieu of a meeting and approved the creation of the 2009 Equity Incentive Plan (the “2009 Plan”).  The 2009 Plan provides for the issuance of both non-statutory and incentive stock options and other awards to acquire, in the aggregate, up to 5,000,000 shares of the Company’s common stock.

Stock Option Awards

On December 9, 2009, the Company granted non-statutory options to purchase (i) 500,000 shares of its common stock to a newly appointed director and (i) 50,000 shares of its common stock to each of two newly appointed directors.  These were granted with an exercise price equal to $0.25 per share, which was the price at which the Company was selling 2009 Units in the contemporaneous 2009 Unit Offering.   The stock price on the grant date was $0.46 per share.  As a result, the intrinsic value for these options on the grant date was $126,000. These options vest in three equal installments on each of the first, second and third anniversaries of the date of grant and expire after ten years.

A director resigned on February 18, 2010 and in connection with this termination, 50,000 stock options were forfeited. The resigning director entered into a consulting arrangement with the Company at such time, and subsequently received a separate option under the 2009 Plan to purchase 50,000 shares of common stock with a two-year term and an exercise price equal to $1.00 per share that immediately vested.  The fair value of the options on the date of issuance was $37,091 and the options had no intrinsic value

On April 22, 2010, the Company’s Board of Directors granted options under the 2009 Plan to purchase 200,000 shares of its common stock to a consultant.  These options vested immediately and have a 5 year term. They were granted with an exercise price equal to $0.32 per share. The stock price on the grant date was $0.67 per share.  As a result, the intrinsic value and fair value for these options on the grant date was $70,000 and $114,783, respectively.
Stock option activity summary covering options is presented in the table below:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Outstanding at June 30, 2008	—	—	—	—
Granted	—	—	—	—
Exercised	—	—	—	—
Expired/Forfeited	—	—	—	—
Outstanding at June 30, 2009	—	—	—	—
Granted	850,000	$0.31	7.83	98,000
Exercised	—	—	—	—
Expired / Forfeited	(50,000)	$0.25	9.81	(7,000)
Outstanding at June 30, 2010	800,000	$0.31	7.73	$91,000
Exercisable at June 30, 2010	250,000	$0.46	3.96	$$14,000

During the year ended June 30, 2010, the 850,000 options that were granted had a weighted average grant-date fair value of $0.47 per share.  During the year ended June 30, 2010, the Company recognized stock-based compensation expense of $199,397 related to stock options.  As of June 30, 2010, there was approximately $150,682 of total unrecognized compensation cost related to non-vested stock options which is expected to be recognized ratably over a weighted-average period of approximately 2.44 years.

The fair value of the options granted during the year ended June 30, 2010 was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

Market value of stock on grant date	$.46-$.91 (1)
Risk-free interest rate (1)	2.57% - 3.23%
Dividend yield	0.00%
Volatility factor	133.67% - 188.7%
Weighted average expected life (2)	2.0-6.5 years (2)
Expected forfeiture rate	5%

(1)	The risk-free interest rate was determined by management using the U.S. Treasury zero-coupon yield over the contractual term of the option on date of grant.

(2)	Due to a lack of stock option exercise history, the Company uses the simplified method under SAB 107 to estimate expected term.

Warrants

Summary information regarding common stock warrants issued and outstanding as of June 30, 2010 is as follows:

	Warrants	Weighted Average Exercise Price
Outstanding at year-ended June 30, 2009	-	$-

Issued	18,493,150	0.66
Exercised	-	-
Cancelled	-	-
Expired		-
Outstanding at June 30, 2010	18,493,150	$0.66

Warrants outstanding and exercisable as of June 30, 2010

Date	Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares

November 10, 2009	$0.4857	3,200,000	4.36 years	3,200,000
November 10, 2009	$0.9341	3,200,000	4.36 years	3,200,000
November 12, 2009	$0.4857	1,060,000	4.37 years	1,060,000
November 12, 2009	$0.9341	1,060,000	4.37 years	1,060,000
November 17, 2009	$0.4857	910,000	4.38 years	910,000
November 17, 2009	$0.9341	910,000	4.38 years	910,000
December 15, 2009	$0.4857	1,007,649	4.46 years	1,007,649
December 15, 2009	$0.9341	1,009,951	4.46 years	1,009,951
December 23, 2009	$0.4857	926,840	4.48 years	926,840
December 23, 2009	$0.9341	928,710	4.48 years	928,710
June 9, 2010	$0.50	4,000,000	4.94 years	4,000,000
June 9, 2010	$0.25	280,000	4.94 years	280,000
		18,493,150		18,493,150

The intrinsic value of warrants outstanding at June 30, 2010 was $39,200.

NOTE 10.   FAIR VALUE MEASUREMENTS

As defined in FASB ASC Topic No. 820 – 10 (formerly SFAS 157), fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic No. 820 – 10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1:
Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:
Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The Company’s valuation models are primarily industry standard models.  Level 3 instruments include derivative warrant instruments.  The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

As required by FASB ASC Topic No. 820 – 10 (formerly SFAS 157), financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels. The estimated fair value of the derivative warrant instruments was calculated using a modified lattice valuation model (see Note 8).

Fair Value on a Recurring Basis

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of June 30, 2010:
Quoted Prices
	In Active	Significant
	Markets for	Other	Significant
	Identical	Observable	Unobservable	Total
	Assets	Inputs	Inputs	Carrying
Description	(Level 1)	(Level 2)	(Level 3)	Value
Derivative liabilities - warrant instruments	$-	$-	$8,029,728	$8,029,728

The following table sets forth a reconciliation of changes in the fair value of financial assets and liabilities classified as level 3 in the fair value hierarchy:

	Significant Unobservable Inputs (Level 3)
	Year Ended
	June 30,
	2010	2009
Beginning balance	$-	$-
Gains/(losses)	(6,223,547)	-
Additions	(1,806,181)	-
Ending balance	$(8,029,728)	$-

Change in unrealized gains (losses) included in earnings relating to derivatives still held as of June 30, 2010 and 2009	$(6,223,547)	$-

NOTE 11. INCOME TAXES

The Company files a U.S. federal income tax return.  The Company’s foreign subsidiaries file income tax returns in their jurisdictions. The components of the consolidated taxable net loss  (which for the year ended June 30, 2010 exclude the unrealized loss related to the change in the fair value of derivative warrant instruments ($6,223,547), stock based compensation ($1,139,947) and common stock issued for the acquisitions of mineral rights ($3,640,000) are as follows as of the year ended June 30:

	2010	2009

U.S.	$4,725,533	$67,905
Foreign	319,655	-
Total	$5,045,188	$67,905

The components of the Company’s deferred tax assets at June 30, 2010 and 2009 are as follows:

	2010	2009
Deferred tax assets:
Net operating loss carry-forwards	$1,744,423	$29,059
Valuation allowance	(1,744,423)	(29,059)
Net Deferred tax asset	$-	$-

These net operating loss carry-forwards expire twenty years from the date the loss was incurred and are available to reduce future taxable income.  Federal tax laws limit the time during which the net operating loss carry-forwards may be applied against future taxes, and if the Company fails to generate taxable income prior to the expiration dates it may not be able to fully utilize the net operating loss carry-forwards to reduce future income taxes. As the Company has had cumulative losses and there is no assurance of future taxable income, valuation allowances have been recorded to fully offset the deferred tax asset at June 30, 2010 and 2009.

NOTE 12.  COMMITMENTS AND CONTINGENCIES

Alfredo Acquisition

On April 20, 2010, the Company entered into a non-binding term sheet with Pacific Road Capital A Pty. Limited, as trustee for Pacific Road Resources Fund A (“Fund A”), Pacific Road Capital B Pty. Limited, as trustee for Pacific Road Resources Fund B (“Fund B”), and Pacific Road Capital Management G.P. Limited, as General Partner of Pacific Road Resources Fund, L.P. (“PR Partnership” and, together with Fund A and Fund B, “Sellers”), pursuant to which the Company was granted the exclusive option to acquire all of the outstanding share capital of Alfredo Holdings, Ltd. (“Alfredo”) in exchange for a cash payment of $90,000, which the Company paid during the year ended June 30, 2010.

Alfredo owns 100% of the share capital of Pacific Road Mining Chile, SA, a Chilean Corporation (“PRMC”).  PRMC is a special purpose Chilean corporation which entered into an Option to Purchase Agreement, dated June 6, 2008, that gives PRMC the option to acquire 100% of six mining concessions with respect to approximately 6,669 acres of mining tenements near Pozo Almonte, Chile (the “Alfredo Property”).  Under the Option to Purchase Agreement, PRMC must make periodic payments aggregating $360,000 between June 30, 2010 and December 30, 2010.  We paid $80,000 in August 2010 and must make payments of $100,000 by October 30, 2010 and $180,000 by December 30, 2010 in order to maintain our option rights.  Then, in order to exercise the option and purchase the Alfredo Property, PRMC must pay the option exercise price of $4,860,000 by March 30, 2011.

On August 3, 2010, the Company entered into a Stock Purchase Agreement (“SPA”) with the Sellers to acquire all of the outstanding shares of Alfredo. Pursuant to the SPA, the Company issued an aggregate of 10,000,000 shares of common stock (the “Purchase Price Shares”) to Sellers and their designees.  Of the Purchase Price Shares, 8,800,000 that the Company issued directly to Sellers are subject to an 18 month lock-up period pursuant to the SPA.  If and when the following milestones are achieved with respect to a mine that the Company may develop on the Alfredo Property to recover iodine or nitrate (the “Alfredo Mine”), the SPA requires the Company to make the following additional payments to the Sellers:

a)	$1,000,000 upon the Board of Directors’ resolution to commence final engineering and design of the Alfredo Mine;

b)	A further $2,000,000 upon the Board of Directors’ resolution to commence construction of the Alfredo Mine; and

c)	A further $2,500,000 upon commencement of commercial production from the Alfredo Mine (meaning production at a rate of 75% of design capacity for 3 months).

The Sellers have the right to take any or all of the above milestone payments in shares of the Company’s common stock instead of cash, valued at the greater of (i) $0.25 per share or (ii) the average of the closing price of the common stock on the 30 trading days immediately preceding the relevant payment date.  The Company is under no obligation to achieve or pursue any of the milestones.

The SPA provides Sellers with preemptive rights in certain future financing transactions by the Company, provided that Sellers still own at least 50% of the Purchase Price Shares.  Such preemptive rights generally give Sellers the right to purchase up to 25% of the securities that the Company sells in any offering to which they apply.

The SPA also grants Sellers two interrelated options to purchase additional shares of common stock of the Company.

1)
First, within 60 days of closing under the SPA, Sellers may purchase between $2,500,000 and $10,000,000 of Units (as defined below) at a price of $25,000 per Unit.  Each “Unit” consists of (i) 100,000 shares of common stock; and (ii) five-year warrants to purchase 100,000 shares of common stock at an exercise price of $0.50 per share.  The option expired on October 3, 2010.

2)
Upon the Company’s completion of Canadian National Instrument 43-101 Inferred Resource Reports on the Alfredo Property and on at least one lithium property in Argentina, Sellers will have the right to subscribe for shares of the Company’s common stock having an aggregate purchase price of at least $2,500,000 if the first option was not exercised, and in any event not less than $1,000,000, up to a maximum of $10,000,000 less any amounts subscribed for pursuant to the first option.  If Sellers exercise this second option, then Sellers will pay a price per share equal to the greater of (i) $0.25 per share, and (ii) the thirty day volume-weighted average price of the Company’s common stock on its principal market at the time the Company notifies Sellers of its having completed the relevant 43-101 Inferred Resources Reports.

NOTE 13. SUBSEQUENT EVENTS

Stock transactions

On July 13, 2010, the Company held a second closing of the 2010 Unit Offering, selling a total of 2,000,000 2010 Units for aggregate gross proceeds of $500,000,$452,780 net after offering costs, at an offering price of $0.25 per 2010 Unit.  In connection with the second 2010 Unit Offering Closing, the Company also became obligated to issue to a placement agent five-year warrants to purchase an aggregate of 140,000 shares of common stock at an exercise price of $0.25 per share, and incurred placement agent fees of $35,000.

On September 13, 2010, the Company held the  final closing of the 2010 Unit Offering, selling an additional aggregate of 160,000 2010 Units for aggregate gross proceeds of $40,000, $35,330 net after offering costs, at an offering price of $0.25 per Unit.

As a result of the additional 2010 Units and Agent Warrants issued in the second 2010 Unit Offering closing and the final 2010 Unit Offering closing, the exercise prices and number of shares issuable upon exercise of the 2009 Warrants was further adjusted.  After September 13, 2010:  (i) the A Warrants were exercisable, in the aggregate, to purchase 7,106,004 shares of common stock for approximately $0.4788 per share; and (ii) the B Warrants were exercisable, in the aggregate, to purchase 7,112,456 shares of common stock for approximately $0.9026 per share.

Noto Acquisition

Under the Share Purchase Agreement, the Company acquired upon closing on July 30, 2010, one hundred percent (100%) of the issued and outstanding shares of Noto, for $300,000 in cash, of which $200,000 was paid during the year ending June 30, 2010 and recorded in mineral rights in the consolidated balance sheet, and $100,000 was paid subsequent to year-end on July 30, 2010 when the transaction closed. Noto’s only asset was the mineral interest in the Noto Properties.  Accordingly, the transaction was recorded as an asset purchase in July 2010.

MIZ

The Company retained Mr. Currin’s services as its Chief Operating Officer under an Employment Services Agreement, dated as of August 11, 2010, with MIZ Comercializadora, S. de R.L. (“MIZ”), a corporation owned in part by Mr. Currin.  The Company will pay MIZ a signing bonus of $100,000, payable as $10,000 in cash and $90,000 in 236,842 restricted shares of the Company’s common stock valued at $0.38 per share, the fair market value on August 11, 2010.

Pursuant to the Employment Services Agreement, the Company has granted to MIZ an award under the 2009 Plan pursuant to which the Company shall issue 2,500,000 restricted shares of its common stock (the “Restricted Stock”).  The shares of Restricted Stock vest in installments of between 300,000 and 1,000,000 shares upon the achievement of certain milestones set forth in the Employment Services Agreement, subject to acceleration upon a change of control or a termination of Mr. Currin’s employment by MIZ for Good Reason (as defined in the Employment Services Agreement) or by the Company for any reason other than for Cause (as defined in the Employment Services Agreement).  If his employment is terminated by the Company for Cause, or by Mr. Currin for any reason other than Good Reason, then all unvested Restricted Stock will immediately expire.

Pursuant to the Employment Services Agreement, the Company has granted to MIZ an option to purchase an aggregate of 1,000,000 shares of common stock under the 2009 Plan, exercisable at a price of $0.38 per share, the fair market value per share of common stock on August 11, 2010, with a term of ten years.  One-third of such options vest on each of August 11, 2011, 2012 and 2013.

86,965,136 Shares of Common Stock

Li3 Energy, Inc.

PROSPECTUS

__________, 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock.  The selling stockholders will not responsible for any of the expenses of this offering.

EXPENSE	AMOUNT
Registration fee		$2,323
Legal fees and expenses
Accounting fees and expenses
Transfer agents’ fees
Printing and engraving
Total	$

Item 14.  Indemnification of Directors and Officers.

Nevada Revised Statutes (NRS) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors, officers, employees and agents.  The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests.  In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our current and former directors, trustees, officers, employees and other agents against expenses (including attorneys’ fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by any such person, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws.  These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, trustee, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Item 15.  Recent Sales of Unregistered Securities.

During the last three years, we have issued unregistered securities to various persons, as described below.  None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering.  The sales of these securities were deemed to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), by virtue of Section 4(2) thereof, Regulation S promulgated thereunder and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates issued in such transactions.  All purchasers of our securities were accredited or sophisticated persons, or were non-U.S. persons, and had adequate access, through employment, business or other relationships, to information about us.

1.
On June 5, 2008, we issued a promissory note (the “2008 Note”) to one investor in exchange for a working capital loan of $50,000 to us.  The 2008 Note was issued in a private placement exempt from registration under the federal securities laws pursuant to Section 4(2) of the Act as a transaction not involving a public offering.

2.
On May 8, 2009, we issued a promissory note (the “2009 Note”) to one investor in exchange for a working capital loan of $45,000 to us.  The note holder has a right to convert any portion of the outstanding and unpaid principal and interest balance into the Company’s common shares at a conversion price to be mutually determined by the Company and the note holder.  The 2009 Note was issued in a private placement exempt from registration under the federal securities laws pursuant to Section 4(2) of the Act as a transaction not involving a public offering.

3.
On October 19, 2009, as compensation for services to the corporation, our Board of Directors approved the issuance as of that date of 1,500,000 shares of our common stock to our Chief Executive Officer, Luis Saenz.  This issuance of shares to Mr. Saenz was exempt from the registration requirements of the Act, pursuant to Section 4(2) of the Act as a transaction not involving a public offering.

4.
In November and December 2009, we conducted a private placement offering of units of our securities at a price of $0.25 per unit (the “2009 Offering”).  Each unit consisted of (i) one share of our common stock, (ii) a warrant representing the right to purchase one-half of one (0.5) share of common stock, exercisable for a period of five years at an exercise price of $0.50 per whole share (the “A Warrant”), and (iii) a warrant representing the right to purchase one-half of one (0.5) share of common stock, exercisable for a period of five years at an exercise price of $1.00 per whole share (the “B Warrant”).

(a)	At the initial closing on November 10, 2009, we sold 6,400,000 Units for an aggregate of price of $1,600,000.

(b)	On November 12, 2009, we completed the second closing of the 2009 Offering, in which we sold 2,120,000 units for an aggregate price of $530,000.

(c)	On November 17, 2009, we completed the third closing of the 2009 Offering, in which we sold 1,820,000 units for an aggregate price of $455,000.

(d)	On December 15, 2009, we completed the fourth closing of the 2009 Offering, in which we sold 1,900,000 units for an aggregate price of $475,000.

(e)	On December 23, 2009, we completed the fifth and final closing of the 2009 Offering, in which we sold 1,760,000 Units for an aggregate price of $440,000.

In the aggregate, the Company sold 14,000,000 Units for gross proceeds of $3,500,000 in the 2009 Offering.

The A Warrants and B Warrants contain weighted average anti-dilution protection in the event we subsequently issue shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.50 per share for A Warrant, and $1.00 per share for B Warrant.  Both the shares of common stock and the A Warrants and B Warrants contained in the units carry “piggyback” registration rights.

The 2009 Offering was conducted pursuant to the exemption from the registration requirements of the Act provided by Rule 506 of Regulation D and by Regulation S promulgated under the Act, and Section 4(2) of the Act.  The Units were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States.

Gottbetter Capital Markets, LLC (“GCM”), a broker-dealer, acted as placement agent for the 2009 Offering.  We paid GCM a fee in cash of 1% of the principal amount of each unit sold in the 2009 Offering, and, additionally, a cash commission of 7% and warrants (the “Agent A Warrants”) to purchase 3.5% of the number of shares of common stock included in the units sold to investors introduced by GCM and warrants (the “Agent B Warrants”) to purchase 3.5% of the number of shares of common stock included in the units sold to investors introduced by GCM.  The Company also paid a 7% cash commission and 3.5% Agent A Warrant coverage and 3.5% Agent B warrant coverage to a certain finders in connection with sales made in the 2009 Offering to investors introduced by the finder. The “Agent A Warrants” have a term of five years and are exercisable at $0.50 per share, and the Agent B Warrants” have a term of five years and are exercisable at $1.00 per share (subject to anti-dilution adjustment).  We issued a total of 101,500 Agent A Warrants and 101,500 Agent B Warrants.

5.
In June through September 2010, we conducted a private placement offering (the “First 2010 Offering”) of units of our securities  to institutional and accredited investors and non-U.S. persons at an offering price of $0.25 per unit. Each unit consisted of (i) one share of common stock, and (ii) a two-year warrant to purchase one share of common stock at an exercise price of $0.70 per share (the “C Warrants”).  Subsequent to the first closing, the Company revised the terms of the C Warrants to reduce the exercise price from $0.70 to $0.50 per share and to extend the term from two to five years.

(a)	On June 9, 2010, we held an initial closing of the First 2010 Offering, in which we sold 4,000,000 units for aggregate gross proceeds of $1,000,000.

(b)	On July 13, 2010, we held the second closing of the First 2010 Offering, in which we sold 2,000,000 units for aggregate gross proceeds of $500,000.

(c)	On September 13, 2010, we held the third and final closing of the First 2010 Offering, in which we sold 160,000 units for aggregate gross proceeds of $40,000.

In the aggregate, we sold 6,160,000 units for gross proceeds of $1,540,000 in the First 2010 Offering.

The C Warrants contain weighted average anti-dilution protection in the event we subsequently issue shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.50 per share.  Both the shares of common stock and the C Warrants contained in the units carry “piggyback” registration rights.

We entered into agreements to pay placement agents and/or finders cash fees of up to 7% of the purchase price of each unit sold in the First 2010 Offering to investors introduced to us by the relevant agent or finder (the “Introduced Investors”), and to issue each such agent or finder five-year warrants (the “Agent C Warrants”) exercisable at $0.25 per share to purchase a number of shares of common stock equal to up to 7% of the shares of common stock included in the units sold in the First 2010 Offering to the Introduced Investors.  We issued a total of 420,000 Agent C Warrants.

The First 2010 Offering was conducted pursuant to the exemption from the registration requirements of the Act provided by Rule 506 of Regulation D and by Regulation S promulgated under the Act, and Section 4(2) of the Act.  The units were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States.

6.
As of August 3, 2010, we issued 10,000,000 shares of common stock (the “Alfredo Purchase Price Shares”) to the Alfredo Sellers (as defined below) and their designees pursuant to a Stock Purchase Agreement with  Pacific Road Capital A Pty. Limited, as trustee for Pacific Road Resources Fund A (“Fund A”), Pacific Road Capital B Pty. Limited, as trustee for Pacific Road Resources Fund B (“Fund B”), and Pacific Road Capital Management G.P. Limited, as General Partner of Pacific Road Resources Fund L.P. (“PR Partnership” and, together with Fund A and Fund B, the “Alfredo Sellers”), pursuant to which we acquired all of the outstanding share capital of Alfredo Holdings, Ltd.

Our issuance of the Alfredo Purchase Price Shares was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering.

7.
Pursuant to our Employment Services Agreement dated as of August 11, 2010, with MIZ Comercializadora, S. de R.L. (“MIZ”) relating to R. Thomas Currin, Jr.’s serving as our Chief Operating Officer, we agreed to issue MIZ 236,842 shares of our common stock as a signing bonus, granted to MIZ an award under our 2009 Equity Incentive Plan pursuant to which issued 2,500,000 shares of Restricted Stock (as defined in the 2009 Plan) and granted to MIZ an option to purchase an aggregate of 1,000,000 shares of common stock under the 2009 Plan, exercisable at a price of $0.38 per share.  To the extent such issuances may be deemed sales of our equity securities, they were effected without registration in reliance upon the exemption from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as transactions not involving a public offering.

8.
On November 8, 2010, and November 15, 2010,  we held closings of a private placement offering (the “Second 2010 Offering”) of an aggregate of 4,000,000 units of our  securities to institutional and accredited investors and non-U.S. persons for aggregate gross proceeds of $200,000, at an offering price of $0.05 per unit.  Each unit consisted of (i) one share of common stock, and (ii) a five-year warrant to purchase one share of common stock at an exercise price of $0.05 per share (the “D Warrants”).

The subscription agreements relating to the Second 2010 Offering provide each subscriber with the right (the “Double Option”), subject to certain conditions, to purchase, at any time prior to November 8, 2011, a number of additional units on the same terms (“Double Units”) up to the number of units purchased at the closing of the Second 2010 Offering by such subscriber.

The D Warrants contain weighted average anti-dilution protection in the event we subsequently issue shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.05 per share.  Both the shares of common stock included in the units and the shares of common stock issuable upon exercise of the D Warrants contained in the units (including any Double Units) carry “piggyback” registration rights.

9.
As of November 24, 2010, we entered into a Termination, Settlement and Release Agreement, pursuant to which we settled certain potential claims in exchange for consideration that included 500,000 shares of our common stock (the “Settlement Shares”).  We valued the portion of the consideration received in the transaction on account of the Settlement Shares at $100,000, which is equal to the number of Settlement Shares multiplied by the $0.20 per share closing price of our common stock on November 24, 2010.  The issuance of the Settlement Shares was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as a transaction by an issuer not involving a public offering.

10.
On November 24, 2010, we entered into an agreement (the “Compensation Modification Agreement”) with LW Securities, Ltd. in connection with our First 2010 Offering.  The Compensation Modification Agreement provides, among other things, that in lieu of $105,000 of cash fees in connection with the First 2010 Offering, we would issue LW Securities 1,000,000 shares of our common stock (the “Fee Substitution Shares”).  The issuance of the Fee Substitution Shares was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as a transaction by an issuer not involving a public offering.

11.
On December 2, 2010, we issued 1,551,253 shares of common stock to Centurion Private Equity, LLC (the “Investor”) pursuant to an Investment Agreement dated as of December 2, 2010 (the “Investment Agreement”) with the Investor pursuant to the Investment Agreement.  On August 27, 2010, we had issued 87,096 shares of common stock to the Investor’s affiliate in connection with the proposed Investment Agreement.  These shares were issued as consideration for, and as an inducement to, the Investor entering into the Investment Agreement.  Our issuance of these shares was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder, as transactions by not involving a public offering.

12.
In December 2010 through February 2011, we conducted a private placement offering (the “Third 2010 Offering”) of units of our securities to institutional and accredited investors and non-U.S. persons, at an offering price of $0.15 per unit.  Each unit consisted of (i) one share of common stock, and (ii) a five-year warrant to purchase one share of common stock at an exercise price of $0.15 per share (the “E Warrants”).

(a)	On December 9, 2010, we held an initial closing of the Third 2010 Offering, in which we sold 3,333,338 units for aggregate gross proceeds of $500,000.

(b)	On December 17, 2010, we held a Third closing of the Third 2010 Offering, in which we sold 5,383,325 units for aggregate gross proceeds of approximately $807,499.

(c)	On December 30, 2010, we held a third closing of the Third 2010 Offering, in which we sold 766,667 units for aggregate gross proceeds of approximately $115,000.

(d)	On January 31, 2011, we held a fourth closing of the Third 2010 Offering, in which we sold 1,783,333 units for aggregate gross proceeds of approximately $267,500.

(e)	On February 23, 2011, we held the final closing of the Third 2010 Offering, in which we sold 400,000 Units in such closing for gross proceeds of $60,000.

In the aggregate, we sold 11,666,663 units for gross proceeds of approximately $1,750,000 in the Third 2010 Offering.

The E Warrants contain weighted average anti-dilution protection in the event we subsequently issue shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.15 per share.  Both the shares of common stock included in the units and the shares of common stock issuable upon exercise of the E Warrants contained in the units carry “piggyback” registration rights.

We entered into an agreement to pay a finder cash fees of 7% of the purchase price of each Unit sold in the Third 2010 Offering to investors introduced to us by the finder (the “Introduced Investors”), and to issue such finder E Warrants to purchase a number of shares of common stock equal to up to 7% of the shares of common stock included in the units sold in the Third 2010 Offering to the Introduced Investors.  We issued a total of 723,333 E Warrants to the finder.

The Third 2010 Offering was conducted pursuant to the exemption from the registration requirements of the Act provided by Rule 506 of Regulation D and by Regulation S promulgated under the Act, and Section 4(2) of the Act.  The units were offered and sold only to “accredited investors,” as that term is defined by Rule 501 of Regulation D, and/or to persons who were neither resident in, nor citizens of, the United States.

13.
As of December 14, 2010, we reached an agreement with MIZ to issue 500,000 shares of common stock (the “Salary Shares”) to MIZ in lieu of the Company’s obligations under the Employment Services Agreement to pay an aggregate of approximately $78,356 in base salary for the executive’s services from August 11, 2010, through December 31, 2010.  The issuance of the Salary Shares was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as a transaction not involving a public offering.

14.
As of December 30, 2010, we reached an agreement (the “Settlement Agreement”) with an individual we had been considering hiring as an executive officer (the “Candidate”) to settle certain potential claims relating to our proposed hire of the Candidate.  Pursuant to the Settlement Agreement, we agreed, among other things, to issue 1,000,000 shares of common stock (the “Settlement Shares”) to the Candidate.  We valued the portion of the consideration received in the transaction on account of the Settlement Shares at $200,000, which is equal to the number of Settlement Shares multiplied by the $0.20 per share closing price of the common stock on December 30, 2010.  The issuance of the Settlement Shares was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as a transaction not involving a public offering.

15.
As of December 30, 2010, the Company reached an agreement with its outside counsel (the “Firm”), pursuant to which the Company issued 608,310 shares of common stock (the “Fee Shares”) to the firm in lieu of approximately $91,247 of outstanding legal fees and expenses.  The issuance of the Fee Shares was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering.

16.
On January 26, 2011, February 9, 2011, February 16, 2011, and March 4, 2011, subscribers in the Second 2010 Offering exercised their Double Options to purchase an aggregate of 3,800,000 Double Units for aggregate gross proceeds to us of $190,000.  The issuance of the Double Units and the securities contained therein were exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as transactions not involving a public offering.

17.
In March through May 2011, we made a private solicitation of the holders of our outstanding E Warrants to exercise such warrants immediately (at $0.15 per share) in exchange for new warrants (the “F Warrants”) with the same expiration date and an exercise price of $0.50 per share in a number equal to one-half of the number of shares of common stock for which an E Warrant holder should exercise its E Warrants.  In total, we received $1,243,500 in gross warrant exercise proceeds, and we issued 7,423,336 new shares of common stock and F Warrants to purchase approximately 3,811,672 shares of common stock in connection with the warrant exercise solicitation.  The issuance of the F Warrants was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as transactions not involving a public offering.

We agreed to pay a finder cash fees of 5% of the aggregate exercise price of the E Warrants exercised in the solicitation.

18.
In April and May 2011, we conducted a private placement offering (the “2011 Offering”) with respect to units of our securities to institutional and accredited investors and non-U.S. persons, at an offering price of $0.27 per Unit.  Each unit consisted of (i) one share of our common stock, and (ii) a three-year warrant to purchase one-half of a share of common stock, at an exercise price of $0.40 per whole share (the “G Warrants”).

(a)	On April 7, 2011, we held the first closing of the 2011 Offering, in which we sold 7,406,666 units for aggregate gross proceeds of approximately $1,999,800.

(b)	On April 13, 2011, we held the first closing of the 2011 Offering, in which we sold 3,354,408 units for aggregate gross proceeds of approximately $905,690.

(c)	On May 3, 2011, we held the first closing of the 2011 Offering, in which we sold 2,275,926 units for aggregate gross proceeds of approximately $614,500.

(d)	On May 6, 2011, we held the first closing of the 2011 Offering, in which we sold 2,861,482 units for aggregate gross proceeds of approximately $772,600.

(e)	On May 19, 2011, we held the first closing of the 2011 Offering, in which we sold 8,021,589 units for aggregate gross proceeds of approximately $2,165,829.

In the aggregate, we sold 23,920,071 units for gross proceeds of approximately $6,458,419 in the 2011 Offering.

The G Warrants contain weighted average anti-dilution protection in the event we subsequently issue shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.40 per share.

We agreed to file a registration statement with the SEC by June 21, 2011, to register the shares of common stock and the shares of common stock underlying the G Warrants under the Act, and to use our best efforts to cause such registration statement to become effective within 150 days after the filing date, all at our own expense.  If we do not meet these deadlines, we have agreed to pay the investors monetary penalties of 2% of their investment per month until such failures are cured (up to an aggregate maximum penalty of 10%).

We entered into agreements with placement agents to pay cash fees of 8% of the purchase price of each unit sold in the 2011 Offering to investors introduced to us by such agent (the “Introduced Investors”), and to issue such agent three-year warrants (the “Agent G Warrants”) exercisable at $0.27 per share to purchase a number of shares of common stock equal to up to 8% of the shares of Common Stock included in the units sold in the 2011 Offering to the Introduced Investors.  We issued a total of 1,913,606 Agent G Warrants.

The sale of the units on the 2011 Offering and the securities contained therein were exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as transactions not involving a public offering.

19.
On May 2, 2011, we entered into and simultaneously closed under a Credit Agreement for a $1.5 million bridge loan with three private institutional investors.  Under the Credit Agreement, we issued to each lender a zero-coupon original issue discount note due February 2, 2012.  The notes are convertible into shares of our common stock at the lender’s option at a price of $0.40 per share.  The aggregate face amount of the notes at maturity is $1,677,438.  We may prepay the notes at our option (together with accrued original issue discount), and we must prepay them (together with accrued original issue discount) first out of the net proceeds of any future capital raising transactions by us.  The issuance of the notes was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as transactions not involving a public offering.

We also agreed to issue to the lenders (pro rata) warrants to purchase an aggregate of 1,500,000 shares of our common stock, exercisable for five years at an exercise price of $0.50 per share. These warrants contain weighted average anti-dilution protection in the event we subsequently issue shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.50 per share.

We agreed to pay an arranger cash fees of 5% of the aggregate issue price of the notes and to issue the arranger warrants to purchase an aggregate of 75,000 shares of our common stock, exercisable for five years at an exercise price of $0.40 per share.  These warrants contain weighted average anti-dilution protection in the event we subsequently issue shares of common stock, or securities convertible into shares of common stock, for a price of less than $0.40 per share.

20.
On May 6, 2011, we entered into a Memorandum of Understanding with POSCO (the “POSCO MOU”), pursuant to which we will explore and evaluate a joint business opportunity, including but not limited to the evaluation of establishing a pilot plant in Korea and or in Chile and, if successful, a commercial plant, with POSCO investing capital and securing rights to purchase production.  Pursuant to the POSCO MOU, we granted to POSCO (or any affiliate POSCO may designate), an option (the “POSCO Option”), initially exercisable until June 30, 2011, to purchase for $0.27 per unit, up to $25 million dollars of units of our restricted securities, with each unit consisting of one share of our common stock and a three-year warrant to purchase one-half of one share of our common stock for $0.40 per whole share.  On June 30, 2011, we entered into a letter agreement with POSCO to extend the term of the POSCO MOU.  As a result of such extension, the POSCO Option is now exercisable until August 31, 2011.  The issuance of the option to POSCO was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as a transaction by an issuer not involving a public offering.

21.
On May 20, 2011, we issued 127,500,000 shares of common stock to the Maricunga Sellers and their agents in partial consideration for the acquisition of the Maricunga property.  The issuance of these shares was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering.

22.
On June 27, 2011, we issued 120,000 shares of common stock to GMFB Communications Inc. (“GMFB”) in lieu of $30,000 payable under an Investor Relations Agreement with GMFB, dated January 15, 2010, as amended. The issuance of these shares was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D and/or Regulation S promulgated thereunder, as transactions by an issuer not involving a public offering.

23.
On June 27, 2011, in exchange for consulting and advisory services provided to the Company with respect to its acquisition of an interest in the Maricunga Project and its entering into the POSCO MOU, the Company issued to a consultant warrants to purchase an aggregate of 800,000 shares of common stock, exercisable until April 6, 2014, at an exercisable price of $0.40 per share. The issuance of these warrants was exempt from the registration requirements of the Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

We effected two separate stock splits in the form of dividends with respect to our common stock. The first was a 3.031578-for-1 forward split for which the record and effective dates were July 21, 2008 and July 29, 2008, respectively.  The second was a 15.625-for-1 forward split for which the record and effective dates were November 6, 2009 and November 16, 2009, respectively.  All historical share and per share amounts abovehave been adjusted to reflect such stock splits.

Item 16.  Exhibits.

The following exhibits are filed as part of this Registration Statement.

In reviewing the agreements included as exhibits to this Registration Statement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about the Company or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about the Company may be found elsewhere in this Registration Statement and the Company’s other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number		Description

3.1		Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on June 24, 2005 (1)

3.2		Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on July 11, 2008 (2)

3.3		Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on October 19, 2009 (4)

3.4		Certificate of Amendment to Articles of Incorporation of Registrant as filed with the Nevada Secretary of State on March 15, 2011 (17)

3.5		Bylaws of the Registrant (1)

4.1		Form of Investor A Warrant of the Registrant, issued in connection with a private placement of which several closings were held in November and December of 2009 (5)

4.2		Form of Investor B Warrant of the Registrant, issued in connection with a private placement of which several closings were held in November and December of 2009 (5)

4.3		Form of Warrant of the Registrant, issued in connection with a private placement of which several closings were held in June, July and September of 2010 (10)

5.1	**	Opinion of [_____________________]

10.1 †	Registrant’s 2009 Stock Incentive Plan adopted October 19, 2009 (5)

10.2 †	Form of Stock Option Agreement under the Registrant’s 2009 Equity Incentive Plan (5)

10.3	Form of Subscription Agreement between the Registrant and each subscriber in a private placement offering of units (5)

10.4	Split-Off Agreement between the Registrant and John Suk, dated as of October 19, 2009 (8)

10.5	General Release Agreement between the Registrant and John Suk, dated as of October 19, 2009 (8)

10.6	Asset Purchase Agreement, dated as of February 16, 2010, among the Registrant, Next Lithium Corp. and Next Lithium (Nevada) Corp. (7)

10.7
Option Agreement, dated October 30, 2009, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.), relating to the CSV Placer Mineral Claims, LM Placer Mineral Claims and MW Placer Mineral Claims (7)

10.8	Option Agreement, dated October 30, 2009, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.), relating to the BSV Placer Mineral Claims (7)

10.9	Amendment to CSV, LM and MW Option Agreement, dated as of February 16, 2010, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.) (7)

10.10	Amendment to BSV Option Agreement, dated as of February 16, 2010, among GeoXplor Corp. and the Registrant (as successor to Next Lithium Corp. and Next Lithium (Nevada) Corp.) (7)

10.11
Consent to Assignment Agreement, dated as of February 16, 2010, among GeoXplor Corp., Next Lithium Corp., Next Lithium (Nevada) Corp. and the Registrant, relating to the CSV, LM and MW Option Agreement and the BSV Option Agreement (7)

10.12	Registration Rights Agreement, dated as of February 16, 2010, among the Registrant, Next Lithium Corp. and Next Lithium (Nevada) Corp. (7)

10.13	Escrow Agreement, dated as of February 16, 2010, among the Registrant, Next Lithium Corp., Next Lithium (Nevada) Corp. and Gottbetter & Partners, LLP, as escrow agent (7)

10.14 †	Engagement Letter, dated January 7, 2010, between the Registrant and Marin Management Services, LLC (8)

10.15	Assignment Agreement, dated as of March 12 , 2010, between Puna Lithium Corporation and the Registrant (8)

10.16	Master Option Agreement, dated as of March 12, 2010, between Lacus Minerals S.A. and the Registrant (8)

10.17	Share Purchase Agreement, dated as of March 12, 2010, among the Registrant, Beatriz Silvia Vasques Nístico and Daniel Boris Gordon (8)

10.18	Form of Subscription Agreement between the Registrant and each subscriber in the private placement of which several closings were held in June, July and September of 2010 (10)

10.19	Form of Registration Rights Agreement between the Registrant and the subscribers in the private placement of which several closings were held in June, July and September of 2010 (9)

10.20	Addendum to Master Option Agreement between Lacus Minerals S.A. and the Registrant, dated as of July 29, 2010 (12)

10.21
Stock Purchase Agreement, dated as of August 3, 2010, among the Registrant, Pacific Road Capital A Pty. Limited, as trustee for Pacific Road Resources Fund A, Pacific Road Capital B Pty. Limited, as trustee for Pacific Road Resources Fund B, and Pacific Road Capital Management G.P. Limited, as General Partner of Pacific Road Resources Fund L.P. (11)

10.22†		Employment Services Agreement, dated as of August 11, 2010, between the Registrant and MIZ Comercializadora, S. de R.L. (12)

10.23†		Form of Restricted Stock Agreement, dated as of August 11, 2010, between the Registrant and MIZ Comercializadora, S. de R.L. (12)

10.24		Letter Agreement between the Registrant and LW Securities, Ltd., dated November 24, 2010 (13)

10.25		Form of Subscription Agreement between the Registrant and each Subscriber in the Second 2010 Unit Offering (13)

10.26		Form of Warrant included in the D Units sold in the Second 2010 Unit Offering (13)

10.27		Investment Agreement, dated as of December 2, 2010, between the Registrant and Centurion Private Equity, LLC (14)

10.28		Registration Rights Agreement, dated as of December 2, 2010, between the Registrant and Centurion Private Equity, LLC (14)

10.29		Form of Subscription Agreement between the Registrant and each Subscriber in the Third 2010 Unit Offering (15)

10.30		Form of Warrant included in the E Units sold in the Third 2010 Unit Offering (15)

10.31 †		Amendment No. 1 to Employment Services Agreement, dated as of December 14, 2010, between the Registrant and MIZ Comercializadora, S. de R.L. (13)

10.32		Settlement Agreement, dated as of December 30, 2010, between the Registrant and Robert James Sedgemore (13)

10.33
Binding Letter of Intent between the Registrant and shareholders of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga, dated as of February 24, 2011, relating to Registrant’s acquisition of a controlling interest in certain assets (16)

10.34		Form of Securities Purchase Agreement between the Registrant and each subscriber in connection with private placement of units in April and May, 2011 (16)

10.35		Form of Warrant included in the units issued in private placement in April and May, 2011.

10.36		Form of Registration Rights Agreement between the Registrant and each subscriber in connection with private placement of units in April and May, 2011 (16)

10.37
Amending Agreement, dated as of March 30, 2011, between the Registrant and the Alfredo Sellers, amending the Stock Purchase Agreement between Registrant and the Alfredo Sellers dated as of August 3, 2010 (16)

10.38		Credit Agreement, dated as of May 2, 2011, between the Registrant and certain private institutional investors (16)

10.39		Framework Contract of Mining Project Development and Buying and Selling of Shares of Sociedades Legales Mineras Litio 1 a 6 de la Sierra Hoyada de Maricunga dated as of May 20, 2011 (16)

23.1	*	Consent of GBH CPAs, PC

23.2	*	Consent of PLS CPA, A Professional Corp.

24.1	*	Power of Attorney (included on Signature Page)

(1)
Filed with the Securities and Exchange Commission on August 19, 2005 as an exhibit to the Registrant’s registration statement on Form SB-2 (SEC File No. 333-127703), which exhibit is incorporated herein by reference.

(2)	Filed with the Securities and Exchange Commission on July 29, 2008 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(3)	Filed with the Securities and Exchange Commission on September 25, 2009 as an exhibit to the Registrant’s annual report on Form 10-K, which exhibit is incorporated herein by reference.

(4)	Filed with the Securities and Exchange Commission on October 23, 2009 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(5)	Filed with the Securities and Exchange Commission on November 16, 2009 as an exhibit to the Registrant’s quarterly report on Form 10-Q, which exhibit is incorporated herein by reference.

(6)	Filed with the Securities and Exchange Commission on January 25, 2010 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(7)	Filed with the Securities and Exchange Commission on March 18, 2010 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(8)	Filed with the Securities and Exchange Commission on May 14, 2010 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(9)	Filed with the Securities and Exchange Commission on June 15, 2010 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(10)	Filed with the Securities and Exchange Commission on July 19, 2010 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(11)	Filed with the Securities and Exchange Commission on August 9, 2010 as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(12)	Filed with the Securities and Exchange Commission on November 4, 2010, as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(13)	Filed with the Securities and Exchange Commission on February 22, 2011, as an exhibit to the Registrant’s quarterly report on Form 10-Q, which exhibit is incorporated herein by reference.

(14)	Filed with the Securities and Exchange Commission on December 8, 2010, as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(15)	Filed with the Securities and Exchange Commission on December 15, 2010, as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

(16)	Filed with the Securities and Exchange Commission on May 23, 2011, as an exhibit to the Registrant’s quarterly report on Form 10-Q, which exhibit is incorporated herein by reference.

(17)	Filed with the Securities and Exchange Commission on March 21, 2011, as an exhibit to the Registrant’s current report on Form 8-K, which exhibit is incorporated herein by reference.

*       Filed herewith.
**     To be filed by amendment.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in, on July 1, 2011.

Li3 Energy, Inc.

By:	/s/ Luis Saenz
Name:	Luis Saenz
Title:	Chief Executive Officer

By:	/s/ Eric E. Marin
Name:	Eric E. Marin
Title:	Interim Chief Financial Officer

POWER OF ATTORNEY

Know all men by these presents, that the undersigned directors and officers of Li3 Energy,  Inc., a Nevada corporation, which is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission, Washington, D.C. 20549, under the provisions of the Securities Act of 1933, hereby constitute and appoint Adam S. Gottbetter, Barrett S. DiPaolo, Paul C. Levites and David M. Zlotchew, and each of them, the individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments, to the registration statement, including a prospectus or an amended prospectus therein, and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Luis Saenz
Luis Saenz	Chief Executive Officer and Director	July 1, 2011

/s/ David Rector
David Rector	President, Treasurer, Secretary and Director	July 1, 2011

/s/ Anthony Hawkshaw
Anthony Hawkshaw	Director	July 1, 2011

/s/ Harvey McKenzie
Harvey McKenzie	Director	July 1, 2011

/s/ Kjeld Thygesen
Kjeld Thygesen	Director	July 1, 2011

David G. Wahl	Director

EXHIBIT INDEX

Exhibit Number	Description
23.1	Consent of GBH CPAs, PC
23.2	Consent of PLS CPA, A Professional Corp.